                                                                    Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

------------------------------------------
                                          )
In re:                                    )     Chapter 11
                                          )
      PINNACLE TOWERS III INC., ET AL.,   )     Case Nos. 02-12477 and 02-12482
                                          )             through 02-12484
                                          )
            Debtors.                      )     Jointly Administered
                                          )     Hon. Burton R. Lifland
                                          )
------------------------------------------

                       FIRST AMENDED DISCLOSURE STATEMENT
                       FOR JOINT PLAN OF REORGANIZATION OF
                  PINNACLE HOLDINGS INC., PINNACLE TOWERS INC.,
             PINNACLE TOWERS III, INC. AND PINNACLE SAN ANTONIO LLC
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                                  JUNE 27, 2002


                                 IMPORTANT DATES

Date by which Ballots must be received: JULY 23, 2002

Date by which Election Forms must be received:  JULY 23, 2002

Date by which objections to Confirmation of the Plan must be filed and served:
JULY 23, 2002

Hearing on Confirmation of the Plan:  JULY 30, 2002

      11 U.S.C. Section 1125(B) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. Section 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES

                         Sandra E.  Mayerson, Esq.
                         Barbra R. Parlin, Esq.
                         HOLLAND & KNIGHT LLP
                         195 Broadway, 24th Floor
                         New York, NY 10007
                         Telephone: (212) 513-3200
                         Facsimile:   (212) 385-9010

          Counsel for Pinnacle Towers III Inc., Pinnacle Holdings Inc.,
                Pinnacle Towers Inc. and Pinnacle San Antonio LLC

                      FIRST AMENDED DISCLOSURE STATEMENT OF
                PINNACLE TOWERS III INC., PINNACLE HOLDINGS INC.,
                PINNACLE TOWERS INC. AND PINNACLE SAN ANTONIO LLC

Pinnacle Holdings Inc. ("PHI"), Pinnacle Towers Inc. ("PTI"), Pinnacle Towers III Inc. ("PT-III") and Pinnacle San Antonio LLC ("PSA") (PHI, PTI, PT-III and PSA collectively are referred to herein as the "Debtors") transmit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., to each known holder of an Allowed Claim against or Interest in the Debtors in Classes PHI-6, PHI-7 and PHI-8, and to certain other persons who may request a copy. The purpose of this Disclosure Statement is to provide information deemed adequate by the United States Bankruptcy Court for the Southern District of New York (the "Court") for each holder of an Allowed Claim or Interest who is Impaired to make an informed decision in exercising its rights to vote for acceptance or rejection of the First Amended Joint Plan of Reorganization dated June 27, 2002, as amended (the "Plan"), and filed by the Debtors with the Court. The Plan provides for a transaction (the "Transaction") contemplated by the Securities Purchase Agreement among PHI and PTI on the one hand, and Fortress Registered Investment Trust ("Fortress") and Greenhill Capital Partners, L.P. (collectively with certain of its related partnerships, "Greenhill," and collectively with Fortress, the "Investors") on the other hand (the "Securities Purchase Agreement"), by which the Debtors are to undergo a restructuring to increase their liquidity, as more fully described in the Securities Purchase Agreement.

THE DEFINITIONS IN ARTICLE ONE OF THE PLAN ARE INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. DEFINED TERMS ARE CAPITALIZED. A HEARING ON CONFIRMATION OF THE PLAN IS SCHEDULED FOR JULY 30, 2002, 10:00 A.M., E.D.T., AT THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. PARTIES IN INTEREST HAVE A RIGHT TO ATTEND AND PARTICIPATE AT THIS HEARING. YOUR OBJECTION MUST BE IN WRITING, FILED AND SERVED SO AS TO BE RECEIVED BY 3:00 P.M., E.D.T., ON JULY 23, 2002, IN ORDER TO BE HEARD AT THE HEARING. THIS HEARING DATE MAY BE ADJOURNED TO A DIFFERENT DATE WITHOUT FURTHER WRITTEN NOTICE PROVIDED.

A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF A CLAIM OR INTEREST WHO ARE ENTITLED TO VOTE IS IMPORTANT. THE MANAGEMENT OF EACH OF THE DEBTORS RECOMMENDS THAT THE HOLDERS OF ALLOWED CLAIMS AND INTERESTS VOTE IN FAVOR OF THE PLAN, AS THEY BELIEVE THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND INTEREST HOLDERS. ACCORDINGLY, CREDITORS AND INTEREST HOLDERS ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING AND ELECTION INSTRUCTIONS ARE SET FORTH AT PAGES 4 THROUGH 8 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EDT., ON July 23, 2002. CREDITORS AND INTEREST HOLDERS ARE URGED TO READ THE ENTIRE PLAN AND DISCLOSURE STATEMENT BEFORE VOTING. TO BE VALID, ELECTION FORMS, TOGETHER WITH THE RELATED "AGENT'S MESSAGES", MUST BE SUBMITTED BY THE SAME DATE AND TIME.

For the Plan to be confirmed, the Plan must be accepted by at least one non-insider Impaired Class of Claims or Interests. A Claim or Interest that will not be repaid in full or as to which the legal rights are altered is Impaired. A holder of an Impaired Claim or Interest is entitled to vote to accept or reject the Plan if such Impaired Claim or Interest has been Allowed under section 502 of the Bankruptcy Code, or temporarily allowed for voting purposes under Rule 3018 of the Federal Rules of Bankruptcy Procedure. For a Class of Claims or Interests to vote to accept the Plan, votes representing at least two-thirds in amount and more than one-half in number of Claims or Interests voted in that Class must be cast in favor of acceptance of the Plan. As more completely described below, the Debtors are seeking acceptances from Holders of Allowed Claims or Interests in the following Classes:

      Class PHI-6 Claims. Class PHI-6 consists of the Senior Note Claims against PHI.

      Class PHI-7 Claims. Class PHI-7 consists of the Convertible Note Claims against PHI.

      Class PHI-8 Claims. Class PHI-8 consists of all Equity Securities Interests in PHI.

Section 1129 of the Bankruptcy Code provides that, so long as one Impaired Class of Claims accepts a plan (excluding any acceptance by the debtor's "insiders," as defined in section 101(31) of the Bankruptcy Code), a debtor may seek confirmation, despite the rejection of the plan by one or more Impaired Classes. This is typically called a "cramdown" plan. If an Impaired Class rejects a plan, no Claim or Interest junior to the most senior rejecting Class may retain or receive property pursuant to the plan unless the senior rejecting Class is paid in full or such junior Class provides a new contribution to the debtor. For a plan to be confirmed over the objections of a rejecting class, the court must find that the plan does not unfairly discriminate against, and is fair and equitable to, the rejecting Class. The Debtors do not anticipate that they will need to seek Confirmation under the cramdown provisions, however, they believe they can successfully do so, if required. In the event that any Class of Claims or Interests designated herein as unimpaired is held to be Impaired and therefore entitled to vote, the Debtors in their discretion after consultation with the Investors may deem such Class to have been rejected, and may seek to confirm their Plan under Section 1129(b) in lieu of soliciting votes.

THIS DISCLOSURE STATEMENT DESCRIBES VARIOUS TRANSACTIONS CONTEMPLATED UNDER THE PLAN AND THE SECURITIES PURCHASE AGREEMENT AND DESCRIBES CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION BUT IS NOT A SUBSTITUTE FOR THE PLAN, THE SECURITIES PURCHASE AGREEMENT OR SUCH OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE DESCRIPTIONS contained in this Disclosure Statement OF THE PLAN, THE SECURITIES PURCHASE AGREEMENT AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION WHICH ARE EXHIBITS TO THIS DISCLOSURE STATEMENT are qualified by sucH EXHIBITS, which should be read in THEIR entirety. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU ARE URGED TO STUDY THE PLAN IN FULL AND TO CONSULT WITH YOUR COUNSEL AND TAX ADVISORS ABOUT THE PLAN AND ITS IMPACT UPON YOUR LEGAL RIGHTS, INCLUDING POSSIBLE TAX CONSEQUENCES. PLEASE READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY BEFORE VOTING ON

THE PLAN. THE TERMS OF THE PLAN SHALL GOVERN IN CASE OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE DEBTORS' PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR OF LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR INVOLVING ANY LEGAL EFFECTS OF THE REORGANIZATION OF THE DEBTORS OR CLAIMANTS HOLDING CLAIMS OR INTEREST HOLDERS HOLDING INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BY ITS NATURE, IS FORWARD LOOKING, CONTAINS PROJECTIONS WHICH MAY PROVE TO BE WRONG, OR WHICH MAY BE DIFFERENT FROM ACTUAL RESULTS.

AS TO CONTESTED MATTERS, INFORMATION IN THIS DISCLOSURE STATEMENT IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHER SOURCES ARE IDENTIFIED. THE MANAGEMENT OF THE DEBTORS AUTHORIZE NO REPRESENTATIONS CONCERNING THE DEBTORS, THE VALUE OF THEIR PROPERTIES OR THE PLAN OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT AND ACCOMPANYING DOCUMENTS OR, SUBSEQUENT TO A FILING BY THE DEBTORS UNDER THE BANKRUPTCY CODE, BY THE COURT. YOU SHOULD NOT RELY ON ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. THE MANAGEMENT OF THE DEBTORS BELIEVES THAT THE CONTENTS OF THIS DISCLOSURE STATEMENT ARE COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. HOWEVER, NEITHER THE DEBTORS' MANAGEMENT, NOR ANY OTHER PARTY THAT CONSENTS TO THIS DISCLOSURE STATEMENT WARRANTS OR REPRESENTS THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT INACCURACY. IN PARTICULAR, THE FEASIBILITY OF THE PLAN IS SUBJECT TO A NUMBER OF ASSUMPTIONS WHICH may be altered by EVENTS AND FORCES BEYOND THE DEBTORS' CONTROL.

THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY

OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THIS DISCLOSURE STATEMENT UNLESS SO SPECIFIED. ALTHOUGH THE DEBTORS HAVE ENDEAVORED TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED EXCEPT FOR THE FINANCIAL STATEMENTS INCLUDED IN PHI'S ANNUAL REPORT ON FORM 10-K INCLUDED AS EXHIBIT C TO THIS DISCLOSURE STATEMENT.

THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, THE EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

SEE SECTION V OF THIS DISCLOSURE STATEMENT, "RISK FACTORS", FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED EQUITY INTEREST TO ACCEPT THE PLAN OR ACCEPT NEW COMMON STOCK OR NEW WARRANTS AS CONSIDERATION UNDER THE PLAN.

FOR NON U.S. HOLDERS ONLY: THE DISTRIBUTION OF THIS DISCLOSURE STATEMENT AND THE ISSUE OR TAKING UP OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE THE UNITED STATES. NO ACTION HAS BEEN TAKEN BY THE DEBTORS THAT WOULD PERMIT AN OFFER OF ANY SECURITIES ISSUED

UNDER THE PLAN OR POSSESSION OR DISTRIBUTION OF THIS DISCLOSURE STATEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS INTO WHOSE POSSESSION THIS DISCLOSURE STATEMENT COMES ARE REQUIRED BY THE DEBTORS TO INFORM THEMSELVES ABOUT AND TO OBSERVE SUCH RESTRICTIONS. IN ADDITION, THE DEBTORS RECOMMEND THAT HOLDERS OR POTENTIAL HOLDERS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN ADVISORS CONCERNING ANY LIMITATIONS ON THEIR RIGHT TO TRANSFER SUCH SECURITIES. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, OR THE SOLICITATION OF ANY OFFER TO BUY OR SUBSCRIBE FOR ANY SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. TO THE EXTENT THAT THE DEBTORS ARE REQUIRED TO COMPLY WITH CERTAIN REQUIREMENTS OF JURISDICTIONS IN WHICH HOLDERS OF SECURITIES OF THE DEBTORS RESIDE DUE TO THE PARTICIPATION OF HOLDERS IN SUCH JURISDICTIONS IN ANY VOTE OR ELECTION WITH RESPECT TO THE PLAN, THE DEBTORS SHALL NOT BE REQUIRED TO TAKE SUCH PARTICIPATION INTO ACCOUNT.

                                TABLE OF CONTENTS
                                                                           Page

I.    OVERVIEW............................................................   1

   A. Proposed Transaction Central to Plan................................   1

   B. Summary of Proposed Distributions...................................   2

    1.   Classification of Claims Against all Debtors.....................   2

    2.   Classification of Claims Against and Interests in PHI............   3

    3.   Classification of Claims Against and Interests in PTI............   3

    4.   Classification of Claims Against and Interests in PT-III.........   4

    5.   Classification of Claims Against and Interests in PSA............   4

   C. Voting and Election Instructions and Confirmation of the Plan.......   4

   D. Confirmation of the Plan With and Without Necessary Acceptances.....  11

   E. Confirmation Hearing................................................  12

II.   THE COMPANY/INDUSTRY................................................  14

   A. Industry Background.................................................  14

    1.   The Wireless Communications Industry.............................  14

    2.   The Communications Site Rental Industry..........................  17

   B. Description of the Debtors..........................................  19

    1.   Overview.........................................................  19

    2.   Security Ownership of Certain Beneficial Owners and Management...  20

    3.   Summary of Capital Structure of Debtors on a consolidated basis:.  21

    4.   Events Precipitating Chapter 11 Petition.........................  24

    5.   Settlement of Class Action Case..................................  27

   C. Proposed Transaction................................................  28

    1.   Description of Fortress and Greenhill............................  28

    2.   Securities Purchase Agreement....................................  30

    3.   Lock-Up Agreements...............................................  34

    4.   Investor Agreement...............................................  35

    5.   Warrants.........................................................  36

   D. Significant Events of the Reorganization Period.....................  37

    1.   DIP Facility.....................................................  37

    2.   Engagement of Professionals......................................  38

    3.   First Day Orders.................................................  39

    4.   Rejection of Executory Contracts.................................  39

   E. Historical Financial Statements.....................................  40

   F. Management Discussion of Financial Results for years Ended
      December 31, 1999, 2000, and 2001...................................  40


III.  SUMMARY OF THE PLAN.................................................  40

   A. General Features of the Plan........................................  40

   B. Unclassified Claims.................................................  40

   C. Claims Against All Debtors..........................................  41

    1.   Class 1 Claims...................................................  41

   D. Classes of Claims Against and Interests In PHI......................  41

    1.   Class PHI-1 Claims...............................................  41

    2.   Class PHI-2 Claims...............................................  42

    3.   Class PHI-3 Claims...............................................  42

    4.   Class PHI-4 Claims...............................................  42

    5.   Class PHI-R Claims...............................................  43

    6.   Class PHI-5 Claims...............................................  43

    7.   Class PHI-6 Claims...............................................  43

    8.   Class PHI-7 Claims...............................................  45

    9.   Class PHI-8 Interests............................................  46

   E. Classes of Claims Against and Interests In PTI......................  47

    1.   Class PTI-1 Claims...............................................  47

    2.   Class PTI-2 Claims...............................................  48

    3.   Class PTI-3 Claims...............................................  48

    4.   Class PTI-4 Claims...............................................  49

    5.   Class PTI-5 Claims...............................................  49

    6.   Class PTI-6 Claims...............................................  49

    7.   Class PTI-7 Claims...............................................  49

    8.   Class PTI-8 Claims...............................................  50

   F. Classes of Claims Against and Interests In PT-III...................  50

    1.   Class PT-III-1 Claims............................................  50

    2.   Class PT-III-2 Claims............................................  50

    3.   Class PT-III-3 Claims............................................  51

    4.   Class PT-III-4 Claims............................................  51

   G. Classes of Claims Against and Interests In PSA......................  51

    1.   Class PSA-1 Claims...............................................  51

    2.   Class PSA-2 Claims...............................................  52

    3.   Class PSA-3 Claims...............................................  52

    4.   Class PSA-4 Claims...............................................  52

   H. Unclaimed Property..................................................  53

   I. Plan Implementation.................................................  53

    1.   The Transaction..................................................  53

    2.   Continuation of Business Operations..............................  53

    3.   Management.......................................................  55

    4.   Exit Facility....................................................  65

    5.   Releases, Injunction and Exculpation.............................  65

    6.   Conditions to Closing............................................  70

   J. Objections to Claims................................................  71


IV.   FEASIBILITY OF THE PLAN.............................................  72

   A. Long-Term Feasibility...............................................  72

   B. Alternatives to the Plan and Liquidation Analysis...................  79

    1.   Best Interests and Cramdown Test.................................  79

    2.   Liquidation Value of the Debtors.................................  79


V.    RISK FACTORS........................................................  87

   A. Certain Bankruptcy Considerations...................................  87

    1.   Failure of the Securities Purchase Agreement to Close............  88

    2.   No Guarantee That Projections Will Be Realized...................  88

    3.   Risks of Financing...............................................  88

    4.   Risk of Sufficient Acceptances...................................  88

    5.   Risks of Delay...................................................  88

    6.   Risk of Individual Employment....................................  89

    7.   Certain Tax Risks................................................  89

    8.   Risk of Material Adverse Change..................................  89

   B. Risks Relating to the Operations of Reorganized Debtors and Factors
      Affecting the Value of the Securities to be Issued Under the
      Plan................................................................  89

    1.   Adverse Publicity................................................  89

    2.   The Loss of any Significant Customer or Multiple Customers
         Totaling a Significant Amount Could Adversely Affect
         Debtors' Business................................................  90

    3.   Absence of Public Market for New Common Stock or New Warrants....  90

    4.   Exchange Act Listing and Potential Reporting Obligations.........  90

    5.   Business Depends on Demand for Wireless Communications...........  91

    6.   Debtors Face Substantial Barriers to Implementing an Acquisition
         Strategy.........................................................  92

    7.   Debtors Have a History of Operating Losses.......................  92

    8.   There Are Certain Risks Associated with the Motorola Antenna Site
         Acquisition......................................................  92

    9.   If Debtors Fail to Protect their Rights against Persons Claiming
         Superior Rights in Communications Sites, Debtors' Business May Be
         Adversely Affected...............................................  93

    10.  There Are Significant Risks Associated with Construction of New
         Towers...........................................................  93

    11.  Competition for Site Leasing Customers Is Intense and Debtors
         Compete with Companies That Have Greater Financial Resources.....  94

    12.  The Collocation Facility Business Is Difficult to Evaluate
         because of its Short Operating History; the Divestment of
         Reorganized Debtors' Remaining Interest in Collocation Facilities
         Could Result in an Additional Loss...............................  94

    13.  Service and Other Interruptions Could Lead to Significant Costs
         and Disruptions That Could Reduce Reorganized Debtors' Revenue
         and Harm Their Business Reputation and Financial Results.........  95

    14.  Debtors' Business Requires Compliance and Approval with
         Regulatory Authorities...........................................  95

    15.  Reorganized Debtors' Success Depends Upon Them Retaining Key
         Executives.......................................................  96

    16.  Competing Technologies and Other Alternatives Could Reduce the
         Demand for Reorganized Debtors' Services or Require Additional
         Costs to be Incurred.............................................  96

    17.  Debtors Are Subject To Environmental Laws That Impose Liability
         Without Regard To Fault And Environmental Regulations That
         Could Adversely Affect Reorganized Debtors' Operations...........  97

    18.  If Reorganized Debtors Sustain Damage To Their Communications
         Sites In Excess Of Their Insurance Coverage, Their Business
         Could Be Adversely Affected......................................  98

    19.  Reorganized Debtors Could Be Subject To Claims Relating To Risks
         Concerning Potential Negative Health Effects Of Radio Frequency
         Emissions........................................................  98

    20.  If PHI Fails to Qualify as a REIT, It Will Be Subject to a
         Variety of Taxes And Penalties..................................   98

    21.  Significant Holders.............................................  101

    22.  Terrorist Attacks in the United States Could Negatively Affect
         Reorganized Debtors' Operations and the General
         Economy.........................................................  101

    23.  Risk of Limited Discharge.......................................  101


VI.   RETENTION OF JURISDICTION..........................................  102


VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN................  103

   A. Consequences to Holders of Senior Note Claims......................  104

    1.   Recapitalization Treatment......................................  105

    2.   Recognition of Income or Loss...................................  105

    3.   Treatment of Amounts Attributable to Interest...................  105

    4.   Market Discount.................................................  106

   B. Consequences to Holders of Convertible Note Claims.................  106

    1.   Recapitalization Treatment......................................  106

    2.   Recognition of Income or Loss...................................  107

    3.   Treatment of Amounts Attributable to Interest...................  107

    4.   Market Discount.................................................  107

    5.   Treatment of Amounts Attributable to the Release................  107

   C. Consequences to PHI Equity Securities Interest Holders.............  108

    1.   Recognition of Income or Loss...................................  108

    2.   Treatment of Amounts Attributable to the Release................  108

   D. Consequences to PHI................................................  108

    1.   Cancellation of Indebtedness Income.............................  108

    2.   Limitation of NOL Carryovers and other Tax Attributes...........  108

    3.   Deductions of Accrued Interest..................................  109

   E. Importance of Obtaining Professional Assistance....................  109


VIII. DISCHARGE..........................................................  109

   A. Discharge Of The Debtors...........................................  109

IX.   CONCLUSION.........................................................  110

                                    EXHIBITS

EXHIBIT A - Plan of Reorganization

EXHIBIT B - Form of Lock-up Agreement

EXHIBIT C - 2001 Annual Report on Form 10-K

I.  OVERVIEW

      A.    Proposed Transaction Central to Plan

            The Transaction includes a funding by two new sources of capital:
(1) an equity investment made by the Investors of $205.0 million (which amount may be reduced or increased pursuant to the Securities Purchase Agreement), and
(2) a new credit facility of $340.0 million to be provided by a syndicate arranged by Deutsche Bank Securities Inc. with Bank of America, N.A. The Transaction is a central aspect of the reorganization of Debtors involving a restructuring of the companies through an infusion of capital and the discharge of debt. The closing of the Securities Purchase Agreement will cause this infusion of capital and the consummation of the Plan, which will cause the discharge of old debt.

            Under the terms of the Securities Purchase Agreement with the Investors, Fortress will purchase up to 13,735,000 shares of New Common Stock (the "Fortress Shares") and Greenhill will purchase up to 6,765,000 shares of New Common Stock (the "Greenhill Shares" and together with the Fortress Shares, the "Investor Shares"). The Securities Purchase Agreement provides for the cancellation of the Senior Notes in exchange for up to $114.0 million (subject to possible adjustment as provided in the Securities Purchase Agreement) (or $350.77 per $1,000 par value bond) in Cash. Each Senior Note Holder may elect to use the Cash it would otherwise receive on account of its Senior Notes to purchase New Common Stock at the same price - $10 per share - paid by the Investors. However, the aggregate amount of shares of New Common Stock so purchased by Senior Note Holders may not exceed 49.9% of all shares of New Common Stock issued under the Plan. If Senior Note Holders elect, in the aggregate, to purchase shares totaling more than 49.9% of the total shares to be issued under the Plan, the aggregate number of shares to be issued to electing Senior Note Holders shall be "cut back" to 49.9%. The cutback necessary to reduce the number of shares purchased to 49.9% of the total amount of shares shall be shared by the Senior Note Holders proportionately to the amounts they choose to receive in New Common Stock, and such Holders will receive any Cash that they were unable to use to purchase New Common Stock because of the cutback. References in this paragraph and elsewhere in this Disclosure Statement to percentage of New Common Stock issued under the Plan are to be determined by reference to the total number of Investor Shares and shares of New Common Stock purchased by Senior Note Holders as described above and not to any shares of New Common Stock that maybe issued upon exercise of Warrants or options contemplated by the Plan.

            Senior Note Holders wishing to use their Cash distributions to purchase New Common Stock should follow the procedures set forth in Section I.C.

            The Securities Purchase Agreement also provides for the cancellation of PHI's 5 1/2% Convertible Subordinated Notes due 2007 (the "Convertible Notes") in exchange for $500,000 in Cash and five-year warrants (the "New Warrants") to purchase for $20 per share an aggregate number of shares of New Common Stock (the "Note Claim Consideration"), approximating 1% of the New Common Stock issued under the Plan. Convertible Note Holders may participate in a second pool of $500,000 in Cash and additional New Warrants to purchase an aggregate number of shares of New Common Stock (the "Note Release Consideration"), approximating 1% of the New Common Stock issued under the Plan, if the Convertible Note

Holders elect to give certain releases (which election will be deemed to have been made unless a holder specifically elects not to provide such a release). The Convertible Note Holders, however, will receive no Note Claim Consideration unless the Class accepts the Plan. They may receive Note Release Consideration whether or not they accept the Plan. The Securities Purchase Agreement further provides for cancellation of the Old Common Stock, Old Stock Options and Old Preferred Stock and any and all other Equity Securities Interests. Holders of PHI's Equity Securities Interests ("PHI Equity Interest Holders") shall receive New Warrants to purchase for $20 per share an aggregate number of shares of New Common Stock (the "Equity Claim Consideration", and together with Note Claim Consideration, the "Subordinate Claim Consideration") approximating 1/2% of the New Common Stock, issued under the Plan. Holders of Equity Securities Interests may also participate in a pool of additional New Warrants to purchase an aggregate number of shares of New Common Stock ("Equity Release Consideration") approximating 1/2% of the New Common Stock issued under the Plan, if PHI Equity Interest Holders elect to give certain releases (which election will be deemed to have been made unless a holder specifically elects not to provide such a release). PHI Equity Interest Holders, however, will receive no Equity Claim Consideration unless the Class accepts the Plan. They may receive Equity Release Consideration whether or not they accept the Plan. Trade and other creditors will be paid in full in the ordinary course, and other creditors will be unimpaired.

            PHI's current board of directors will remain in place until the closing of the merger between Reorganized PHI and New Pinnacle. Upon the consummation of the Transaction, the Plan installs a new nine-member board of directors. In addition, Wesley R. Edens, Chairman and Chief Executive Officer of Fortress Investment Group, will assume the role of Chairman of the Board of Reorganized PHI. The Investors have the right to appoint five directors to the Reorganized PHI board for so long as the Investors hold a majority of the outstanding shares of New Common Stock. Following the completion of the restructuring, the Investors will own at least a majority of New Common Stock. In addition, Reorganized PHI will implement the New Employee Stock Option Plan, with one-half of the options issued thereunder priced at an exercise price of $10 per share and one-half priced at an exercise price of $20 per share, all of which shall vest over a three year period. The Securities Purchase Agreement also contains customary terms and conditions, including certain exclusivity rights and a termination fee of $12.0 million, to be paid by Debtors to the Investors if the Securities Purchase Agreement is terminated under certain circumstances and Debtors consummate an alternative transaction.

      B.    Summary of Proposed Distributions

            The following tables summarize distributions under the proposed Plan. This is a brief summary only and should not be used as a substitute for reviewing the Plan. For a more complete description, claimants are advised to review "Classified Claims," Section III.C of this Disclosure Statement, "Classification of Claims and Interests," Article II of the Plan and "Treatment of Claims and Interests," Article IV of the Plan.

                 1. Classification of Claims Against all Debtors

CLASS                DESCRIPTION                     STATUS

Class 1              Consists of Secured Claims of   Unimpaired, not entitled
                     the Pre-Petition Lenders        to vote
                     pursuant to the Credit
                     Agreement

            2. Classification of Claims Against and Interests in PHI

CLASS                DESCRIPTION                     STATUS

PHI-1 - Other        Consists of All Other Secured   Unimpaired, not entitled
Secured Claims       Claims against PHI              to vote

PHI-2 - Other        Consists of all Allowed Other   Unimpaired, not entitled
Priority Claims      Priority Claims against PHI     to vote

PHI-3 - Priority     Consists of all Allowed         Unimpaired, not entitled
Tax Claims           Priority Tax Claims against     to vote
                     PHI

PHI-4 - General      Consists of all Allowed         Unimpaired, not entitled
Unsecured Claims     General Unsecured Claims        to vote
Other Than           against PHI other than
Rejection Damages    Rejection Damages Claims
Claims

PHI-R - Rejection    Consists of all Rejection       Unimpaired, not entitled
Damages Claims       Damages Claims against PHI      to vote

PHI-5 -              Consists of all Allowed         Unimpaired, not entitled
Intercompany Claims  Intercompany Claims against     to vote
                     PHI

PHI-6 - Senior Note  Consists of all Allowed         Impaired, entitled to vote
Claims               Senior Note Claims against
                     PHI in the aggregate amount
                     of $325,000,000

PHI-7 - Convertible  Consists of all Allowed         Impaired, entitled to vote
Note Claims          Convertible Note Claims
                     against PHI in the aggregate
                     amount of $194,838,416.68

PHI-8 - PHI Equity   Consists of all Interests in    Impaired, entitled to vote
Securities Interests PHI directly or indirectly
                     arising from or under, or
                     relating in any way to, any
                     PHI Equity Securities.

            3. Classification of Claims Against and Interests in PTI

CLASS                DESCRIPTION                     STATUS

PTI-1 - Seller Note  Consists of all Allowed         Unimpaired, not entitled
Claims               Secured Claims arising out of   to vote
                     Seller Notes

PTI-2 -Other         Consists of all Allowed Other   Unimpaired, not entitled
Secured Claims       Secured Claims against PTI      to vote

PTI-3 - Other        Consists of all Allowed Other   Unimpaired, not entitled
Priority Claims      Priority Claims against PTI     to vote

PTI-4 -Priority Tax  Consists of all Allowed         Unimpaired, not entitled
Claims               Priority Tax Claims against     to vote
                     PTI

PTI-5 - General      Consists of all Allowed         Unimpaired, not entitled
Unsecured Claims     General Claims against PTI of   to vote
                     whatever kind or nature other
                     than Rejection Damage Claims

PTI-6 - Rejection    Consists of all Allowed Claims  Unimpaired, not entitled
Damage Claims        for Rejection Damages against   to vote
                     PTI and arising out of PTI's
                     rejection of executory
                     contracts.

PTI-7 -              Consists of all Allowed         Unimpaired, not entitled
Intercompany Claims  Intercompany Claims against     to vote
                     PTI.

PTI-8 - PTI Equity   Consists of all Interests in    Unimpaired, not entitled
Securities Interests PTI directly or indirectly      to vote
                     arising from or under, or
                     relating in any way to, any
                     PTI Equity Securities.

          4. Classification of Claims Against and Interests in PT-III

CLASS                DESCRIPTION                     STATUS

PT-III-1 - Other     Consists of all Allowed Other   Unimpaired, not entitled
Secured Claims       Secured Claims against PT-III   to vote

PT-III-2 - General   Consists of all Allowed         Unimpaired, not entitled
Unsecured Claims     General Unsecured Claims        to vote
other than           against PT-III of whatever
Rejection Damage     kind or nature other than
Claims               Rejection Damage Claims

PT-III-3 -           Consists of all Allowed Claims  Unimpaired, not entitled
Rejection Damage     for Rejection Damages arising   to vote
Claims               out of the rejection of
                     executory contracts by PT-III


PT-III-4 -           Consists of all other Allowed   Unimpaired, not entitled
Other PT-III         Claims against and Interests    to vote
Claims and           in PT-III, other than PT-III
Interests            Other Secured Claims, General
                     Unsecured Claims other than
                     Rejection Damage Claims, and
                     Rejection Damage Claims

            5. Classification of Claims Against and Interests in PSA

CLASS                DESCRIPTION                     STATUS

PSA-1 - Other        Consists of all Allowed Other   Unimpaired, not entitled
Secured Claims       Secured Claims against PSA      to vote


PSA-2 - General      Consists of all Allowed         Unimpaired, not entitled
Unsecured Claims     General Unsecured Claims        to vote
other than           against PSA of whatever kind
Rejection Damage     or nature other than Rejection
Claims               Damage Claims


PSA-3 - Rejection    Consists of all Allowed Claims  Unimpaired, not entitled
Damage Claims        for Rejection Damages arising   to vote
                     out of the rejection of
                     executory contracts by PSA


PSA-4 - Other        Consists of all other Allowed   Unimpaired, not entitled
PSA Claims           Claims against and Interests    to vote
and Interests        in PSA, other than PSA Other
                     Secured Claims, General
                     Unsecured Claims other than
                     Rejection Damages Claims, and
                     Rejection Damage Claims

      C.    Voting and Election Instructions and Confirmation of the Plan

            The ballot to be used to vote to accept or reject the Plan, together with a postage paid return envelope (or in certain cases, an overnight courier label), or, in the case of Class PHI-6, two postage paid envelopes, is enclosed with all copies of this Disclosure Statement mailed to Impaired creditors and Equity Securities Interest Holders whom the Debtors believe are entitled to vote. If you have Claims or Interests in more than one Class, you will receive a separate ballot for each Class of Claims or Interests. You must mark each ballot separately. BEFORE VOTING, YOU SHOULD READ THIS DISCLOSURE STATEMENT, ITS EXHIBITS, INCLUDING THE PLAN, AND THE VOTING INSTRUCTIONS ACCOMPANYING THE BALLOT IN THEIR ENTIRETY. You should use only the ballot(s) sent to you with this Disclosure Statement to cast your vote for or against the Plan. YOU SHOULD COMPLETE, DATE AND SIGN YOUR BALLOT(S) AND FILE IT IN PERSON OR BY OVERNIGHT, EXPRESS OR FIRST CLASS MAIL. Holders of Claims in Classes PHI-6 and PHI-7 must return their ballots to the brokers, nominees or agents who sent it to them, while Holders of Interests in Class PHI-8 may return theirs to their brokers, nominees or agents or to Donlin, Recano & Company, Inc. ("Donlin") at the address below. In addition, Holders of Class PHI-6 Claims who elect to receive a Distribution of New Common Stock must also return a validly executed Election Form to both (i) their broker, nominee or agent, and (ii) Donlin at:

      IF BY HAND OR OVERNIGHT COURIER:        IF BY MAIL:

      Pinnacle Towers, Inc.                   Pinnacle Towers, Inc.
      c/o Donlin, Recano & Company, Inc.      c/o Donlin, Recano & Company, Inc.
      419 Park Avenue South                   P.O.  Box 2034
      New York, NY 10016                      Murray Hill Station
      Attention:  Voting Department           New York, NY 10156-0701
                                              Attention:  Voting Department

      IN ORDER TO BE COUNTED, BALLOTS AND ELECTION FORMS MUST BE RECEIVED BY DONLIN BY 5:00 O'CLOCK P.M., E.D.T., ON JULY 23, 2002. VOTERS MUST GET THEIR BALLOTS TO THEIR BROKERS IN SUFFICIENT TIME FOR THE BROKER TO FORWARD IT TO DONLIN, SO DO NOT DELAY. ANY QUESTIONS CONCERNING WHETHER YOU HAVE RECEIVED THE CORRECT BALLOT, OR CONCERNING THE BALLOT IN GENERAL, OR INQUIRIES IF NO BALLOT IS ATTACHED TO YOUR DISCLOSURE STATEMENT, SHOULD BE ADDRESSED TO DONLIN, RECANO & COMPANY, INC. P.O. BOX 2034 MURRAY HILL STATION, NEW YORK, NEW YORK, 10156-0701 TELEPHONE (212) 481-1411, FACSIMILE (212) 481-1416. IDENTIFY YOURSELF AS CALLING OR WRITING CONCERNING PINNACLE TOWERS. ONLY CREDITORS AND INTEREST HOLDERS WHO RETURN THEIR EXECUTED BALLOTS BY THE DEADLINE WILL HAVE THEIR VOTES COUNTED. IF A BALLOT IS EXECUTED AND RETURNED WITHIN THE DEADLINE, BUT IS NOT VOTED FOR OR AGAINST THE PLAN, IT WILL BE COUNTED AS AN ACCEPTANCE OF THE PLAN. DONLIN, RECANO & COMPANY, INC. SHALL HAVE NO RESPONSIBILITY FOR CONTACTING YOU IF THERE ARE ERRORS OR OMISSIONS IN THE BALLOTS AND ELECTION FORMS IT RECEIVES.

      IN ACCORDANCE WITH BANKRUPTCY RULE 3017(D), THE DEBTORS WILL SEND BALLOTS TO THE INDENTURE TRUSTEES, TRANSFER AGENTS, REGISTRARS, SERVICING AGENTS, OR OTHER INTERMEDIARIES HOLDING CLAIMS FOR OR ACTING ON BEHALF OF BENEFICIAL HOLDERS OF CLAIMS OR INTERESTS (COLLECTIVELY, THE "INTERMEDIARIES"). EACH INTERMEDIARY SHALL BE ENTITLED TO RECEIVE, UPON REQUEST OF THE DEBTORS BY JULY 5, 2002, REASONABLY SUFFICIENT COPIES OF BALLOTS AND ELECTION FORMS TO DISTRIBUTE TO THE BENEFICIAL OWNERS OF THE CLAIMS AND INTERESTS FOR WHICH IT IS AN INTERMEDIARY, AND

      THE DEBTORS SHALL BE RESPONSIBLE FOR AND PAY EACH SUCH INTERMEDIARY'S REASONABLE COSTS AND EXPENSES ASSOCIATED WITH THE DISTRIBUTION OF COPIES OF BALLOTS TO THE BENEFICIAL OWNERS OF SUCH CLAIMS AND INTERESTS AND THE TABULATION OF THE BALLOTS. ADDITIONALLY, EACH INTERMEDIARY SHALL RECEIVE RETURNED BALLOTS AND ELECTION FORMS AND SHALL TABULATE AND RETURN THE RESULTS TO THE APPROPRIATE VOTING AGENT IN A SUMMARY BALLOT BY THE VOTING DEADLINE, INDICATING THE NUMBER AND DOLLAR AMOUNT OF CAST BALLOTS, RELEASE ELECTIONS AND NEW COMMON STOCK DISTRIBUTION ELECTIONS IN THE GROUP OF CLAIMANTS AND INTEREST HOLDERS FOR WHICH IT IS AN INTERMEDIARY AS TO EACH CLASS. THE INTERMEDIARIES MUST CERTIFY THAT EACH BENEFICIAL HOLDER HAS NOT CAST MORE THAN ONE VOTE FOR THE PLAN AND THAT ELECTING TO PURCHASE NEW COMMON STOCK UNDER THE PLAN BENEFICIALLY OWNED, AT THE RECORD DATE, AT LEAST THE PRINCIPAL AMOUNT OF SENIOR NOTES AS TO WHICH THE ELECTION IS BEING MADE.

      IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT AND ELECTION FORM TO SUCH INTERMEDIARY AND FROM THE INTERMEDIARY TO THE VOTING AGENT BEFORE THE VOTING DEADLINE. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY. UNLESS YOU ARE THE HOLDER OF A CLASS PHI-6 CLAIM WHO IS ELECTING AN ALL CASH DISTRIBUTION, YOUR SECURITIES WILL HAVE TO BE TENDERED WITH YOUR BALLOT OR ELECTION FORM.

            The Court has established June 19, 2002, as the record date for determining the Senior Note Holders, Convertible Note Holders and PHI Equity Securities Interest Holders entitled to vote on the Plan and Senior Note Holders entitled to elect to receive New Common Stock as their consideration under the Plan. Only Holders of Allowed Claims or Interests in Impaired Classes are entitled to vote on the Plan. An Impaired Class accepts the Plan if at least two-thirds in amount and more than one-half in number of the Allowed Claims or Interests in the Class that are actually voted are cast in favor of the Plan. Holders of Allowed Claims or Interests that do not vote are not counted as having voted either for or against the Plan.

            If the voting members of an Impaired Class(1) does not vote for the Plan, but the Class nonetheless votes for the Plan by at least the requisite majorities, the Plan at a minimum

-------------
(1) A Class that is not Impaired under a Plan is conclusively presumed to have accepted the Plan. Solicitation of acceptance from Unimpaired Claimants and Interest Holders thus is not required and is not being undertaken. In this case, Class 1, Class PHI-1, Class PHI-2, Class PHI-3, Class PHI-4, Class PHI-5, Class PTI-1, Class PTI-2, Class PTI-3, Class PTI-4, Class PTI-5, Class PTI-6, Class PTI-7, Class PTI-8, Class PT-III-1, Class PT-III-2, Class PT-III-3, Class PT-III-4, Class PSA-1, Class PSA-2, Class PSA-3 and Class PSA-4 are conclusively presumed to have accepted the Plan.

must provide that each member of the Class will receive property of a value, as of the Closing Date, that is not less than the amount such Class members would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe this requirement is met with respect to every Class proposed under the Plan. See "Alternatives to the Plan and Liquidation Analysis," Section IV.B.

            The Debtors may dispute the Proofs of Claim filed by certain Claim Holders, may dispute certain Claims listed in their Schedules, and/or may seek to equitably subordinate certain Claims. PERSONS WHOSE CLAIMS ARE DISPUTED AT THE DEADLINE FOR VOTING MAY VOTE ON OR OTHERWISE PARTICIPATE IN DISTRIBUTIONS UNDER THE PLAN ONLY TO THE EXTENT THAT THE COURT ALLOWS THEIR CLAIMS. THE COURT MAY TEMPORARILY ALLOW A CLAIM FOR VOTING PURPOSES, BUT THE BURDEN IS ON THE HOLDER OF A CLAIM TO WHICH AN OBJECTION HAS BEEN FILED OR WHICH IS DISPUTED IN THE SCHEDULES TO BRING SUCH A MOTION. Debtors' schedules, which list the amounts and characterization of Claims against and Interests in Debtors, can be inspected at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004 or at the Court's website: WWW.NYSB.USCOURTS.GOV.

            YOUR BALLOT DOES NOT SET FORTH A CLAIM AMOUNT. WHETHER OR NOT YOU FILL IN AN AMOUNT, DEBTORS, OR THEIR AGENT, WILL ONLY COUNT YOUR BALLOT IN THE AMOUNT OF YOUR ALLOWED CLAIM ON June 19, 2002. YOU MAY NEED TO FILE A MOTION TO ESTIMATE YOUR CLAIM FOR VOTING PURPOSES, IF YOU BELIEVE THE DEBTORS DISPUTE THE AMOUNT OF YOUR CLAIM.

            It is important that all creditors and Interest Holders exercise their right to vote to accept or reject the Plan. Even if you do not accept the Plan, you may be bound by the Plan if the requisite Holders of Claims and Interests in your Class vote to accept the Plan.

      ANY SENIOR NOTE HOLDER WHO WISHES TO ELECT TO RECEIVE ITS CONSIDERATION UNDER THE PLAN IN NEW COMMON STOCK MUST MAKE THAT ELECTION ON THE DUPLICATE ELECTION FORM AND INDICATE THE TENDER OF ITS SENIOR NOTES. ONE EXECUTED ORIGINAL OF THE Election fORM IS TO BE SENT TO YOUR BROKER OR NOMINEE SUFFICIENTLY IN ADVANCE OF JULY 23, 2002, SO THAT THE ELECTION FORM CAN REACH THE VOTING AGENT BY 5:00 P.M. E.D.T. ON JULY 23, 2002. THE OTHER EXECUTED ORIGINAL SHOULD BE SENT DIRECTLY TO DONLIN SO AS TO BE RECEIVED BY 5:00 P.M. E.D.T. ON JULY 23, 2002. FAILURE TO PROPERLY AND TIMELY MAKE SUCH AN ELECTION WILL BE DEEMED TO BE AN ELECTION TO RECEIVE ALL OF SUCH SENIOR NOTE HOLDER'S CONSIDERATION UNDER THE PLAN IN CASH. IN ADDITION, YOU MUST OBTAIN AN AGENT'S MESSAGE (AS DEFINED IN THE ELECTION
      FORM) OR YOU WILL BE DEEMED TO HAVE ELECTED ALL CASH.

      ANY SENIOR NOTE HOLDER WHO WISHES TO ELECT TO RECEIVE ITS CONSIDERATION UNDER THE PLAN IN CASH CAN MAKE THAT ELECTION ON THE ELECTION FORM. A FAILURE TO SUBMIT AN ELECTION FORM SHALL BE DEEMED AN ELECTION TO TAKE ALL CASH. IT IS NOT NECESSARY TO TENDER THE SENIOR NOTES BY 5:00 P.M. ON JULY 23, 2002 IF YOU ELECT TO TAKE ALL CASH; RATHER, INSTRUCTIONS FOR TENDERING THE SENIOR NOTES AT A LATER DATE WILL BE CONTAINED IN THE CONFIRMATION ORDER. IF YOU ELECT TO TAKE ALL CASH, ONE EXECUTED ORIGINAL OF THE Election fORM IS TO BE SENT TO YOUR BROKER OR NOMINEE SUFFICIENTLY IN ADVANCE OF JULY 23, 2002, SO THAT THE ELECTION FORM CAN REACH THE VOTING AGENT BY 5:00 P.M. E.D.T. ON JULY 23, 2002.

      THE TENDER OF YOUR SENIOR NOTES WILL BE DONE BY A BOOK-ENTRY TRANSFER. HOWEVER, EVEN THOUGH THE TRANSFER WILL BE DONE BY BOOK-ENTRY, THE ELECTION FORM MUST BE COMPLETED, SIGNED AND SENT TO YOUR BROKER AND TO DONLIN. A TENDER BY BOOK-ENTRY WILL BE COMPLETED UPON RECEIPT OF A BOOK-ENTRY CONFIRMATION FROM THE DTC. ALL CASH DOES NOT REQUIRE AN ELECTION FORM. HOWEVER, UNTIL A TENDER IS DEEMED TO HAVE BEEN PROPERLY MADE, NO DISTRIBUTION WILL BE RETURNED TO A SENIOR NOTE HOLDER.

      ELECTIONS MAY NOT BE WITHDRAWN OR MODIFIED, EXCEPT THAT ELECTIONS MAY BE WITHDRAWN UNDER THE CIRCUMSTANCES UNDER WHICH PARTIES TO THE LOCK-UP AGREEMENTS ARE PERMITTED TO TERMINATE THOSE AGREEMENTS. ELECTIONS MAY ALSO BE WITHDRAWN AFTER August 20, 2002, if the closing under the securities purchase AGREEMENT shall not have occurred BY the date of withdrawal; PROVIDED, HOWEVER, THAT IF AT ANY TIME PRIOR TO A WITHDRAWAL, THE INVESTORS SHALL GIVE NOTICE TO THE SENIOR NOTE HOLDER THAT THEY ANTICIPATE IN GOOD FAITH THAT THEY WILL CLOSE ON THE SECURITIES PURCHASE AGREEMENT WITHIN TEN (10) BUSINESS DAYS subject to satisfaction of the conditions in the securities purchase agreement, THEN THE RIGHT TO WITHDRAW SHALL BE TOLLED FOR TEN (10) BUSINESS DAYS, IT BEING AGREED THAT THE INVESTORS MAY NOT GIVE SUCH A NOTICE IF THEY PREVIOUSLY HAVE GIVEN A NOTICE AND SENIOR NOTE HOLDERS SHALL NOT HAVE HAD AT LEAST FIVE BUSINESS DAYS TO WITHDRAW THEIR ELECTIONS FOLLOWING THE EXPIRATION OF THE TEN BUSINESS DAY PERIOD SET FORTH IN SUCH NOTICE. An election to PURCHASE new common STOCK, ONCE WITHDRAWN, MAY NOT BE REINSTATED. THUS, UPON WITHDRAWAL, THE SENIOR NOTES WITHDRAWN ARE DEEMED TO HAVE ELECTED AN ALL CASH DISTRIBUTION.

      For the withdrawal of the election to be effective, Donlin must receive, at one of the addresses listed above, a written notice of withdrawal signed by the Senior Note Holder which notice shall include the Senior Note Holder's name, address, name of record holder and account number. The Debtors will decide all questions as to the validity (including time of receipt) of any notice of withdrawal in consultation with the Investors. Debtors decision shall be final and binding. Neither the Debtors, Donlin nor any other person will be under any duty to give notification of any defects in any notice of withdrawal.

      ANY SENIOR NOTE HOLDER WHO WISHES TO PURCHASE ADDITIONAL NEW COMMON STOCK MUST INDICATE ON THE DUPLICATE ELECTION FORMS THE AMOUNT OF SHARES IT WOULD BE PREPARED TO PURCHASE, SHOULD ANY NEW COMMON STOCK BE AVAILABLE IN THE SHARE POOL FOR SUCH PURCHASE UNDER THE TERMS OF THE SECURITIES PURCHASE AGREEMENT. ADDITIONALLY, THE SENIOR NOTE HOLDER WILL BE REQUIRED TO DEPOSIT THE PURCHASE PRICE FOR SUCH SHARES IN AN ESCROW ACCOUNT IN ADVANCE OF THE CLOSING UNDER THE SECURITIES PURCHASE AGREEMENT. IN THE EVENT THAT A SENIOR NOTE HOLDER FAILS TO MAKE SUCH DEPOSIT WHEN REQUIRED, ITS ADDITIONAL STOCK ELECTION SHALL BE DEEMED CANCELLED AND THE SENIOR NOTE HOLDER MAY BE SUBJECT TO LIABILITY FOR DAMAGES. THE ESCROW REQUIREMENT IS FOR THE BENEFIT OF THE INVESTORS AND MAY BE WAIVED BY THEM ON A CASE BY CASE OR MORE GENERAL BASIS AS THEY DETERMINE.

      The election to receive New Common Stock as consideration under the Plan or the election to purchase New Common Stock remaining in the Share Pool is binding on the Senior Note Holder but is an indication of preference only with respect to the number of shares of New Common Stock the Senior Note Holder elects to purchase. The actual number of shares of New Common Stock available to such Senior Note Holder is governed by the Securities Purchase Agreement and the Plan and accordingly may be less than the number of shares of New Common Stock stated in the election. Any Senior Note Holder who would like to receive New Common Stock as its consideration under the Plan or to purchase additional shares of New Common Stock from the Share Pool is encouraged to read and closely follow the instructions on the election form for making such elections.

            Donlin, Debtors' Voting Agent, will determine questions as to the validity, eligibility (including time of receipt) of the election with respect to Senior Notes. Any election forms not properly completed or signed may be rejected and be treated as an election to receive all cash. Donlin also may waive any defect or irregularity. Donlin is not under any duty to give notification of any defects or irregularities in the election form or ballot nor do they have any liability for failure to give any such notification.

            Upon the terms and subject to the conditions of the Plan, the Reorganized Debtors will accept for exchange all validly tendered and not properly withdrawn Senior Notes. In all cases, exchange of Senior Notes tendered for New Common Stock will be made only after confirmation of a book-entry transfer.

      HOLDERS OF CONVERTIBLE NOTES AND HOLDERS OF PHI EQUITY SECURITIES INTERESTS ARE ENTITLED TO ELECT TO GIVE CERTAIN RELEASES IN RETURN FOR ADDITIONAL CONSIDERATION UNDER THE PLAN. HOLDERS OF CONVERTIBLE NOTES AND HOLDERS OF PHI EQUITY SECURITIES INTERESTS WILL BE DEEMED TO HAVE GIVEN CERTAIN RELEASES (AND WILL RECEIVE THE CONSIDERATION PROVIDED THEREFOR IN THE PLAN) UNLESS THEY SPECIFICALLY CHOOSE ON THE BALLOT NOT TO GIVE SUCH RELEASES. HOLDERS OF CONVERTIBLE NOTES AND HOLDERS OF PHI EQUITY SECURITIES INTERESTS WHO WOULD LIKE TO ELECT NOT TO PROVIDE THE RELEASES ARE ENCOURAGED TO READ AND CLOSELY FOLLOW INSTRUCTIONS CONTAINED ON THE BALLOT FOR MAKING SUCH AN ELECTION.

      HOLDERS OF CONVERTIBLE NOTES AND PHI EQUITY SECURITIES INTERESTS MUST TENDER THEIR RESPECTIVE SECURITIES TO RECEIVE THEIR DISTRIBUTIONS AND/OR THE RELEASE CONSIDERATION PROVIDED IN THE PLAN. THE TENDER OF THE CONVERTIBLE NOTES WILL BE DONE BY A BOOK-ENTRY TRANSFER, WHILE THE TENDER OF PHI EQUITY SECURITIES INTERESTS MAY BE DONE BY BOOK-ENTRY TRANSFER OR THROUGH THE SURRENDER OF THE SECURITY. A TENDER BY BOOK-ENTRY WILL BE COMPLETED UPON RECEIPT OF A BOOK-ENTRY CONFIRMATION FROM THE DTC. A PHI EQUITY SECURITY INTERESTS HOLDER MAY SURRENDER ITS SECURITIES BY (a) DIRECTING ITS BROKER OR OTHER NOMINEE TO CERTIFICATE SUCH SECURITIES AND TRANSFER SAME TO DONLIN; (b) SO INDICATING ON THE BALLOT AND ENCLOSING THE SECURITIES; OR (c) PROVIDING DONLIN WITH AN ACCEPTABLE AFFIDAVIT OF LOST SECURITY.

      Class PHI-7 Convertible Note Holders and Class PHI-8 Equity Securities Interests Holders may withdraw their vote (including the election to give a release) and receive back their Notes or Equity Securities if the Plan is not consummated by November 15, 2002; provided, however, of the Plan has been Confirmed by November 15, 2002 and the parties are working toward satisfying conditions to closing, Convertible Note Holders and PHI Equity Securities Interests Holders cannot withdraw their vote or their tender before December 15, 2002. For the withdrawal to be effective, Donlin must receive, at one of the addresses listed above, a written notice of withdrawal signed by the Convertible Note Holder or PHI Equity Securities Interests Holder, which notice shall include the Holder's name, address, name of the record Holder and account number. The Debtors will decide all questions as to the validity (including time of receipt) of any notice of withdrawal in consultation with the Investors. Debtors' decision shall be final and binding. Neither the Debtors, Donlin, nor any other person will be under any duty to give notification of any defects in any notice of withdrawal.

            As set forth above, any Claim as to which an objection has been filed is not entitled to vote unless the Court, upon application of the Holder to whose Claim objection has been made, temporarily allows such Claim in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and finally determined by the Court on or before July 23, 2002, the deadline for casting ballots. A vote may be disregarded if the Court determines, after notice and a hearing, that such vote was not solicited or made in good faith or in accordance with the provisions of the Bankruptcy Code.

            The allowance of any Claim for purposes of voting on the Plan shall not constitute an allowance of the Claim for purposes of receiving any Distribution pursuant to the Plan. Similarly, any references in the Plan or Disclosure Statement to any Claims or Interests shall not constitute an admission of the existence, nature, extent or the allowance of any Claims or Interests, unless specifically stated otherwise.

            This Plan is the result of months of negotiation between Debtors, the Investors and the various creditor groups. Both the Debtors and the Creditors' Committee believe there is no alternative plan possible at this time which would provide a greater return to creditors. For this reason, the Debtors and the Creditors' Committee strongly urge you to vote in favor of the Plan. A letter from the Creditors' Committee urging you to accept the Plan and outlining the reasons therefor is enclosed with this Disclosure Statement.

      D.    Confirmation of the Plan With and Without Necessary Acceptances

            Once it is determined which Impaired Classes have or have not accepted the Plan, the Court will determine whether the Plan may be confirmed. If the Plan is accepted by all Impaired Classes, the Court may confirm the Plan if it finds that the other conditions set forth in section 1129(a) of the Bankruptcy Code are met.

            The Debtors anticipate that they will obtain approval of the Plan. The Pre-Petition Lenders have endorsed the Plan. At least two-thirds by principal amount of the Senior Note Holders and Convertible Note Holders have agreed to accept the Plan. Other unsecured Creditors are unimpaired. PHI Equity Securities Interest Holders are unlikely to see a return unless the Plan is confirmed.

            Under section 1129(b) of the Bankruptcy Code, if one or more Classes of Impaired Claims or Interests do not accept the Plan, the Court may confirm the Plan only if the Court finds that the Plan (1) was accepted by at least one Class of impaired claims (determined without including any acceptance of the plan by an insider), and (2) does not discriminate unfairly against and is fair and equitable as to all non-accepting Impaired Classes. These requirements mean the Court must find that, unless all members of a non-accepting Impaired Class receive full payment of their respective Claims, no Class that is junior in priority to the non-accepting Impaired Class may receive anything under the Plan. The Debtors intend to amend the Plan, if necessary, and seek Confirmation under this standard if there are non-accepting Classes. In the event that any Class of Claims or Interests designated herein as unimpaired is held to be Impaired and therefore entitled to vote, the Debtors in their discretion after consultation with the Investors may deem such Class to have been rejected, and may seek to confirm their Plan under section 1129(b) of the Bankruptcy Code in lieu of soliciting votes.

      E.    Confirmation Hearing

            Section 1128 of the Bankruptcy Code requires the Court, after notice, to hold a hearing on Confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

            The Confirmation Hearing in respect of the Plan has been scheduled for July 30, 2002, at 10:00 a.m., E.D.T., in the courtroom of the Honorable Burton R. Lifland, United States Bankruptcy Court, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and specify in detail the name and address of the objecting party, all grounds for the objection, and the amount of the Claim or Interest held by the objecting party. Objections must be accompanied by a brief setting forth the law and facts relied upon in making the objection.

            An objection to Confirmation must be filed electronically with the Court and served upon all parties who have filed a demand for service under Bankruptcy Rule 2002(i), and upon the following parties, together with proof of service, such that the objection is received no later than 3:00 p.m., E.D.T., on July 23, 2002:

Debtors                             Counsel to Debtors

Pinnacle Towers III Inc.            Holland & Knight LLP
Pinnacle Holdings Inc.              195 Broadway, 24th Floor
Pinnacle Towers Inc.                New York, NY 10007
Pinnacle San Antonio LLC            Attention:     Sandra E.  Mayerson, Esq.
301 North Cattlemen Road,                          Barbra R. Parlin, Esq.
Suite 300                           Facsimile:     (212) 385-9010
Sarasota, Florida  34232-6427       Email:         smayerson@hklaw.com
Attention: William T. Freeman                      brparlin@hklaw.com
Facsimile:..(941) 308-0306

Counsel to Creditors' Committee      Counsel to Agent Bank

Kramer, Levin, Naftalis &            Winstead Sechrest & Minick P.C.
Frankel, LLP                         5400 Renaissance Tower
919 Third Avenue                     1201 Elm Street
New York, New York 10022             Dallas TX 75270
Attention: Thomas Moers Mayer Esq.   Attention:  Phillip Lamberson, Esq.
           Beatrice O'Brien, Esq.    Facsimile:  (214) 745-5390
Facsimile: (212) 715-8000            Email:      plamberson@winstead.com
Email:     tmayer@kramerlevin.com
           bo'brien@kramerlevin.com

                                     - and -

                                     Winstead Sechrest & Minick P.C.
                                     100 Congress Avenue, Suite 800
                                     Austin TX 78701
                                     Attention:  Berry D. Spears, Esq.
                                     Facsimile:  (512) 370-2850
                                     Email:      bspears@winstead.com
                                     - and -
                                     Clifford Chance Rogers & Wells LLP
                                     200 Park Avenue
                                     New York, New York 10166
                                     Attention:  Margot B. Schonholtz, Esq.
                                                 John H. Mairo, Esq.
                                     Facsimile:  (212)878-8375
                                     Email: margot.schonholtz@cliffordchance.com
                                            john.mairo@cliffordchance.com

Counsel to Fortress and Greenhill     Office of United States Trustee

Skadden, Arps, Slate, Meagher &       33 Whitehall Street
Flom LLP                              New York, New York 10004
Four Times Square                     Facsimile:  (212) 668-2255
35th Floor                            Attention:  Greg Zipes, Esq.
New York, New York 10036-6522
Attention:  Randall H. Doud, Esq. and
            Sally McDonald Henry, Esq.
Facsimile:  (212) 735-2000
Email:      rdoud@skadden.com
            shenry@skadden.com

Counsel to Deutsche Bank

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Attention:  Evan Hollander, Esq.
Facsimile:  (212) 354-8113
Email:      ehollander@whitecase.com

II.   THE COMPANY/INDUSTRY

      A.    Industry Background

            Debtors are leading providers of wireless communications sites. Debtors provide communications sites throughout the United States to numerous wireless communications companies. Communications sites are primary infrastructure components for wireless communications services such as Personal Communication Services ("PCS"), cellular, paging, Specialized Mobile Radio ("SMR"), Enhanced Specialized Mobile Radio ("ESMR"), wireless data transmission and radio and television broadcasting. Wireless communications companies require specialized wireless transmission networks in order to provide service to their customers. Each of these networks is configured to meet the requirements of a particular carrier to cover a geographic area and include transmission equipment such as antennae, transmitters and receivers placed at various locations throughout the covered area. These locations, or communications sites, are critical to the operation of wireless communications networks and consist of towers, rooftops and other structures on which the equipment may be placed. Wireless communications providers design their networks and select their communications sites in order to optimize their wireless signal propagation, taking into account the projected geographic area the site will cover, the topography of the area, the number of subscribers to be covered and the requirements of the technology being deployed.

            1.    The Wireless Communications Industry

                  The wireless communications industry is continuing to grow as:

                  - businesses and consumers become increasingly aware of the uses and benefits of wireless communications services;

                  - the costs of wireless communications services per minutes of use declines; and

                  - new wireless communications features and technologies are developed.

                  Changes in Federal regulatory laws have led to increases in the number of competitors in the wireless communications industry. This competition, combined with an increasing reliance on wireless communications services by consumers and businesses, has increased demand for higher quality networks with wide reaching and reliable service. As new service carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness, the demand for communications sites is expected to increase dramatically.

                  The wireless communications industry is composed of the following segments:

                  - Cellular. Currently each market in the United States has two licensed cellular service operators. Cellular networks consist of numerous geographic "cells" located every few miles that rebroadcast the cellular frequency. Each cell includes a communications site consisting of transmission equipment typically located on a wireless communications tower. A cellular system may use analog or digital transmissions.

                  - PCS. PCS is a wireless communications technology competing with cellular that offers a digital signal that is clearer and offers greater privacy than analog cellular systems. PCS companies are expected to be substantial users of tower space primarily because:

                  - up to seven PCS licenses have been issued by the Federal Communications Commission ("FCC") in each market (versus two licenses for cellular); and

                  - PCS technology requires more communications sites to cover the same geographic area as cellular technology.

                  According to Cellular Telecommunications & Internet Communications Industry Association Members ("CTIA") industry publications, there were approximately 97 million wireless subscribers in the United States as of June 30, 2000, which are estimated to have grown to 118 million wireless subscribers as of June 30, 2001.

                  CTIA estimates that as of June 30, 2001 there were approximately 114,000 antenna sites in the United States. This number increased by approximately 18,000 antenna sites from June 30, 2000. While some of these wireless communications systems may use existing communications sites, it is expected that a large number of new sites will be required for the deployment of wireless networks. Telecommunication service providers are continuing to build out their networks by adding additional communication sites to increase coverage and capacity.

                  - Paging. Paging has enjoyed significant growth until recent years. Declining prices, wider geographic reach and increasing demand by consumers spurred this growth. Currently the number of one-way paging subscribers is declining while the number of two-way paging customers is growing. While network construction by the paging industry has reached a level of maturity, it is expected that additional transmitter equipment will be required to deploy new paging technologies, such as two-way paging applications. Paging companies will also, however reduce the number of one-way transmitters they utilize as they rationalize their networks. Paging companies have historically relied heavily on rental towers and are expected to continue to do so.

                  - SMR/ESMR. SMR companies provide two-way radio communications primarily for commercial purposes. Two-way private business radio is used primarily for businesses engaged in dispatching personnel or equipment to work sites with users including construction and trucking companies, courier services, utilities, hospitals and taxicabs. Each service provider holds an FCC radio license that allows it to transmit over a particular frequency, and most providers lease space on local communications sites for transmission purposes. As a result of advances in digital technology, certain wireless communications providers have deployed advanced digital technologies called ESMR. ESMR increases the capacity of radio networks allowing more efficient use of allocated frequencies. These efficiencies and improvements allow ESMR to provide wireless telephone service that can compete with cellular and PCS. As more commercial users are attracted to enhanced SMR services, the demand for communications site space to support this broader use should also increase. Nextel and Southern Communications are currently the leading ESMR providers in the United States.

                  - Government Agencies. Federal, state and local government agencies are major users of wireless communications services and typically operate on their own dedicated frequencies. These government agencies often find it easier to lease rather than own communications site space. As new technologies are developed in law enforcement, emergency and other government services, various municipalities and government agencies are becoming more significant users of wireless communications services. Examples of government customers of communications site space include the Federal Bureau of Investigation, U.S. Coast Guard, U.S. Secret Service and various municipal agencies.

                  - Broadcast and Wireless Cable. Broadcasters transmit AM/FM radio signals and VHF and UHF television signals in order to obtain the broadest and clearest coverage available. A broadcast station's coverage is one of the primary factors that influence the station's ability to attract advertising revenue. Once a communications site location is chosen, broadcasters rarely change sites because of complex regulatory requirements, high switching costs and business disruption. Although the U.S. broadcasting industry is generally mature in its demand for transmission communications site capacity, a significant increase in demand for communications site space may occur when digital transmissions are used to deliver high definition television or digital multi-casting, i.e., multiple "normal" definition television channels.

                  - Emerging Technologies. Several new entrants in the wireless communications industry are emerging as new technology becomes available and as the FCC authorizes additional radio spectrum for use. While currently in early stages, wireless internet access may result in substantial increases in utilization of available spectrum. Debtors believe this would likely result in demand for additional site rental space. Wireless local loop systems provide non-mobile telecommunications services to users by transmitting voice and data over radio waves from the public switched network to the customer location. This technology allows competition for non-mobile telephone revenue (primarily commercial customers in office building environments) via the utilization of fixed wireless technology, which is typically installed on building rooftops. Wireless data transmission is also widely viewed as being in its infancy and may provide revenue growth opportunities for the Debtors in the future. Automatic Vehicle Monitoring/Location and Monitoring Services such as "Lo Jack" also require a minimum of three towers to provide their services in a particular coverage area. In addition to their current uses, Debtors believe that monitoring/tracking service providers will use this technology to provide fleet tracking, rail and container transportation monitoring, security and access control, etc.

                  These recent developments in the wireless communications industry indicate continuing opportunities for growth in the communications site rental industry. Industry analysts project continued growth in the major wireless communications industry segments and these projections all share a common outcome: more equipment needs to be installed on a limited supply of communications sites.

            2.    The Communications Site Rental Industry

                  A typical tower site consists of a fenced area containing a tower and an equipment shelter that houses a variety of transmitting, receiving and switching equipment. There are three types of towers:

                  - Guyed towers (which can reach heights of up to 2,000 feet) gain their support from a series of cables attached at different levels on the tower to anchor foundations in the ground;

                  - Lattice towers (which can reach heights of up to 1,000 feet) are self-supporting structures usually tapered from the bottom up, with either three or four legs; and

                  - Monopoles (which typically range in height from 50 to 200 feet) are self-supporting tubular structures, which typically accommodate fewer tenants. Monopoles are often used as single purpose towers or in locations where there are space constraints or a need to address aesthetic concerns.

                  In addition to towers, wireless communications equipment can also be placed on building rooftops. Rooftop sites are common in urban downtown areas where tall buildings are available and multiple communications sites are required because of the high volume of wireless traffic. At December 31, 2001, Debtors' revenue producing portfolio consisted of 1,816 guyed, 1,044 self-supporting lattices, 154 monopoles and 834 rooftop and other sites.

                  The value of a rental communications site is principally determined by the desirability of its location to customers and the amount of equipment that can be located at a particular site. Multiple customers can share one tower through "vertical separation" with each type of customer (i.e., cellular, PCS or paging) located at a different height on the tower, while multiple customers can share a single rooftop communications site through "horizontal separation" of each type of customer. Additionally, although many existing towers and rooftops were not originally built with the capacity to support multiple customers, these communications sites can often be augmented or reinforced to support additional equipment.

                  Historically, wireless communications providers and broadcasters built, owned and operated their own towers, which were typically constructed and designed for their exclusive use. There have been a number of changes in the communications industry, however, that have resulted in communications sites becoming available for multiple uses and for acquisition by independent communications site operators:

                  - As new technologies emerged, much of the transmission equipment located on many communications sites became obsolete. For example, fiber optic cables have largely replaced transmission traffic traditionally carried by wireless microwave networks.

                  - Paging and SMR providers traditionally owned their own networks and transmission towers. As these industries have consolidated over the past 10 years, the service providers consolidated their equipment, resulting in unutilized or underutilized towers.

                  - Wireless communications providers today are generally more focused on developing their subscriber base and less focused on building and owning proprietary tower networks.

                  During the mid-to-late 1980's, a number of independent communications site owners began to emerge, marking the beginning of the site rental industry. These independent tower owners focused on owning and managing towers and rooftops with multiple customers. PHI believes the majority of these operators were individuals with a small number of local rental towers offering very limited coverage areas. Since 1995, however, several larger independent communications site owners have emerged as demand for wireless communications services has continued to grow and as additional high frequency licenses were awarded for new wireless communications services. Both trends led to a need for networks with an extensive tower infrastructure. Many different companies and individuals still largely own rental communications sites in many parts of the United States. As the demand for communications sites has been increasing, there has been a growing trend by municipalities to slow the proliferation of towers. These trends have contributed to an increasing need for strategically located towers that can accommodate multiple wireless communications providers.

      B.    Description of the Debtors

            1.    Overview

                  PHI is a holding company whose major asset is the stock of PTI. PTI, PT-III, PSA and PHI's non-filing direct and indirect subsidiaries (collectively, the "Operating Companies") are independent providers of communications site space in the United States. The Operating Companies' focus is primarily on renting space on communications sites to providers of wireless communications services, such as PCS, cellular, paging, SMR, ESMR, wireless data transmission and radio and television broadcasting. The Operating Companies' business strategy is focused on growing Cash flow by increasing tenancy on existing sites. Previously, the business strategy included the acquisition of telecommunication sites located in areas of high wireless rental site demand. However, as a result of Debtors' inability to access additional capital, Debtors have significantly curtailed their strategy of growth through acquisitions and have ceased pursuing the acquisition opportunities they were in the process of pursuing. However, Debtors believe that the Operating Companies' extensive base of communications sites leaves Debtors, if adequately capitalized, well positioned to benefit from the growth opportunities in wireless communications, which is resulting in on-going demand for communications site rental space.

                  Debtors have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of December 31, 2001, Debtors had 4,472 communications sites, including 2,619 owned sites, 788 "managed" sites and 1,065 "leased" sites. An owned site is generally a site where an Operating Company owns the tower and either leases or owns the underlying land. Managed sites are tower or rooftop communications sites owned by others at which the Operating Company has the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where the Operating Companies have a non-exclusive right to market antenna space.

                  PHI and its direct and indirect subsidiaries currently have over 3,500 customers renting space on one or more of their communications sites. Their tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Wireless Holdings, AT&T Wireless, the Federal Bureau of Investigation, the Drug Enforcement Agency, Nextel, Southern Communications, Sprint PCS and Verizon. Customers generally are responsible for the installation of their own equipment and in many cases, the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase the Operating Companies' monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to an owned communications site, Debtors are able to increase revenue with limited incremental costs, thereby increasing Cash flow margins. Furthermore, Debtors' revenue stream is typically stable as the Operating Companies' communications site locations serve an essential function in their customers' wireless networks and cannot easily be replaced.

                  Nevertheless, Debtors experienced a level of tenant churn in 2001 that was higher than Debtors' historical level of churn. Debtors believe this was due, primarily, to changes in certain of Debtors' customer segments' underlying communications technology resulting in a decrease in their need to retain their equipment on certain of Debtors' towers and to a lack of capital resources to fund their business plans.

                  In August 2000, Debtors became the subjects of an investigation conducted by the Untied States Securities and Exchange Commission (the "SEC"). On December 6, 2001, the Debtors entered into a settlement with the SEC relating to the original accounting for the August 1999 acquisition of certain assets from Motorola, Inc. (the "Motorola Antenna Site Acquisition"). Debtors restated the accounting for that transaction in filings made with the SEC in April and May 2001. In the settlement, Debtors consented, without admitting or denying the SEC's findings, to the SEC's entry of an administrative order that Debtors cease and desist from committing or causing violations of the reporting, books and records, and internal control provisions of the Federal securities laws. The SEC order does not claim any violation of the antifraud provisions of the Federal securities laws, nor does it assess a monetary penalty or fine against Debtors.

            2.    Security Ownership of Certain Beneficial Owners and Management

                  The following table shows the amount of Old Common Stock beneficially owned as of May 15, 2002 by PHI's directors and officers.

Name of Beneficial Owner                   Number of Shares Beneficially Owned
------------------------                   -----------------------------------
Steven R. Day (a).......................                543,820
Ben Gaboury (b).........................                418,465
William T. Freeman (c)..................                 10,000
Decker A. Todd (d)......................                 58,235
Camille Blommer (e).....................                 10,900
Michael David Kerwick (f)...............                 16,800
Ronald Lipham (g).......................                 13,300
Michael Millard (d).....................                  6,800
Gary Mattox (h).........................                 30,500
Thomas W. Guard.........................                      0
Evan N. Berlin (i)......................                197,710
G. Peter O'Brien (j)....................                 52,700
J. Clarke Smith (k).....................                 48,000
Paula E. Boggs(l).......................                 40,000
Arthur J. Hill (m)......................                220,000

-------------------

(a) The number of shares shown in the table includes (i) 83,435 shares held directly by Mr. Day, (ii) 7,143 shares held by South Creek, Inc., (iii) 185,384 shares held by South Creek Partnership Ltd. and (iv) 267,858 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(b) The number of shares shown in the table includes (i) 143,597 shares held directly by Mr. Gaboury and (ii) 274,868 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(c)    The number of shares shown in the table are directly held by Mr. Freeman.

(d) The number of shares shown in the table are shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(e) The number of shares shown in the table includes (i) 5,100 shares held directly by Ms. Blommer and (ii) 5,800 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(f) The number of shares shown in the table includes (i) 10,000 shares held directly by Mr. Kerwick and (ii) 6,800 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(g) The number of shares shown in the table includes (i) 8,000 shares held directly by Mr. Lipham and (ii) 5,300 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(h) The number of shares shown in the table includes (i) 24,500 shares held directly by Mr. Mattox and (ii) 6,000 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(i) The number of shares shown in the table includes (i) 2,000 shares held directly by Mr. Berlin, (ii) 14,460 shares held by the Janice A. Berlin IRA Rollover E*Trade Custodian Account and (iii) 181,250 held by the Jeffrey Berlin IRA Rollover E*Trade Custodian Account.

(j) The number of shares shown in the table include (i) 12,700 shares held directly by Mr. O'Brien and (ii) 40,000 shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(k) The number of shares shown in the table includes (i) 8,000 shares held directly by Mr. Smith and (ii) 40,000 shares subject to options that are exercisable within 60 days of May 15, 2002.

(l) The number of shares shown in the table includes only shares subject to stock options that are exercisable within 60 days of May 15, 2002.

(m) The number of shares shown in the table includes (i) 200,000 shares held directly by Mr. Hill and (ii) 20,000 shares subject to options that are exercisable within 60 days of May 15, 2002.

            3. Summary of Capital Structure of Debtors on a consolidated basis:

                  (a)   Debt

                        Long-term debt consists of the following:

                                                                                           DECEMBER 31, 2000    DECEMBER 31, 2001
                                                                                               (IN 000'S)          (IN 000'S)
                                                                                          -------------------  -------------------
CREDIT AGREEMENT, interest at variable rates (9.50% to 10.00% at December 31,
   2000 and 8.57% to 9.06% at December 31, 2001), secured, quarterly principal installments began September 30, 2001, maturing
   June 30, 2007 ...................................................................            $ 392,397         $ 367,753

SENIOR NOTES, net of unamortized original
   issue discount of $61,737 and $34,369, respectively, unsecured with Cash interest payable semi-annually in arrears beginning September 16, 2003, balloon principal payment of $325,000 due at maturity on
   March 15, 2008 ..................................................................              263,263           290,631(2)

CONVERTIBLE NOTES, Cash interest payable semi-annually beginning September 15,
   2000, balloon principal payment of $200,000 due at maturity on September 15,
   2007 unless redeemed on or after March 21,
   2003 ............................................................................              200,000           200,000(3)

SELLER NOTES, payable to former tower owners,
   interest from 8.0% to 13% per annum, monthly installments of principal and interest of varying amounts through December 31, 2021, secured by various letters of credit or guaranties of related
   parties .........................................................................               30,600            27,087(4)
                                                                                                ---------         ---------
                                                                                                  886,260           885,471
                                                                                                ---------         ---------

Less: current portion of long-term debt ............................................              (16,868)         (885,471)

                                                                                                $ 869,392         $      --
                                                                                                =========         =========

----------------
(2)   Due to non-compliance, $325 million was due and payable on the Petition
      Date.

(3)   $194,838,417 was due and payable on the Petition Date.

(4)   $24,067,717 was outstanding on the Petition Date.

                  Due to the non-compliance with financial ratio covenants in the Credit Agreement all of Debtors' debt is considered current. However, absent the effects of non-compliance, the remaining principal payments at December 31, 2001 become due as follows: 2002 - $25.4 million; 2003 - $36.4 million; 2004 - $89.3 million; 2005 - $96.8 million; 2006 - $37.2 million; 2007 and thereafter - $634.7 million.

            (b)   Credit Agreement

                  The Credit Agreement is with Bank of America, N.A., as administrative agent for the Pre-Petition Lenders. As of March 31, 2002, approximately $393.0 million was committed on the senior credit facility and there was no availability. The Credit Agreement is secured by a pre-petition lien on substantially all of Debtors' assets and a pledge of substantially all of the capital stock of Debtors' subsidiaries. The Credit Agreement also contains customary covenants such as limitations on Debtors' ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to stockholders, or prepay subordinated debt.

                  Beginning in the third quarter of 2001, Debtors were out of compliance with financial covenants contained in the Credit Agreement, which represented an Event of Default thereunder. Debtors entered into a forbearance agreement with the Pre-Petition Lenders on November 16, 2001, which was amended on December 12, 2001 and February 6, 2002, amended and restated on March 8, 2002, further amended as of April 12, 2002 and further amended and reinstated on May 1, 2002 and May 10, 2002 (the "Forbearance Agreement"), pursuant to which the Pre-Petition Lenders agreed not to exercise remedies available to them under the Credit Agreement. The terms of the Forbearance Agreement were to: (1) increase the interest rate on Debtors' borrowing by 1.0% to LIBOR plus 3.75% and LIBOR plus 4.0%, instead of the default rate; (2) eliminate Debtors' ability to make additional draws under the senior credit facility; (3) restrict the amount of money that can be invested in capital expenditures by the Debtors; (4) limit Debtors' ability to incur additional debt; (5) limit PTI's current ability to distribute funds to PHI in connection with Convertible Notes; (6) require Debtors to establish a $2.5 million Cash escrow account to support outstanding letters of credit; and (7) prohibit distribution of Cash to PHI. The Forbearance Agreement expired on May 15, 2002.

                  The Asset Sale Consent Agreement dated February 28, 2002, and the First Amended and Restated Forbearance Agreement dated March 8, 2002, permit the Operating Companies to sell their remaining collocation facilities, 88 parcels of land located under other companies towers, an office building located in Oldsmar, Florida and PTI's interest in its UK subsidiary so long as the sales price meets certain criteria and 80% of the proceeds are applied to reduce outstanding borrowings under the Credit Agreement. The Debtors hope to effectuate some of these sales during the pendency of the Chapter 11 Cases.

                  The following table summarizes the initial covenant requirements under the Credit Agreement, the amended requirements, for the period ended December 31, 2001 and Debtors' actual ratios at December 31, 2001:

                                                     ORIGINAL                    AMENDED
             COVENANT                               REQUIREMENT                 REQUIREMENT                 ACTUAL
             --------                               -----------                 -----------                 ------
Total Leverage Ratio                        (less than)=4.25 to 1.00      (less than)=3.75 to 1.00     4.60 to 1.00
Consolidated Leverage Ratio                 (less than)=7.50 to 1.00      (less than)=8.00 to 1.00     10.34 to 1.00
Consolidated Interest Coverage Ratio        (greater than)=2.50 to 1.00   (greater than)=2.00 to       1.00 1.75 to 1.00
Pro-Forma Debt Service Coverage Ratio       (greater than)=1.50 to 1.00   (greater than)=1.25 to       1.00 1.20 to 1.00
Fixed Charge Coverage Ratio                 (greater than)=1.10 to 1.00   (greater than)=1.00 to       1.00 0.98 to 1.00

            (c)   Senior Notes

                  In March 1998, PHI completed the offering of the Senior Notes. PHI received net proceeds of approximately $192.8 million from that offering. The proceeds were used to repay outstanding borrowings under the Credit Agreement, to repay in full and retire a $12.5 million bridge loan from PHI's then largest stockholder, ABRY Broadcast Partners II, L.P., and accrued interest thereon, to repay a $20.0 million subordinated term loan and accrued interest thereon and to pay a distribution preference to certain Holders of Old Common Stock. The Senior Notes were issued under the Senior Notes Indenture and mature on March 15, 2008. Cash interest is not payable on the Senior Notes before March 15, 2003. Thereafter, the Senior Notes would require semi-annual Cash interest payments of $16.25 million. Under the Securities Purchase Agreement, the Debtors have stipulated that the Allowed Amount of the Senior Note Claims in the aggregate is $325 million.

            (d)   Convertible Notes

                  On March 22, 2000, PHI completed a private placement of the Convertible Notes to certain institutional purchasers pursuant to the exemption from registration provided by section 4(2) of the Securities Act. PHI repaid outstanding revolving debt under the Credit Agreement with the net proceeds of $193.5 million from this private placement. Interest is payable on the Convertible Notes on March 15 and September 15 of each year. As discussed above, the Forbearance Agreement prohibits PTI from distributing Cash to PHI. As of March 15, 2002, PHI stopped paying interest on the Convertible Notes, which resulted in a default under the Convertible Notes indenture and a cross default under the Credit Agreement.

                  The Convertible Notes were set to mature on September 15, 2007, unless previously redeemed or repurchased. The Convertible Notes are convertible into Old Common Stock at the option of the Convertible Note Holders at an initial price of $78.375 per share, which conversion price is subject to adjustment under the terms of the Convertible Notes. PHI filed a registration statement on May 23, 2000, to cover resales of the Convertible Notes and the shares of Old Common Stock issuable upon conversion of the Convertible Notes, which was declared effective by the SEC on June 20, 2001.

                  Under the terms of the Registration Rights Agreement, because the registration statement was not declared effective by the SEC by September 18, 2000, the interest rate on the Convertible Notes increased by 0.5%. Thereafter, because the registration statement was not declared effective by December 17, 2000, the interest rate on the Convertible Notes increased by an additional 0.5%. The interest rate on the notes could not increase to greater than 6.5% under the terms of the Registration Rights Agreement. As a result of the effectiveness of the registration statement on June 20, 2001, the additional interest that began accruing on September 19, 2000, has ceased accruing. Due to the failure to meet covenant requirements under the Credit Agreement and as a result of the Forbearance Agreement, the March 15, 2002 interest payment was not made.

                  On January 22, 2002, $12.5 million of Convertible Notes were redeemed for 158,851 shares of PHI's common stock at the stated conversion price per share of $78.375, reducing PHI's outstanding obligation under the Convertible Notes to approximately $187.5 million as of March 31, 2002. As set forth in the Plan, the Convertible Note Claims shall be deemed Allowed Class PHI-7 Convertible Claims in the aggregate amount of $194,838,416.68, which amount includes interest accrued through the Petition Date.

                  On May 23, 2002, the Indenture Trustee of the Convertible Notes, The Bank of New York, resigned, subject to confirmation of a successor trustee. No successor trustee has been appointed.

            (e)   Other Indebtedness

                  Debtors also use other financings to fund certain communications site acquisitions. As of December 31, 2001, Debtors had outstanding, in the aggregate amount, $27.1 million of Seller Notes bearing interest at rates ranging from 8.0% to 13.0% per annum. By the Petition Date, this amount was reduced to approximately $25 million. The Seller Notes are backed by letters of credit issued by Bank of America, N.A. As such, the amount may have been reduced further since the Petition Date to the extent that Holders of Seller Notes have drawn down on the letters of credit.

      4.    Events Precipitating Chapter 11 Petition

            (a)   Events leading up to filing and pre-petition finances


                  (i) In August 1999, PHI closed the Motorola Antenna Site Acquisition. PHI had never completed a transaction as large as the Motorola Antenna Site Acquisition. Due to the magnitude, timing, logistical and other constraints of the Motorola Antenna Site Acquisition, before closing the acquisition, PHI was unable to access, analyze and verify all information needed to: (1) ascertain the physical inventory and condition of the assets acquired (through the use of engineering surveys of the assets and otherwise); (2) estimate the fair value of the assets acquired and liabilities assumed for purposes of purchase price allocation to specific individual assets; (3) identify, evaluate and record the assets acquired and liabilities assumed for purposes of determining the final purchase price; (4) assign certain associated FCC licenses from Motorola or other entities to PHI; and (5) properly evaluate all recorded title and mortgage documents for acquired real estate assets. The total of the Motorola Antenna Site Acquisition pre- and post-closing transaction, related due diligence and related efforts cost a total of approximately $19.0 million, approximately $17.3 of which was incurred post-closing.

                  (ii) PHI was involved in an SEC investigation and the SEC Staff ("Staff') requested information from PHI, the current independent auditors, Ernst & Young ("E&Y") and from Debtors' former independent auditors, PricewaterhouseCoopers ("PwC"), as part of its inquiry. The SEC's investigation appeared to be focused primarily on the Motorola Antenna Site Acquisition and on the independence of PwC as auditor. On December 6, 2001, PHI entered into a settlement with the SEC relating to the original accounting for the August 1999 Motorola Antenna Site Acquisition. PHI restated its accounting for that transaction in filings made in April and May 2001. In the settlement, PHI consented, without admitting or denying the SEC's findings, to the SEC's entry of an administrative order that it cease and desist from committing or causing violations of the reporting, books and records, and internal control provisions of the Federal securities laws. The SEC order does not claim any violation of the antifraud provisions of the Federal securities laws, nor does it assess a monetary penalty or fine. PHI incurred substantial costs and the investigation caused a diversion of management's time and attention. However, the length of time it took to resolve the SEC investigation has had an unfavorable impact on investor confidence. As a result, the market prices at which PHI's securities were trading was adversely affected.

                  (iii) Motorola's representations and warranties in the definitive purchase agreement between Motorola and PHI did not survive the closing of the acquisition. Therefore, PHI's ability to obtain compensation from Motorola for defects in title, the need for third party and FCC consents (and the need to make payments to obtain such consents) or other site-related and other unanticipated issues is limited.

                  (iv) The SEC investigation of Debtors and the restatement of Debtors' financial statements has also had significant impact on the ability to access capital.

                  (v) PHI, its Chief Executive Officer, Steven R. Day, its former Chief Financial Officer, Jeffrey J. Card, and its former Chief Executive Officer, Robert J. Wolsey, various current and former directors of PHI (collectively the "Individual Defendants"), PHI's former accountants, PwC, and the underwriters of PHI's January 18, 2000 secondary offering (the "Underwriter Defendants"), were named as defendants in a consolidated class action complaint styled In re Pinnacle Holdings Corp. Securities Litigation, Case No.8:01-CV-624-T-27MSS filed on August 8, 2001, in the United States District Court for the Middle District of Florida, in Tampa (respectively, the "Securities Action" and the "Florida District Court"). The consolidated amended complaint filed August 8, 2001, consolidates a number of securities class action suits previously filed in the same court. The plaintiffs claim to represent all persons who purchased Old Common Stock during the period between June 29, 1999 and August 14, 2001.

                  The plaintiffs allege that PHI, the Individual Defendants and the Underwriter Defendants violated section 11 of the Securities Act of 1933, by permitting the publication and dissemination of the prospectus for the January 18, 2000 public offering. The plaintiffs allege that the prospectus contained various misrepresentations concerning, among other things, the value of the Operating Companies' towers, due diligence investigation and the financial statements relating to the Motorola Antenna Site Acquisition. The plaintiffs have also alleged that the Individual Defendants are vicariously liable pursuant to section 15 of the Securities Act for PHI's alleged violation of section 11.
Section 15 of the Securities Act makes
those persons who control a "primary violator" vicariously liable for the primary violator's violation of section 11.

                  The plaintiffs further allege that PHI and the other named defendants violated section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder, by making various allegedly misleading statements relating to certain financial statements, the Motorola Antenna Site Acquisition, the nature of the SEC's investigation concerning Debtors' accounting practices and relationship with PwC, and other matters, in various press releases and filings with the SEC. The plaintiffs have also alleged that Messrs. Day, Card and Wolsey violated section 20 of the Exchange Act, which imposes vicarious liability on those persons who control a primary violator of section 10(b) and Rule 10b-5.

            (b) Efforts to deleverage capital structure and gain access to capital.

                  (i) As a result of the foregoing, Debtors' capital structure was highly leveraged. Beginning in July 2001, the Debtors, with the help of Deutsche Banc Alex Brown Inc., actively sought additional capital and considered ways to deleverage their capital structure. In December 2001, Debtors engaged the Gordian Group, L.P. ("Gordian"), a New York investment banking firm, to continue that process and to assist in further exploring a variety of investment and deleveraging alternatives, including stand-alone recapitalization and third-party investment scenarios, both in and out of bankruptcy. A variety of potential investors and other third parties were contacted as part of that process. Starting in March 2002, the Debtors were contacted by Farallon Capital Management, L.L.C. and Abrams Capital LLC ("Abrams Capital"), each on behalf of certain managed funds and accounts, as representatives of themselves and other institutions holding, in the aggregate, a majority in principal amount of the Senior Notes and a substantial principal amount of the Convertible Notes. The Debtors urged the Senior Note Holders to form an informal committee, which they did (collectively, the "Senior Noteholders' Committee"). The members of the Senior Noteholders' Committee are: Stark Investments; Lonestar Partners, L.P.; Silverpoint Capital; Farallon Capital Management L.L.C.; Abrams Capital LLC; and Oppenheimer Funds, Inc. The Senior Noteholders' Committee retained Chaim J. Fortgang. Abrams Capital retained Kramer Levin Naftalis & Frankel LLP ("Kramer Levin") as counsel and Kramer Levin provided legal advice to the Senior Noteholders' Committee as creditors with a common interest. The Debtors agreed to pay the fees and expenses of both Mr. Fortgang and Kramer Levin. The Fortgang retention agreement further provided that Mr. Fortgang could seek a success fee through an application to the Court, but that Debtors had the right to object to such fee. At the request of certain members of the Senior Noteholders' Committee and the Investors, the agreement was amended to provide that (i) Mr. Fortgang had completed his work before the commencement of the chapter 11 cases, (ii) Mr. Fortgang had earned a success fee of $600,000, and (iii) that such success fee would be paid when certain conditions were met, including, inter alia, consummation of the Restructuring Transaction. In May 2002, Mr. Fortgang became an executive at Fortress, where he will be involved in business development opportunities unrelated to Fortress' investment in Reorganized PHI and will have no direct financial interest in Reorganized PHI.

                  (ii) On April 25, 2002, PHI and PTI entered into the Securities Purchase Agreement with Fortress and Greenhill, with the consent of the Senior Noteholders'

Committee, several members of which signed "Lock-Up Agreements" binding them to vote for a plan that embodies the Securities Purchase Agreement so long as certain conditions of the Lock-Up Agreements were met. A form of the Lock-Up Agreement is attached to this Disclosure Statement as Exhibit B. Pursuant to the Securities Purchase Agreement, Fortress and Greenhill will together invest approximately $205 million (which amount may be reduced or increased pursuant to the Securities Purchase Agreement) by acquiring shares of New Common Stock at a price of $10.00 per share. The Securities Purchase Agreement also requires the filing of a chapter 11 proceeding to effectuate the restructuring of the Debtors.

            5.    Settlement of Class Action Case

            Effective as of May 16, 2002, plaintiffs, on behalf of the Plaintiff Settlement Class, and the Securities Action Defendants(5), entered into a memorandum of understanding ("MOU"), that sets forth the terms by which the Securities Action will be resolved (the "Securities Action Settlement"). The MOU is attached as Exhibit D to the Plan and incorporated therein by reference. Among other things, the MOU provides that Genesis Insurance Company ("Genesis"), Debtors' officers and directors liability insurer, will contribute $8.2 million towards the Securities Action Settlement (the "Genesis Payment"), of which $4.1 million is being contributed on behalf of the Individual Defendants and $4.1 million is being contributed on behalf of PHI. PwC will contribute $2.6 million to the Securities Action Settlement and the Underwriter Defendants will contribute $200,000.

            The MOU provides that the effectiveness of the Securities Action Settlement is conditioned upon the parties' execution of a formal Stipulation of Settlement, preliminary approval thereof by the Florida District Court, notice to the Plaintiff Settlement Class, satisfaction of an opt-out trigger arrangement and the issuance of an Order of Final Judgment Approving Settlement (the "Order of Final Judgment") containing terms substantially as agreed by the parties, all pursuant to Rule 23 of the Federal Rules of Civil Procedure. The MOU requires that the Order of Final Judgment bar all claims by any party or third party that relates to the facts upon which the Securities Action was or could have been brought.

            The MOU also conditions the effectiveness of the Securities Action Settlement upon the Court's entry of a Final Order approving the Genesis Payment. PHI has agreed to use its best efforts to obtain the Court's approval of the releases of the Individual Defendants, Genesis and PwC contained in
Article XVI.I of the Plan. Those releases include a release of Debtors, the Individual Defendants, Genesis and PwC by Holders of Existing Securities Claims, which includes the claims asserted in the Securities Action.

            The proposed releases are essential to the reorganization. Under the terms of the PHI Bylaws, PHI is obligated to indemnify the Individual Defendants for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the Securities Action. In addition, PHI is obligated to advance the Individual Defendants' legal fees and expenses unless and until it is determined that any of the Individual Defendants do not qualify for indemnification. Under the circumstances, Debtors believe that the claims asserted

-------------
(5) Genesis is not a signatory to the MOU, but authorized its insureds, PHI and the Individual Defendants, to enter into the MOU.

against the Individual Defendants also constitute claims against PHI. The Underwriter Defendants also have asserted a contractual indemnity claim against PHI for its fees and costs associated with the defense of the Securities Action, which could deplete assets of PHI's estate.

            Under the terms of the Securities Action Settlement, all of the parties to the Securities Action will exchange mutual releases. Accordingly, the Securities Action Settlement also will resolve the Individual Defendants' demands for indemnification and advancement of fees and expenses arising out of the Securities Action as well as the indemnification claims asserted by the Underwriter Defendants. Each of the Individual Defendants (through Genesis), the Underwriter Defendants and PwC are contributing substantial funds to pay the claims asserted in the Securities Action. These releases are important because the Securities Purchase Agreement requires that Steven Day continue as Chief Executive Officer as a condition to closing. Absent the settlement and releases, the Debtors would be discharged in the Chapter 11 Cases, and the Individual Defendants, including Mr. Day, would become the primary targets of the class action. It is doubtful whether Mr. Day could - or would- continue to be able to discharge his duties while being the primary target of such onerous litigation. Therefore, the proposed releases help to fulfill an essential condition to consummation of the Plan. In addition, the Plan releases are being provided in connection with the Securities Action Settlement and the MOU, to which plaintiffs in the Securities Action have agreed on behalf of the Plaintiff Class. Finally, Debtors believe that the Securities Action Settlement is an essential component of the Plan, as it is unlikely that any of the Individual Defendants, Genesis, PwC or the Underwriter Defendants would have agreed to fund the Securities Action Settlement except upon obtaining releases from the Holders of Existing Securities Claims.

      C. Proposed Transaction

            1. Description of Fortress and Greenhill

                  (a) Fortress Registered Investment Trust

                        Fortress is a Delaware business trust, all the beneficial interests of which are owned by Fortress Investment Fund LLC, which was established to make real estate related investments. Fortress Investment Fund LLC is a Delaware limited liability company that has $870 million in committed equity capital, of which the uninvested amount is in excess of the amount required by Fortress to fund its purchase of Investor Shares, including any Investor Shares to be purchased to fund Claims arising out of Debtors' rejection of Executory Contracts. At June 12, 2002, Fortress, together with its affiliates, owned approximately $93.8 million in principal amount of the Senior Notes and approximately $95.6 million in principal amount of the Convertible Notes. Fortress has agreed in the Securities Purchase Agreement to vote all such Senior Notes and Convertible Notes in favor of the Plan and intends to elect to receive New Common Stock as consideration for such Senior Notes. Mr. Fortgang, who had been retained by the Senior Noteholders' Committee, became an executive of Fortress in May 2002.

                  (b) Greenhill Capital Partners L.P.

                        Greenhill is a Delaware limited partnership formed for the purpose of making privately negotiated investments and is operated and managed by Greenhill Capital

Partners, LLC, a limited liability company ("Greenhill LLC"). Greenhill Capital Partners (Cayman) L.P., Greenhill Capital Partners (Executives) L.P. and Greenhill Capital L.P. are all separate co-investment vehicles operated and managed by Greenhill LLC. Greenhill, together with its affiliates, has $420 million in committed equity capital, of which the uninvested amount is in excess of the amount required by Greenhill to fund its purchase of Investor Shares, including any Investor Shares to be purchased to fund Claims arising out of Debtors' rejection of Executory Contracts. At June 12, 2002, Greenhill, together with its affiliates, owned approximately $32.3 million in principal amount of the Senior Notes. Greenhill has agreed in the Securities Purchase Agreement to vote all such Senior Notes in favor of the Plan and intends to elect to receive New Common Stock as consideration for such Senior Notes.

                  (c) Further Assurance of Financial Wherewithal of Investors

                        To induce Debtors to enter into the Securities Purchase Agreement, the Investors provided Debtors with representations and warranties that they had sufficient financial wherewithal and capability to close the Transaction. In addition, the Investors also provided Debtors' investment bankers with certain information, and after performing certain due diligence, the investment bankers advised the Debtors that they believed the Investors had sufficient financial wherewithal and capability to close the Transaction.

                  (d) Board Members of Reorganized PHI Designated by Fortress
                      and Greenhill

                        The following individuals are expected to be four of the five designees of the Investors to the Board of Directors of Reorganized PHI.

                        Wesley R. Edens has been the Chief Executive Officer and a Principal of Fortress Investment Group since co-founding the firm in 1998. Mr. Edens, together with Peter Briger, oversees and is responsible for all investment decisions at the firm, as well as the firm's strategic direction. Mr. Edens is also responsible for the day-to-day operations and management of Fortress's private equity funds. Prior to forming Fortress, Mr. Edens was Head of Global Principal Finance at UBS Securities LLC (UBS), as well as a Managing Director of UBS from May 1997 to May 1998. Prior to that, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. (BlackRock) from October 1993 where he headed BlackRock Asset Investors (BAI), a private equity fund. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, where he was head of Non-Agency Mortgage Trading. Mr. Edens received a B.S. in Business Administration from Oregon State University.

                        Robert H. Niehaus is the Chairman and the Senior Member of Greenhill Capital Partners, (the "Fund"). Mr. Niehaus joined Greenhill in January 2000 as a Managing Director to begin the formation of the Fund. Prior to joining Greenhill, he spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the Merchant Banking Department. Mr. Niehaus was Vice Chairman and a Director of the Morgan Stanley Leveraged Equity Fund II, L.P. from 1992-1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P. from 1994-1999. He was also the Chief Operating Officer of Morgan Stanley's Merchant Banking Department from 1996-1998. Mr. Niehaus is a Director of The

American Italian Pasta Company, Berliner Communications, Etel Group, Ltd., Shelflink.com, iPath Corporation and Waterford Wedgwood plc. He is also Treasurer, Director and Chairman of the Finance Committee of Good Shepherd Services, a Director of the Student Sponsor Partnership, Inc. and a Trustee of the Rye YMCA. Mr. Niehaus graduated from Princeton University and the Harvard Business School.

                        William Doniger is a Managing Director of Fortress overseeing U.S. acquisitions. He joined Fortress in May 1998, prior to which he worked at UBS and, from January 1996 through December 1997, at BlackRock. Prior to that, Mr. Doniger was in the structured finance group of Thacher Proffitt. Mr. Doniger received an A.B. degree in History from Princeton University and a J.D. degree from American University.

                        Timothy J. Haddock is a Principal at Greenhill. Mr. Haddock joined Greenhill in April 1999 and focuses on investments and mergers & acquisitions across a broad range of industries. Prior to joining Greenhill, Mr. Haddock was a Vice President in the Mergers & Acquisitions department of J.P. Morgan. Mr. Haddock graduated from Texas Christian University and the University of Chicago Graduate School of Business.

                  2.    Securities Purchase Agreement

                        (a) General

                        The touchstone of the recapitalization under the Plan is a new capital infusion into Reorganized PHI provided in two parts: (1) an equity investment made by the Investors of $205 million (which amount may be reduced or increased pursuant to the Securities Purchase Agreement), and (2) a new credit facility of $340 million. In order to effectuate the Transaction PHI and PTI have entered into the Securities Purchase Agreement with the Investors. A copy of the Securities Purchase Agreement is attached to the Plan as Exhibit A. The following summary of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement.

                        (b) Consideration

                        The Securities Purchase Agreement provides that the Investors are to make a Cash investment of $205 million (the "New Equity Investment") which amount may be reduced or increased pursuant to the Securities Purchase Agreement. This amount may be reduced to the extent the Senior Note Holders elect to receive New Common Stock as part of their consideration under the Plan. This amount may be further adjusted upward to the extent capital is required to satisfy obligations relating to rejection of agreements or leases under the Plan and may be adjusted downward if the Debtors' Cash uses are determined at closing of the New Equity Investment ("Closing") to be less than $415 million. In exchange for their investment, the Investors are to receive New Common Stock, valued at $10 per share, equal to at least a majority of the outstanding shares of Reorganized PHI, and depending on the amount of New Common Stock that the Senior Note Holders elect to receive as part of their consideration under the Plan, may be as much as 100% of the outstanding New Common Stock upon consummation of the Plan.

                        The Securities Purchase Agreement provides for a payment of up to $114 million to the Senior Note Holders. Each Senior Note Holder may elect to use the Cash it would otherwise receive on account of its Senior Notes to purchase New Common Stock at the same price -- $10 per share -- paid by the Investors. However, the aggregate amount of shares of New Common Stock so purchased by Senior Note Holders may not exceed 49.9% of all shares of New Common Stock issued under the Plan. If Senior Note Holders elect, in the aggregate, to purchase shares totaling more than 49.9% of the total shares to be issued under the Plan, the aggregate number of shares to be issued to electing Senior Note Holders shall be "cut back" to 49.9%. The cutback necessary to reduce the number of shares purchased to 49.9% of the total amount of shares shall be shared by the Senior Note Holders proportionately to the amounts they choose to receive in New Common Stock, and such Holders will receive any Cash that they were unable to use to purchase New Common Stock because of the cutback. This amount is also subject to an increase if (i) the Convertible Note Holders vote to reject the Plan or (ii) if both the Convertible Note Holders and the Holders of Old Common Stock vote to reject the Plan, in which case, as applicable, Senior Note Holders would share the Subordinate Claim Consideration, with those Holders who choose Cash as part of their consideration under the Plan sharing in the Cash portion of the Subordinate Claim Consideration based on the amounts they choose to receive in Cash, and those Holders who choose New Common Stock as part of their consideration under the Plan receiving their portion of the warrant portion of the Subordinate Claim Consideration, based on the amounts they choose to receive in New Common Shares. In addition, in the event the aggregate amount of New Common Stock that the Senior Note Holders elect to receive as part of their consideration under the Plan is less than the entire Share Pool, Senior Note Holders who elect to receive their consideration under the Plan entirely in New Common Stock and who make the appropriate election will be able to purchase up to 50% of the remaining New Common Stock in the Share Pool for $10 per share. The Investors will purchase all the remaining New Common Stock in the Share Pool. SENIOR NOTE HOLDERS WHO INTEND TO ELECT NEW COMMON STOCK AS PART OF THEIR CONSIDERATION UNDER THE PLAN OR TO EXERCISE ANY OTHER ELECTIONS DISCUSSED IN THIS PARAGRAPH SHOULD REFER TO SECTION I.C OF THIS DISCLOSURE STATEMENT AND TO THE ELECTION FORM FOR A DESCRIPTION OF THE TERMS AND CONDITIONS OF SUCH ELECTIONS AND THE PROCEDURES BY WHICH SUCH ELECTIONS MUST BE MADE. THE PROCEDURES MUST BE FOLLOWED EXACTLY.

                  (c) Terms and Conditions

                        The Securities Purchase Agreement provides that the Debtors will use commercially reasonable efforts to seek approval of the Plan on the terms described in the Disclosure Statement and to obtain confirmation of the Plan as expeditiously as possible in light of all the circumstances.

                        The Securities Purchase Agreement further provides that concurrently with the consummation of the Plan, Reorganized PHI will merge with and into an entity formed by the Investors with such entity being the surviving corporation and the direct parent corporation of Reorganized PTI.

                        The Securities Purchase Agreement contains customary representations and warranties of the parties thereto. These include (i) representations and


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
warranties by the Debtors to the Investors with respect to corporate organization, good standing, corporate authority, capitalization, subsidiaries, filings with the SEC and the financial statements included therein, absence of certain changes, litigation, consents and approvals, regulatory matters, compliance with laws, contracts and commitments, financial advisory, legal and other fees, labor matters, employee benefit plans, intellectual property and technology, taxes, real properties, permits, environmental matters and insurance, and (ii) representations and warranties by the Investors as to the nature of their investment, their organization, authority, validity of execution by them of the Securities Purchase Agreement and the related documents, brokers and finders fees, litigation affecting the Transaction, consents and approvals, financing and their ownership of interests in PHI.

                        Under the terms of the Securities Purchase Agreement, any breach by the Debtors of any representation, warranty, covenant (other than covenants that by their nature survive closing) or agreement contained therein would not give rise to any liability to the Debtors for damages, monetary or otherwise, sustained or incurred by the Investors as a result of such breach. However, in some circumstances, a breach of the Securities Purchase Agreement could permit the Investors to assert that the conditions to their obligation to close the New Equity Investment have not been satisfied or permit the Investors to terminate the agreement. Furthermore, any breach of a representation or warranty that results in a $1,000 per month effect or less (individually) is ignored for purposes of the financial tests discussed below.

                        The Securities Purchase Agreement also contains certain covenants. These include covenants with respect to (a) the Debtors' conduct of business prior to Closing, (b) cooperation with the Investors in securing, a credit facility, which is anticipated to be the DB Financing, (c) access to information, (d) termination of the Rights Agreement, (e) use of proceeds received by the Debtors in respect of the New Equity Investment and the credit facility, (f) execution of the Investor Agreement at or prior to the Effective Date, (g) releases of the Investors, (h) payment of Investors' expenses, (i) certain tax matters and (j) notices.

                        One of the covenants in the Securities Purchase Agreement that survives closing is a covenant governing the composition of the board of directors of Reorganized PHI. Reorganized PHI, following the Effective Date, will have nine members of its board of directors, and will consist of: (i) Steven R. Day; (ii) David Abrams (the principal of Abrams Capital, a member of the Senior Noteholders' Committee) or his designee who is reasonably acceptable to the Investors, but only if Abrams Capital and its affiliated funds and accounts acquire New Common Shares representing at least 10% of the New Common Stock outstanding as of the Effective Date, and (iii) five (5) members designated by the Investors in their sole discretion and the remaining directors proposed by them to fill the additional slots with the Senior Noteholders' Committee having the right to veto one of such proposed members. (See Section II.C.1.c. above.) In the event that David Abrams or his designee becomes a director, he or she will be assigned to the class of directors whose term will expire at Reorganized PHI's 2005 annual meeting of shareholders. David Abrams is the founder and managing member of Abrams Capital, LLC, a private investment firm based in Boston. Prior to forming Abrams Capital, Mr. Abrams was employed by the Baupost Group, Inc. for ten years. He graduated from the University of Pennsylvania in 1983. The Investors will have the ongoing right to appoint (i) five (5) directors if the Investors hold a number of shares representing 50% or more of Reorganized PHI's then outstanding common stock; (ii) four (4) directors if the Investors hold between 35% and 50% of such shares; (iii) three (3) directors if the Investors hold between 20% and 35% of such shares; and (iv) two (2) directors if the Investors hold between 10% and 20% of such shares.

                        The Securities Purchase Agreement contains conditions to Closing, including conditions with respect to (i) the form of the Order confirming the Plan, which must be acceptable in form and substance to the Investors and the Senior Noteholders' Committee and must be final and non-appealable, (ii) the receipt of required consents, (iii) the execution by the Debtors of the Investor Agreement, (iv) an amended or a new credit facility
(v) Steven Day and William Freeman's continued employment by the Debtors as Chief Executive Officer and Chief Financial Officer, respectively, (vi) lack of certain obligations under benefit plans, and (vi) termination of the Rights Agreement. In addition, the Closing under the Securities Purchase Agreement is conditioned upon there being no material adverse change for the Debtors and their subsidiaries taken as a whole, and the resolution of certain tax matters, including the resolution, to the Investors' satisfaction, of the Debtors' request to make retroactive elections under "check-the-box regulations" relating to Pinnacle Towers UK Limited.


                        The Closing under the Securities Purchase Agreement also is conditioned upon PHI having satisfied certain financial tests as specifically discussed in the Securities Purchase Agreement. Generally, the financial tests are as follows: (i) average earnings before interest, taxes, depreciation and amortization of the Debtors and their Subsidiaries on a consolidated basis must have been not less than $5.8 million, for the period beginning January 1, 2002 and ending either (a) on the last day of the preceding month, if the closing occurs after the fifteenth (15th) day of the month or (b) the last day of the month before the preceding month if the closing date occurs before the fifteenth
(15th) day of the month, excluding certain items specifically discussed in the Securities Purchase Agreement, (ii) the aggregate amount of Cash needed to meet certain funding obligations specified in the Securities Purchase Agreement, including in connection with the credit facility, Seller Notes, any other indebtedness, any tax liability relating to the "built-in gains" matter, any claims to be funded under the Plan (other than the Senior Notes and the Convertible Notes), expenses in connection with the Restructuring minus the aggregate amount of Cash of the Debtors, before giving effect to the financing provided for in the Plan, must not exceed $415 million and (iii) all liabilities of the Debtors existing as of the Effective Date of a nature required by GAAP to be reflected on a balance sheet and being assumed rather than discharged under the Plan, other than the Seller Notes, subject to certain exclusions contained in the Securities Purchase Agreement, must not exceed $65 million.

                        The Securities Purchase Agreement also provides that the Investors shall receive a break-up fee under certain circumstances. According to the Securities Purchase Agreement, the Investors shall receive a termination fee in the amount of $12 million if at the time of termination of such agreement they are not in breach of any of their obligations thereunder and the commitment letter to provide the DB Financing remains in effect and either of the following occurs: (i) the Investors terminate the agreement due to PHI pursuing an Alternate Proposal or the Senior Note Holders failing to provide the requisite vote in favor of the Plan or if the Debtors terminate the agreement to pursue an Alternative Proposal; or (ii) if the Closing has not occurred before November 15, 2002, and the Debtors are at the time in breach of their obligations under the Securities Purchase Agreement (other than a breach of representation and warranties under the Agreement) and within three months following such termination the

Debtors enter into an agreement contemplating an Alternative Proposal (other than a "stand alone" plan) providing for a higher transaction value to the Debtors than the Transaction contemplated by the Securities Purchase Agreement. The Court entered an Order approving the break-up fee on June 18, 2002.

                        In the event that the Transactions contemplated by the Securities Purchase Agreement are consummated, the Securities Purchase Agreement provides that the Debtors are to reimburse the Investors for up to an additional $2.75 million (excluding any reimbursements received by the Investors prior to April 25, 2002) of their out-of-pocket costs and expenses that the Investors incur in connection with the Securities Purchase Agreement, the Transaction or any other documents contemplated by such Agreement and the Transaction.

                        Under the Securities Purchase Agreement, the Senior Noteholders' Committee has the right to consent to certain documents and certain of the Debtors' decisions including (i) consent to the Cash Funding calculation,
(ii) any alternate investor, (iii) any decision by the Investors to increase the consideration offered to junior stakeholders, (iv) any modifications to the Plan, (v) the termination of the Securities Purchase Agreement by the Debtors in certain circumstances and (vi) extending the termination of the Securities Purchase Agreement past November 15, 2002.

                        If one of the Investors breaches its obligation to consummate the New Equity Investment, and the conditions to each party's obligations under the Securities Purchase Agreement have otherwise been met or waived, the non-breaching Investor may elect to assume or cause one or more other Persons to assume all of the rights and obligations of the breaching Investor, and unless such an Person is an affiliate or an investor in the non-breaching Investor, such alternate investor will be subject to the approval of the Debtors and the Senior Noteholders' Committee. If the non-breaching Investor chooses not to so assume or direct another Person to assume such obligations, the Debtors and the Senior Noteholders' Committee have the right to secure an alternate investor which is subject to the non-breaching Investors consent. In the event that no alternative Investor is secured, the Securities Purchase Agreement may be terminated without any liability to the Debtors or the non-breaching Investor.

            3.    Lock-Up Agreements

                  On April 25, 2002, PHI, the Investors and certain Senior Note Holders reached an agreement regarding the principal terms of the Restructuring. In connection therewith, PHI entered into Lock-Up Agreements with such Senior Note Holders then collectively holding Senior Notes representing at least $167.7 million of the principal amount of outstanding Senior Notes and $95.6 million of the principal amount of outstanding Convertible Notes. The form of the Lock-Up Agreement entered into among PHI, the Investors and such Senior Note Holders is attached as Exhibit B to this Disclosure Statement. The following summary of the Lock-Up Agreements is qualified in its entirety by reference to the form of Lock-Up Agreement annexed hereto.

                  Under the Lock-Up Agreements, such Senior Note Holders have agreed, among other things, and subject to certain conditions, to: (i) vote all of their Claims to accept a plan that embodies the Securities Purchase Agreement; and (ii) to exercise any rights or remedies they may have in connection with the Plan only in a manner consistent with the provisions of the Securities Purchase Agreement. The Lock-Up Agreements terminate (a) on the earlier to occur of the termination of the Securities Purchase Agreement or November 15, 2002 (but prohibiting the withdrawal of a Senior Note Holder's vote for an additional thirty (30) days if the Plan has been confirmed prior to November 15, 2002 and the Closing of the Securities Purchase Agreement is proceeding diligently), (b) if the Chapter 11 Case is converted into a case under chapter 7 of the Code, or (c) upon certain other events related to accuracy of disclosure to the Senior Noteholders' Committee and breach of terms of the Securities Purchase Agreement.

            4.    Investor Agreement

                  On or prior to the Effective Date, Reorganized PHI will execute the Investor Agreement with the Investors and any Senior Note Holders who elect to receive a portion of their consideration under the Plan in New Common Stock and elect to become a party to such agreement ("Electing Note Holders," and collectively with the Investors, the "Stockholders"). The following summary of the Investor Agreement is qualified in its entirety by reference to the form of the Investor Agreement attached as attached as Exhibit A to the Securities Purchase Agreement, which is attached as Exhibit A to the Plan. Senior Note Holders considering electing to receive New Common Stock are urged to read the Investor Agreement in its entirety.

                  Those Senior Note Holders who elect to receive New Common Stock and who elect to become a party to the Investor Agreement will obtain certain rights (including, without limitation, limited rights to demand the registration of their New Common Stock and the right to "tag along" with major shareholders in connection with a transfer of a controlling stock interest) and shall assume certain obligations (including the obligation not to sell its shares without giving the other parties a right of first refusal and the obligation to "drag along," or sell its shares, in connection with a transfer of a controlling stock interest), all on the terms and conditions set forth in the Investor Agreement.

                  Pursuant to the Investor Agreement, Reorganized PHI will, upon receiving a request from a Stockholder holding, together with its affiliates, at least 5% of the then outstanding "Registrable Securities," use commercially reasonable efforts to effect the registration under the Securities Act on such appropriate registration form of the Securities Exchange Commission as shall be selected by the Stockholders making such request, to cover resales of Registrable Securities by the Holders thereof and to keep it effective for at least sixty (60) days. Under the Investor Agreement, "Registrable Securities" means any New Common Stock issued to the Stockholders pursuant to the Plan, and any New Common Stock otherwise acquired by the Stockholders, including upon exercise of New Warrants. Each Stockholder will be entitled to unlimited demands for registrations for so long as it, together with its affiliates, holds at least 5% of the then outstanding Registrable Securities. Reorganized PHI is not obligated to effect any demand registration if (i) the demand is within six (6) months of a prior demand registration or a registration in which at least 50% of the Stockholders who so requested were given "piggyback rights" or (ii) if Reorganized PHI in its reasonable business judgment believes that it not feasible to proceed with such a demand registration. Within five days after receipt of a demand for registration from a Stockholder, the company must give notice to the other Stockholders to afford them an opportunity to include their Registrable Securities in such registration.

                  If Reorganized PHI proposes to register any of its securities under the Securities Act (other than a registration on Form S-4 or Form S-8), Reorganized PHI must give notice to the Stockholders to afford them an opportunity to request the inclusion of their Registrable Securities in such registration, and upon receiving a request from a Stockholder to so register such securities, shall include them in the proposed registration on the same terms and conditions as the securities of Reorganized PHI's being sold in such registration.

                  Additionally, the Investors may, by written notice to Reorganized PHI, require it to file as soon as practicable (but in no event later than 60 days after such notice is delivered) and to use commercially reasonable efforts to cause to be declared effective by the Securities Exchange Commission within 90 days from such filing, a registration on Form S-3 providing for an offering to be made on a continuous basis of the Registrable Securities beneficially owned by the Investors and any other Stockholder holding at least 5% of the then outstanding Registrable Securities who elect to participate therein and to keep such registration continuously effective for one (1) year or until such securities are sold.

                  The Investor Agreement contains a variety of other provisions applicable to either demand, piggyback or shelf registrations. Reorganized PHI is to pay specified expenses in connection with such registrations and is required to indemnify the Stockholders against certain liabilities, including liabilities under the Securities Act. The registration rights provided in such agreement are transferable to permitted transferees of New Common Stock that comply with specified procedures.

                  In addition to the registration rights, each of the Stockholders is entitled, until the fifth anniversary of the Effective Date, but only for so long as such Stockholder, together with its affiliates, owns at least 10% of the outstanding Registrable Securities, to purchase additional shares of common stock (including warrants, options or convertible stock or debt) in any issuance of securities by Reorganized PHI, other than certain issuances related to employment, acquisitions or conversions, in a Pro-Rata amount and on the same terms and conditions as are called for by such issuance.

                  Under the Investor Agreement, Reorganized PHI is to pay to Fortress and Greenhill an annual monitoring fee of $2 million for a period of one year from the Effective Date as compensation for consulting and management advisory services and analysis with respect to certain matters. The monitoring fee and the provision of services are renewable on an annual basis by a vote of the board of directors of Reorganized PHI that includes a vote of at least one director who is not a designee of Fortress or Greenhill or their affiliates and who is not receiving compensation for such vote.

            5.    Warrants

                  The New Warrants will be issued pursuant to a Warrant Agreement, in substantially the form attached to the Securities Purchase Agreement as Exhibit G. The following summary of the New Warrants is qualified in its entirety by reference to the form of Warrant

Agreement so annexed. Senior Note Holders, Convertible Note Holders and Holders of Old Common Stock are urged to read the form of Warrant Agreement in its entirety.

                  The New Warrants will represent the right to purchase an aggregate number of shares of New Common Stock approximating 3% of the New Common Stock issued on the Effective Date. New Warrants to purchase a fractional number of shares of New Common Stock shall not be issued and the number of New Warrants to be received by any individual holder of Convertible Notes or Old Common Stock shall be adjusted downward to the closest whole number to satisfy such requirement. Each New Warrant will entitle the holder thereof to acquire one share of Common Stock of Reorganized PHI at an exercise price of $20.00 per share, subject to adjustment in certain circumstances provided in the Warrant Agreement. The New Warrants will be exercisable at any time during the five (5) year period that commences on the first business day after the day the New Warrants are first issued and terminates at 5:00 p.m., New York City time, on the first business day after the day that is five (5) years from the date the New Warrants are first issued, by surrendering the warrant certificate, with the subscription form set forth therein duly executed by such holder, to the warrant agent, accompanied by payment of the exercise price.

      D.    Significant Events of the Reorganization Period

            1.    DIP Facility

                  One of the initial components of the filing of chapter 11 was to have in place post-petition financing. A subset of the existing lender group agreed to provide post-petition financing.

                  A syndicate of lenders, with Bank of America, N.A. as administrative agent, have committed to make available to the Debtors a debtor-in-possession revolving loan credit facility in the aggregate principal amount of up to $15 million, with a subfacility of up to $5 million for letters of credit (the "DIP Facility"). The obligations of the Debtors under the DIP Facility are secured by first priority liens and security interests on all of the pre-petition and post-petition property of the Debtors, senior to all liens and claims in the Chapter 11 Cases other than fees and disbursements of professionals incurred in the Cases allowed and payable under Bankruptcy Code sections 330 and 331 in an amount not to exceed $2 million and fees of the United States Trustee and the clerk of the Bankruptcy Code required by law (collectively, the "Carve-Out"). The DIP Facility also is secured by junior liens on the assets of the Subsidiaries. Such obligations are also entitled to the status of superpriority administrative claims in the Cases pursuant to Bankruptcy Code section 507(b) and 364(c)(1), senior to all pre-petition and post-petition claims in the Cases other than the Carve-Out.

                  Additionally, the Debtors and the Pre-Petition Lenders have reached an agreement whereby pre-petition Cash collateral will be applied to the Pre-Petition Lenders debt and then readvanced as new loans on a post-petition basis. The obligations of the Debtors to repay the Pre-Petition Lenders for such use of Cash collateral (the "Designated Post-Petition Loans") are secured by liens and security interests on all of the pre-petition and post-petition property of the Debtors, senior to all liens and claims in the Cases other than the Carve-Out and other than the liens securing the DIP Facility. Such obligations are also entitled to the status of superpriority administrative claims in the cases pursuant to Bankruptcy Code section 507(b) and 364(c)(1), senior to all pre-petition and post-petition claims in the Cases other than the Carve-Out and the DIP Facility obligations.

                  The ability of the Debtors to incur financing under the DIP Facility and the Designated Post-Petition Loan are subject to and limited by a monthly budget approved by the Post-Petition Lenders and disclosed to the Court.

                  As adequate protection for their pre-petition liens and claims, the Pre-Petition Lenders have received liens and security interests on all of the pre-petition and post-petition property of the Debtors to secure the obligations of the Debtors under the Credit Agreement, senior to all liens and claims in the Cases other than the Carve-Out and other than the liens securing the DIP Facility and the Designated Post-Petition Loans. As further adequate protection, such pre-petition obligations are also entitled to the status of superpriority administrative claims in the cases pursuant to Bankruptcy Code section 506, senior to all pre-petition and post-petition claims in the Cases other than the Carve-Out, the DIP Facility obligations, and the Designated Post-Petition Loans. As further adequate protection, the Debtors shall continue to pay interest to the Pre-Petition Lenders during the pendency of the Cases in respect of the obligations of the Debtors under the Credit Agreement at the rate set forth in the Forbearance Agreement.

                  While the Debtors have stipulated to the extent, validity and priority of the Lenders' liens, creditors have a ninety (90) day window to examine such liens.

                  On May 22, 2002, the Court entered an order approving the DIP Financing on an interim basis with a cap of $10 million. A final order approving the DIP Financing was entered on June 11, 2002.

            2.    Engagement of Professionals

                  On May 22, 2002, the Debtors received Court authorization to retain Holland & Knight LLP as attorneys for debtors and debtors-in-possession. In addition to their legal advisors, the Debtors sought the expertise of various professionals to assist with the complexity of the Debtors' operations and business. Such professionals included those with experience in investment banking, crisis management and accounting. On May 22, 2002, the Debtors received Court authorization to retain (a) Gordian Group, L.P. as investment banker and financial advisor, which bankers will receive a monthly fee against a $4 million success fee; (b) Grisanti Galef & Goldress I, LLC as restructuring advisors, which advisors will receive a monthly fee of $80,000 plus a potential success fee of $100,000; and (c) Donlin, Recano and Company as claims, noticing and balloting agent.

                  Additionally, the Debtors obtained Court authorization to retain professionals in the ordinary course of business. Such professionals will assist in matters such as workman's compensation cases, labor and employment matters, patent and intellectual property matters, and various litigation matters.

            3.    First Day Orders

                  Promptly after the Petition Date, the Debtors filed a number of First Day Motions to help maintain the Debtors' business operation without interruption, maintain vendor and supplier confidence, boost employee morale, and provide the Debtors with appropriate professionals to enable a successful reorganization.

                  Specifically, the Debtors filed motions for: (i) authorization to pay pre-petition wages, salaries, benefits, and reimbursable expenses to its employees and to continue existing employee policies and to continue the workers' compensation program then in effect; (ii) determination of adequate assurance of payment for future utility services; (iii) maintenance of existing employee payroll bank accounts and continued use of existing business forms and Cash management system; (iv) retention of counsel, ordinary course professionals, and a claims and balloting agent; (v) approval of post-petition financing and use of Cash collateral; (vi) approval for joint administration of the cases; (vii) an extension of time to reject non-residential real property leases; (viii) authority to pay General Unsecured Claims under $10,000; and (ix) a method for dealing with utilities deposits. Each of these motions was necessary to continue the operations of the debtors without interruption and to lead to a successful reorganization. Orders approving the foregoing First Day Motions were entered on or about May 22, 2002.

            4.    Rejection of Executory Contracts

                  The Debtors shall have until the Confirmation Hearing to file motions to reject Executory Contracts. Except for those contracts previously rejected or the subject of a motion for rejection, all Executory Contracts are deemed assumed as of the Confirmation Date. All parties to rejected Executory Contracts Leases shall have from the earlier of thirty (30) days of, (i) notice of entry of the Confirmation Order or (ii) other notice that the Executory Contract has been rejected, to file a proof of claim as to any alleged rejection damages.

                  The Debtors shall reject those of the Debtors' executory contracts and unexpired leases (as such terms are used in the Bankruptcy Code) as may be consented to by the Investors. The aggregate amount of rejection damages required to be paid by the Debtors to the parties to such executory contracts or leases, either by agreement with such parties or by order of the Bankruptcy Court, shall be the "Lease Rejection Amount," which shall increase the Required New Equity Amount and be funded by the Investors through the purchase of New Common Shares. Under certain circumstance, the Senior Note Holders who elect to take their Distribution in New Common Stock may also purchase New Common Shares to fund payment of a portion of the Lease Rejection Amounts.

                  At this time the Debtors have not made final decisions as to which Executory Contracts, if any, to reject, nor have they sought Investor approval for any rejections. The Debtors anticipate that the number of Executory Contracts to be rejected will be de minimis compared to the total number of Executory Contracts. Currently, Debtors are contemplating rejecting ten to thirty Executory Contracts, which could have an aggregate Lease Rejection Amount ranging from $775,000 to $1,300,000, none of which are Executory Contracts in which Debtors are landlords. Debtors currently do not expect to reject any Executory Contracts wherein they are landlords, but Debtors reserve the right to do so if, in their business judgment, rejection of such Executory Contracts would be in the best interests of Debtors, the Estates and creditors. There are no assurances, however, as to which Executory Contracts, if any, the Debtors ultimately will decide to reject, nor as to whether the Investors will consent to any such rejections. The Debtors will not reject any Executory Contracts without the concurrence of the Investors.

      E.    Historical Financial Statements

            See the financial statements included in PHI's annual report on Form 10-K for the year ended December 31, 2001 ("PHI's 10-K") attached to this Disclosure Statement as Exhibit C.

      F. Management Discussion of Financial Results for years Ended December 31, 1999, 2000, and 2001

            See Item 7 of PHI's 10-K attached to this Disclosure Statement as Exhibit C.

III.  SUMMARY OF THE PLAN

      The Debtors have proposed the Plan in good faith, believing that Holders of Claims and Interests will obtain a greater recovery under the Plan than would be available if the Debtors' assets were liquidated under chapter 7 of the Bankruptcy Code.

      The summary of the Plan contained in this Disclosure Statement is not a substitute for, and is qualified in its entirety by, the full text of the Plan itself. ALL CREDITORS, INTEREST HOLDERS, AND THEIR ADVISORS ARE URGED TO READ THE PLAN CAREFULLY IN ITS ENTIRETY, INCLUDING THE Securities PURCHASE AGREEMENT ATTACHED AS EXHIBIT A TO THE PLAN. In the event of any discrepancy between the Plan and this Disclosure Statement, the terms of the Plan shall govern, and in the event of a conflict between the Plan and the Securities Purchase Agreement, the Securities Purchase Agreement shall govern.

      A.    General Features of the Plan

            The Debtors believe that the Plan is feasible, fair and equitable, and does not discriminate unfairly among any Claimants or Interest Holders. The Debtors have proposed the Plan in good faith. The feasibility of the Plan is dependent upon the closing of the proposed Securities Purchase Agreement. See "Plan Implementation," Section III.G below.

      B.    Unclassified Claims

            Pursuant to the terms of the Plan, all Administrative Claims which are not Class 1 Claims against the Debtors shall be treated separately as Unclassified Claims. The unclassified claims consist of (i) administrative claims, and (ii) professional fee claims. The Plan provides that each Allowed Administrative Claim or Expense accrued on or prior to the Closing Date shall be paid in full in Cash by Reorganized Debtors on the latest of: (a) the Closing Date, (b) the date on which an order of the Bankruptcy Court allowing such Administrative Claim becomes a final order, (c) with respect to any Administrative Claim or Expense representing a liability incurred by Debtors in the ordinary course of their businesses during the Chapter 11 Case, the date or dates established for payment in accordance with the terms and conditions of the particular transaction, agreement, or order of the Bankruptcy Court relating thereto, and (d) the date on which the Debtors and the holder of the Administrative Claim or Expense otherwise agree for payment. The Administrative Claims of the Lenders, if any, arising from the Credit Agreement and/or the Amended Credit Agreement and incidental claims arising from the Designated Post-Petition Loans shall be treated and compromised as part of such Claimants' Secured Claims and shall not receive this treatment.

      C.    Claims Against All Debtors

            1.    Class 1 Claims.

                  Class 1 shall consist of the Allowed Secured Claims pursuant to the Credit Agreement. Upon receipt of the Distribution provided in the Plan, the Holders of Class 1 Claims shall be deemed to have released all Liens, Claims and encumbrances against any assets of the Debtors, their Subsidiaries and affiliates. On, or as soon as reasonably practicable after, the latest of (i) the Closing Date or (ii) the date such Credit Agreement Claim becomes payable pursuant to any agreement between PTI and the Holder of such Credit Agreement Claim, each Holder of an Allowed Credit Agreement Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Credit Agreement Claim, shall receive (a) Cash equal to the unpaid portion of such Allowed Credit Agreement Claim, or (b) such other treatment as the Debtors and such Holder shall have agreed upon in writing. The Debtors may discharge their obligation pursuant to this section by making payment on all Allowed Class 1 Claims to the Pre-Petition Agent. Holders of Class 1 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are approximately $404 million in Allowed Claims in this Class. (As of the Petition Date, approximately $30 million of this amount represented letters of credit issued to assure payment of the Seller Notes in Class PTI-3.)

      D.    Classes of Claims Against and Interests In PHI

            1.    Class PHI-1 Claims.

                  Class PHI-1 shall consist of the Allowed Other Secured Claims against PHI, if any. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PHI-1 Other Secured Claim becomes an Allowed Class PHI-1 Other Secured Claim, or (iii) the date such Class PHI-1 Other Secured Claim becomes payable pursuant to any agreement between PHI and the Holder of such Class PHI-1 Other Secured Claim, each Holder of an Allowed Class PHI-1 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PHI-1 Other Secured Claim, shall, at the discretion of PHI after consultation with, and the approval of, the Investors, (a) retain its Lien on the Collateral securing such Class PHI-1 Other Secured Claim and receive deferred Cash payments totaling at least the allowed amount of such Class PHI-1 Other Secured Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Estate's interest in such Collateral, (b) upon abandonment by the Debtors, receive the Collateral securing such Class PHI-1 Other Secured Claim, (c) receive payments or Liens amounting to the indubitable equivalent of such Class PHI-1 Other Secured Claim, (d) have its Class PHI-1 Other Secured Claim Reinstated, or
(e) receive such other treatment as the Debtors and such Holder shall have agreed upon in writing. Holders of Class PHI-1 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are not aware of any Allowed Claims in Class PHI-1.

            2.    Class PHI-2 Claims.

                  Class PHI-2 shall consist of the Allowed Other Priority Claims against PHI pursuant to Bankruptcy Code sections 507(a)(1) through 508(a)(8). On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PHI-2 Other Priority Claim becomes an Allowed Class PHI-2 Other Priority Claim, or (iii) the date such Class PHI-2 Other Priority Claim becomes payable pursuant to any agreement between PHI and the Holder of such Class PHI-2 Other Priority Claim, each Holder of an Allowed Class PHI-1 Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PHI-2 Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Class PHI-2 Other Priority Claim or (b) such other treatment as to which PHI and such Holder shall have agreed upon in writing. Holders of Class PHI-2 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are not aware of any Allowed Claims in Class PHI-2.

            3.    Class PHI-3 Claims.

                  Class PHI-3 shall consist of Allowed Priority Tax Claims against PHI. Each Holder of an Allowed Class PHI-3 Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class PHI-3 Priority Tax Claim, shall receive (a) payment in the ordinary course when due, (b) Cash equal to the unpaid portion of such Allowed Class PHI-3 Priority Tax Claim, (c) deferred Cash payments over a period not exceeding six (6) years after date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to such Allowed Class PHI-3 Priority Tax Claim, or (d) such other treatment as to which Debtors and Holders of Allowed Class PHI-3 Priority Tax Claims agree. Holders of Class PHI-3 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are not aware of any Allowed Claims in Class PHI-3.

            4.    Class PHI-4 Claims.

                  Class PHI-4 shall consist of Allowed General Unsecured Claims against PHI other than Rejection Damages Claims. All General Unsecured Claims against PHI other than Rejection Damages Claims not otherwise dealt with in the Case will be Reinstated on the Effective Date, as if the Chapter 11 Case never took place, and PHI will have all rights which it would have had absent the Case to contest, settle, dispute or otherwise deal with such Claims. No General Unsecured Claimant against PHI is required to file a proof of Claim, and PHI will not be discharged from any Class PHI-4 Claims. Holders of Class PHI-4 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are $44,820.00 in Allowed Claims in Class PHI-4, not including the Senior and Convertible Notes Claims, which are separately classified as Classes PHI-6 and PHI-7, respectively.

            5.    Class PHI-R Claims

                  Class PHI-R Claims shall consist of Allowed Rejection Damages Claims against PTI and arising out of PTI's rejection of executory contracts, if any. On, or as soon as reasonably practicable, after the latest of (i) the Distribution Date, (ii) the date such Class PHI-R Rejection Damages Claim becomes an Allowed Class PHI-R Rejection Damages Claim, or (iii) the date such Class PHI-R Rejection Damages Claim becomes payable pursuant to any agreement between PHI and the Holder of such Claim (with all necessary approvals, if any), each Holder of an Allowed Class PHI-R Rejection Damages Claim shall received Cash in an amount equal to the Allowed Claim in full satisfaction and discharge of such Claim. Holders of Class PHI-5 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors do not expect there to be any Allowed Claims in Class PHI-R.

            6.    Class PHI-5 Claims.

                  Class PHI-5 shall consist of Allowed Intercompany Claims against PHI. Each Holder of an Allowed Class PHI-5 Intercompany Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class PHI-5 Intercompany Claim, shall, at the discretion of PHI after consultation with, and the approval of, the Investors, (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class PHI-5 Intercompany Claim entitles the Holder of such Claim, (b) be Reinstated, or (c) receive such other treatment as PHI and such Holder have agreed upon in writing. Holders of Class PHI-5 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors do not expect there to be any Allowed Claims in Class PHI-5.

            7.    Class PHI-6 Claims.

                  Class PHI-6 shall consist of Allowed Senior Note Claims against PHI. On or as soon as practicable after the Distribution Date, each beneficial Holder of an Allowed Class PHI-6 Senior Note Claim as of the record date set by the Court (or, if no such record date is set, then the date of the Confirmation Order shall serve as the record date) shall at its election receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PHI-6 Senior Note Claim its Pro Rata share, determined in accordance with the fully accreted value at maturity of all Senior Notes, of $114 million (or such lesser or greater amounts as (i) Holders in such Class may agree to pursuant to Section 5.8(c) of the Securities Purchase Agreement, or (ii) may be made available pursuant to Articles IV.D.2 or IV.D.3 of the Plan). Such payment shall be made in the form of either: (a) 100% in Cash with such Cash amounts rounded down to the nearest penny, or (b) at the election of the beneficial Holder of an Allowed Class PHI-6 Senior Note Claim, up to 100% in New Common Stock (subject to the reduction pursuant to clause (i) below) with a deemed value of $10 per share, and the remainder in Cash; provided, however, that: (i) the amount of the New Common Stock issued as consideration for the Allowed Class PHI-6 Senior Note Claims shall not exceed 49.9% of the New Common Stock issued under the Plan, with any reduction in the amount of New Common Stock to be received by individual Holders needed to maintain the 49.9% limit to be applied on a Pro Rata basis among all Holders electing to receive New Common Stock based on the amounts elected to be received as a portion of the total number of New Common Stock available to be so allocated; provided, however, that no fractional shares shall be issued; and
(ii) any Holder of an Allowed Class PHI-6 Senior Note Claim that fails to make a timely election shall receive the 100% Cash option. Thus, each Senior Note Holder may elect to use the Cash it would otherwise receive on account of its Senior Notes to purchase New Common Stock at the same price - $10 per share - paid by the Investors. However, the aggregate amount of shares of New Common Stock purchased by Senior Note Holders may not exceed 49.9% of all share of New Common Stock issued under the Plan. If Senior Note Holders elect, in the aggregate, to purchase shares totaling more than 49.9% of the total shares to be issued under the Plan, the aggregate number of shares to be issued to electing Senior Note Holders shall be "cut back" to 49.9%. The cutback necessary to reduce the number of shares purchased to 49.9% of the total amount of shares shall be shared by the Senior Note Holders proportionately to the amounts they choose to receive in New Common Stock, and such Holders will receive any Cash that they were unable to use to purchase New Common Stock because of the cutback. Senior Note Holders wishing to use their Cash Distributions to purchase New Common Stock should follow the procedures set forth in Section I.C of this Disclosure Statement. An election by any beneficial Holder of an Allowed Class PHI-6 Senior Note Claim to receive a portion of such Holder's consideration (x) in New Common Stock shall be deemed to be an election to forego the same portion of any Cash consideration allocated to such Holder pursuant to Article IV.D.1 of the Plan or (y) in Cash shall be deemed to be an election to forego the same portion of any New Warrants allocated to such Holder pursuant to Article IV.D.1 of the Plan. Holders of the Allowed Class PHI-6 Senior Note Claims who elect to receive 100% of their consideration in the form of New Common Stock pursuant to clause 1(b) above shall collectively have the right to purchase for $10 per share up to 50% of the New Common Stock that the Holders of the Senior Notes have not elected to acquire pursuant to clause 1(b) above after all the Holders of the Allowed Class PHI-6 Senior Note Claims have made their election, with such purchase rights being allocated among such electing Holders based on the amounts elected to be received by them pursuant to clause 1(b) above as a portion of the total number of New Common Stock available to be so allocated. In order to exercise an election to receive New Common Stock, each Senior Note Holder shall be required to deliver the required election form reflecting its irrevocable election not later than 5:00 P.M., EDT, on July 23 2002, it being agreed that any such election shall be binding on such holder or any transferee of the Senior Notes as to which such election was made.

                  Each Holder of an Allowed Class PHI-6 Senior Note Claim who elects to receive Cash consideration pursuant to Article IV.D.1 of the Plan shall be entitled to receive as additional consideration (rounded down to the closest cent) an amount equal to the product of (w) the amount of Cash consideration so elected, excluding for such purposes any amount allocated to such Holder as a result of Article IV.D.2. or Article IV.D.3 of the Plan, times
(x) .05, times (y) the number of days that occur after July 24, 2002 through the Distribution Date, divided by (z) 365; provided, however, that the aggregate amount of such additional consideration shall be reduced to the extent needed to cause the Initial Cash Funding (as defined in the Securities Purchase Agreement) not to exceed $415 million, with any such reduction being allocated among the Holders of Allowed Class PHI-6 Senior Note Claims electing to receive Cash consideration pursuant to Article IV.D.1 of the Plan.

                  Upon the Distributions set forth in Article IV.D.1 of the Plan, all outstanding Senior Notes will be cancelled. Class PHI-6 is impaired.

                  Senior Note Holders wishing to use their Cash distributions to purchase New Common Stock should follow the procedures set forth in Section I.C of this Disclosure Statement.

                  The Debtors estimate that there are $325 million in Allowed Claims in Class PHI-6.

            8.    Class PHI-7 Claims.

                  Class PHI-7 shall consist of Allowed 5 1/2% Convertible Subordinated Notes Claims against PHI.

                  (i) IF AND ONLY IF HOLDERS OF TWO THIRDS IN AMOUNT AND A MAJORITY IN NUMBER OF CLASS PHI-7 CLAIMS VOTE TO ACCEPT THE PLAN, then on or as soon as practicable after the Distribution Date, each beneficial Holder of an Allowed Class PHI-7 Convertible Note Claim shall receive such Holder's Pro Rata share of (i) $500,000 in Cash and (ii) New Warrants to purchase a number of shares of New Common Stock equal to one-half the Convertible Note Claims Warrant Amount (estimated to be 205,000 shares) at a price of $20 per share; provided, however, that IN THE EVENT THAT THE HOLDERS OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS VOTE AS A CLASS TO REJECT THE PLAN, THEN HOLDERS OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS SHALL NOT BE ENTITLED TO, AND SHALL NOT, RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY ON ACCOUNT OF SUCH ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS PURSUANT TO ARTICLE IV.D.2 OF THE PLAN, and all consideration which would otherwise have come to the Holders of Allowed Class PHI-7 Convertible Note Claims under Article IV.D.2.(i) of the Plan shall be distributed to Holders of Allowed Class PHI-6 Senior Note Claims, with the Cash portion being distributed pro rata among the Holders of Allowed Class PHI-6 Senior Note Claims who elected to receive any portion of their Distribution in Cash based on the amounts they elect to receive in Cash pursuant to Article IV.D.1(b) of the Plan, and the New Warrant portion being distributed pro rata among the Holders of Allowed Class PHI-6 Senior Note Claims who elected to receive any portion of their Distribution in New Common Stock, based on the amounts they receive in New Common Stock pursuant to Article IV.D.1(b) of the Plan. In such event, Debtors will nonetheless seek to confirm this Plan under the so-called "cramdown" provisions of Bankruptcy Code section 1129.

                  (ii) IN ADDITION TO THE DISTRIBUTION ON ACCOUNT OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS PROVIDED IN ARTICLE IV.D.2(i) OF THE PLAN, THE BENEFICIAL HOLDERS OF SUCH CLAIMS MAY EACH ELECT TO CONSENT TO RELEASE THE DEBTORS, THEIR CURRENT AND FORMER OFFICERS, DIRECTORS, ATTORNEYS, ACCOUNTANTS AND AGENTS FROM ANY AND ALL CLAIMS OF WHATEVER KIND OR NATURE ACCRUING AT ANY TIME PRIOR TO THE DISTRIBUTION DATE BY CHECKING ON THE

ELECTION ON THE BALLOT TO DO SO. FAILURE TO MAKE AN ELECTION SHALL BE DEEMED A CONSENT TO SUCH RELEASES. THE CONSENTING BENEFICIAL HOLDERS OF ALLOWED CLASS PHI-7 CLAIMS SHALL BE ENTITLED TO RECEIVE THEIR PRO RATA SHARE, DISTRIBUTED AMONG THOSE HOLDERS OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS WHO CONSENT TO GIVE SUCH RELEASES, OF (i) $500,000 IN CASH AND (ii) NEW WARRANTS TO PURCHASE A NUMBER OF SHARES OF NEW COMMON STOCK EQUAL TO ONE-HALF THE CONVERTIBLE NOTE CLAIMS WARRANT AMOUNT (ESTIMATED TO BE 205,000 SHARES) AT A PRICE OF $20 PER SHARE. NO HOLDER OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS WHO IS A BENEFICIARY OF SUCH RELEASE SHALL BE ENTITLED TO MORE CONSIDERATION THAN SUCH HOLDER WOULD RECEIVE IF ALL HOLDERS OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS ELECTED TO PROVIDE SUCH RELEASES. THE ADDITIONAL CONSIDERATION FOR THE RELEASES PROVIDED IN ARTICLE IV.D.2(ii) OF THE PLAN IS BEING MADE AVAILABLE BY THE INVESTORS FOR THE PURPOSE OF OBTAINING SUCH RELEASES. YOU MAY ELECT TO CONSENT TO THE RELEASE, AND RECEIVE THE CONSIDERATION THEREFOR, WHETHER OR NOT YOU VOTE IN FAVOR OF THE PLAN. HOLDERS OF ALLOWED CLASS PHI-7 CLAIMS WHO ELECT NOT TO CONSENT TO THE RELEASES WILL RECEIVE NO PRO RATA SHARE OF THE ADDITIONAL CONSIDERATION PROVIDED IN ARTICLE IV.D.2(ii) OF THE PLAN, BUT WILL NOT GIVE THE RELEASES DESCRIBED IN THIS SECTION EITHER. NO HOLDER OF ALLOWED CLASS PHI-7 CLAIMS WHO IS A BENEFICIARY OF SUCH RELEASE SHALL BE ENTITLED TO MORE CONSIDERATION THAN SUCH HOLDER WOULD RECEIVE IF ALL HOLDERS OF ALLOWED CLASS PHI-7 CLAIMS ELECTED TO PROVIDE SUCH RELEASES.

                  Upon the Distributions set forth in Article IV.D.2 of the Plan, all outstanding Convertible Notes will be cancelled. Class PHI-7 is impaired.

                  The Debtors estimate that there are $194,838,416.68 million in Allowed Claims in Class PHI-7.

            9.    Class PHI-8 Interests.

                  Class PHI-8 shall consist of PHI Equity Securities Interests.

                  (i) IF AND ONLY IF HOLDERS OF TWO-THIRDS IN AMOUNT OF CLASS PHI-8 EQUITY SECURITIES INTERESTS AND TWO-THIRDS IN AMOUNT OF CLASS PHI-7 CLAIMS VOTE TO ACCEPT THE PLAN, then on or as soon as practicable after the Distribution Date, each beneficial Holder of an Allowed Class PHI-8 Equity Securities Interest as of a record date set by the Court (or, if no such record date is set, then the date of the Confirmation Order shall serve as the record date), exclusive of the Securities Class Action Claims settled as set forth in
Article V of the Plan, shall receive its Pro Rata share of five-year New Warrants to purchase a number of shares of New Common Stock equal to one-half the Equity Claims Warrant Amount (estimated to be 102,500 shares) at a price of $20 per share; provided, however, that IN THE EVENT THAT THE HOLDERS OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS VOTE AS A CLASS TO REJECT THE PLAN, THEN SUCH HOLDERS OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS SHALL NOT BE ENTITLED TO, AND SHALL NOT, RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY ON ACCOUNT OF SUCH ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS, and all consideration which would otherwise have come to the Holders of Allowed Class PHI-8 Equity Securities Interest under Article IV.D.3(i) of the Plan shall be distributed to the Holders of the first Class immediately preceding Class PHI-8 which votes as a Class to accept the Plan (i.e., Allowed Class PHI-7 Convertible Note Claims if that Class accepts; if not, Allowed Class PHI-6 Senior Note Claims if that Class accepts and Class PHI-7 does not, etc.). If such consideration is ultimately distributed to the Holders of Allowed PHI-6 Senior Note Claims, the New Warrants will be distributed solely to the Holders of Allowed Class PHI-6 Senior Note Claims who elected to receive any portion of their Distribution in New Common Stock, Pro Rata, based on the amounts they receive in New Common Stock pursuant to Article IV of the Plan. In the event Class PHI-8 rejects the Plan, Debtors will nonetheless seek to confirm this Plan under the so-called "cramdown" provisions of Bankruptcy Code section 1129.

                  (ii) IN ADDITION TO THE DISTRIBUTION ON ACCOUNT OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS PROVIDED IN ARTICLE IV.D.3(i) OF THE PLAN, THE BENEFICIAL HOLDERS OF SUCH INTERESTS MAY ELECT TO CONSENT TO RELEASE THE DEBTORS, THEIR CURRENT AND FORMER OFFICERS, DIRECTORS, ATTORNEYS, ACCOUNTANTS AND AGENTS FROM ANY AND ALL CLAIMS OF WHATEVER KIND OR NATURE ACCRUING AT ANY TIME PRIOR TO THE DISTRIBUTION DATE BY CHECKING THE ELECTION ON THE BALLOT TO DO SO. FAILURE TO MAKE AN ELECTION SHALL BE DEEMED A CONSENT TO SUCH RELEASES. THE CONSENTING BENEFICIAL HOLDERS OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS SHALL BE ENTITLED TO RECEIVE PURSUANT TO ARTICLE IV.D.3(i) OF THE PLAN SUCH HOLDER'S PRO RATA SHARE, DISTRIBUTED AMONG THOSE HOLDERS OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS WHO ELECT TO GIVE SUCH RELEASES, OF NEW WARRANTS TO PURCHASE A NUMBER OF SHARES OF NEW COMMON STOCK EQUAL TO ONE-HALF THE EQUITY CLAIMS WARRANT AMOUNT (ESTIMATED TO BE 205,000 SHARES) AT A PRICE OF $20 PER SHARE. ANY HOLDER OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS WHO DOES NOT AFFIRMATIVELY DECLINE TO PROVIDE A RELEASE TO PHI, PTI, PT-III, PSA AND THEIR RESPECTIVE CURRENT OR FORMER OFFICERS, DIRECTORS AND AGENTS, SHALL BE DEEMED TO HAVE ELECTED TO PROVIDE SUCH RELEASE. NO HOLDER OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS WHO IS A BENEFICIARY OF SUCH RELEASE SHALL BE ENTITLED TO MORE CONSIDERATION THAN SUCH HOLDER WOULD RECEIVE IF ALL HOLDERS OF ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS ELECTED TO PROVIDE SUCH RELEASES.

                  Upon the Distributions set forth in Article IV.D.3 of the Plan, all outstanding PHI Equity Securities Interests will be cancelled. Class PHI-8 is impaired. Debtors estimate that there were 48,589,444 shares of Old Common Stock outstanding as of April 12, 2002.

      E.    Classes of Claims Against and Interests In PTI

            1.    Class PTI-1 Claims.

                  Class PTI-1 shall consist of Allowed Seller Note Claims against PTI. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PTI-1 Secured Seller Note Claim becomes an Allowed Class PTI-1 Secured Seller Note Claim, or (iii) the date such Class PTI-1 Secured Seller Note Claim becomes payable pursuant to any agreement between PTI and the Holder of such Class PTI-1 Secured Claim, each Holder of an Allowed Class PTI-1 Secured Seller Note Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PTI-1 Secured Seller Note Claim, shall, at the discretion of the PTI after consultation with, and the approval of, the Investors, (a) retain its Lien on the Collateral securing such Allowed Class PTI-1 Secured Seller Note Claim (or replacement Collateral of equal or greater value) and receive deferred Cash payments totaling at least the Allowed amount of such Secured Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Estate's interest in such Collateral, (b) upon abandonment by the Debtors, receive the Collateral securing such Allowed Class PTI-1 Secured Seller Note Claim, (c) receive payments or Liens amounting to the indubitable equivalent of such Allowed Class PTI-1 Secured Seller Note Claim, (d) have its Secured Claim Reinstated, or (e) receive such other treatment as the Debtors and such Holder shall have agreed upon in writing. Any amount in excess of the value of the Collateral (including any letter of credit securing the Seller Note) shall be treated as a Class PTI-5 General Unsecured Claim. Holders of Class PTI-1 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are approximately $25 million or less in Allowed Claims in Class PTI-1.

            2.    Class PTI-2 Claims.

                  Class PTI-2 shall consist of Allowed Other Secured Claims against PTI, if any. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PTI-2 Other Secured Claim becomes an Allowed Class PTI-2 Other Secured Claim, or (iii) the date such Class PTI-2 Other Secured Claim becomes payable pursuant to any agreement between PTI and the Holder of such Class PTI-2 Other Secured Claim, each Holder of an Allowed Class PTI-2 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PTI-2 Other Secured Claim, shall, at the discretion of the PTI after consultation with, and the approval of, the Investors, (a) retain its Lien on the Collateral securing such Class PTI-2 Other Secured Claim (or replacement Collateral of equal or greater value) and receive deferred Cash payments totaling at least the allowed amount of such Class PTI-2 Other Secured Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Estate's interest in such Collateral, (b) upon abandonment by the Debtors, receive the Collateral securing such Class PTI-2 Other Secured Claim, (c) receive payments or Liens amounting to the indubitable equivalent of such Class PTI-2 Other Secured Claim,
(d) have its Class PTI-2 Other Secured Claim Reinstated, or (e) receive such other treatment as the Debtors and such Holder shall have agreed upon in writing. Holders of Class PTI-2 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors do not expect there to be any Allowed Claims in Class PTI-2.

            3.    Class PTI-3 Claims.

                  Class PTI-3 shall consist of Allowed Other Priority Claims against PTI. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PTI-3 Other Priority Claim becomes an Allowed Class PTI-3 Other Priority Claim, or (iii) the date such Class PTI-3 Other Priority Claim becomes payable pursuant to any agreement between PTI and the Holder of such Class PTI-3 Other Priority Claim, each Holder of an Allowed Class PTI-3 Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PTI-3 Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Class PTI-3 Other Priority Claim, (b) Reinstatement of the Claim, or (c) such other treatment as to which PTI and such Holder shall have agreed upon in writing. Holders of Class PTI-3 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are approximately $143,093.63 in Allowed Claims in Class PTI-3.

            4.    Class PTI-4 Claims.

                  Class PTI-4 shall consist of Allowed Priority Tax Claims against PTI. Each Holder of an Allowed Class PTI-4 Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class PTI-4 Priority Tax Claim, shall receive (a) payment in the ordinary course when due, (b) Cash equal to the unpaid portion of such Allowed Class PTI-4 Priority Tax Claim, (c) deferred Cash payments over a period not exceeding six (6) years after date of assessment of claim, of a value, as of effective date of Plan, equal to such Allowed Class PTI-4 Priority Tax Claim,
(d) Reinstatement of the Claim, or (e) such other treatment as to which Debtors and Holders of Allowed Class PTI-4 Priority Tax Claims agree upon in writing. The Debtors expect that the aggregate Allowed Priority Tax Claims to be de minimis as the Debtors pay their taxes in the ordinary course.

            5.    Class PTI-5 Claims.

                  Class PTI-5 shall consist of Allowed General Unsecured Claims against PTI, other than Rejection Damages Claims. All General Unsecured Claims against PTI except Rejection Damage Claims not otherwise dealt with in the Case will be Reinstated on the Effective Date, as if the Chapter 11 Case never took place, and PTI will have all rights which it would have had absent the Case to contest, settle, dispute or otherwise deal with such Claims. No General Unsecured Claimant against PTI (other than Rejection Damage Claimants) is required to file a proof of Claim, and PTI will not be discharged from any Class PTI-5 Claims. Holders of Class PTI-5 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are approximately $5,005,486.66 in Allowed Claims in Class PTI-5.

            6.    Class PTI-6 Claims.

                  Class PTI-6 shall consist of Allowed Rejection Damage Claims against PTI. On, or as soon as reasonably practicable, after the latest of (i) the Distribution Date, (ii) the date such Class PTI-6 Rejection Damages Claim becomes an Allowed Class PTI-6 Rejection Damages Claim, or (iii) the date such Class PTI-6 Rejection Damages Claim becomes payable pursuant to any agreement between PTI and the Holder of such Claim (with all necessary approvals, if any), each Holder of an Allowed Class PTI-6 Rejection Damages Claim shall received Cash in an amount equal to the Allowed Claim in full satisfaction and discharge of such Claim. Holders of Class PTI-6 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. While the Debtors expect there to be Allowed Rejection Damages Claims, the amount cannot be determined with certainty at this time. Debtors presently believe that the likely range is $775,000 to $1.300,000, but this is subject to change.

            7.    Class PTI-7 Claims.

                  Class PTI-7 shall consist of Allows Intercompany Claims against PTI. Each Holder of an Allowed Class PTI-7 Intercompany Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class PTI-7 Intercompany Claim, shall, at the discretion of PTI after consultation with, and the approval of, the Investors, (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class PTI-7 Intercompany Claim entitles the Holder of such Claim, (b) be Reinstated, or (c) receive such other treatment as PTI and such Holder have agreed upon. Holders of Class PTI-7 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors do not expect there to be any Allowed Claims in Class PTI-7.

            8.    Class PTI-8 Claims.

                  Class PTI-8 shall consist of Allowed Equity Securities Interests against PTI. On the Distribution Date, each Allowed Class PTI-8 Equity Securities Interest shall be Reinstated. Holders of Class PTI-8 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

      F.    Classes of Claims Against and Interests In PT-III

            1.    Class PT-III-1 Claims.

                  Class PT-III-1 Claims shall consist of Allowed Other Secured Claims against PT-III, if any. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PT-III-1 Other Secured Claim becomes an Allowed Class PT-III-1 Other Secured Claim, or (iii) the date such Class PT-III-1 Other Secured Claim becomes payable pursuant to any agreement between PT-III and the Holder of such Class PT-III-1 Other Secured Claim, each Holder of an Allowed Class PT-III-1 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PT-III-1 Other Secured Claim, shall, at the discretion of the PT-III after consultation with, and the approval of, the Investors, (a) retain its Lien on the Collateral securing such Class PT-III-1 Other Secured Claim and receive deferred Cash payments totaling at least the allowed amount of such Class PT-III-1 Other Secured Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Estate's interest in such Collateral, (b) upon abandonment by the Debtors, receive the Collateral securing such Class PT-III-1 Other Secured Claim, (c) receive payments or Liens amounting to the indubitable equivalent of such Class PT-III-1 Other Secured Claim, (d) have its Class PT-III-1 Other Secured Claim Reinstated, or (e) receive such other treatment as the Debtors and such Holder shall have agreed upon in writing. Holders of Class PT-III-1 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are unaware of any Allowed Class PT-III-1 Claims.

            2.    Class PT-III-2 Claims.

                  Class PTI-III-2 shall consist of Allowed General Unsecured Claims against PT-III other than Rejection Damages Claims. All General Unsecured Claims against PT-III except Rejection Damages Claims against PT-III not otherwise dealt with in the Case will be Reinstated on the Effective Date, as if the Chapter 11 Case never took place, and PT-III will have all rights which it would have had absent the Case to contest, settle, dispute or otherwise deal with such Claims. No General Unsecured Claimant against PT-III (other than Rejection Damages Claimants against PT-III) is required to file a proof of Claim, and PT-III will not be discharged from any Class PT-III-2 Claims. Holders of Class PT-III-2 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors estimate that there are approximately $18,548.37 in Allowed Claims in Class PT-III-2.

            3.    Class PT-III-3 Claims.

                  Class PT-III-3 shall consist of Allowed Rejection Damages Claims against PT-III. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PT-III-3 Rejection Damages Claim becomes an Allowed Class PT-III-3 Rejection Damages Claim, or
(iii) the date such Class PT-III-3 Rejection Damages Claim becomes payable pursuant to any agreement between PT-III and the Holder of such Class PT-III-3 Rejection Damages Claim (including all necessary approvals, if any), each Holder of an Allowed PT-III-3 Rejection Damages Claim shall receive Cash in an amount equal to the Allowed Claim in full satisfaction and discharge of such Claim. Holders of Class PT-III-3 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. While the Debtors believe there may be Allowed Rejection Damages Claims against PT-III, the amount of such Claims cannot be determined at this time.

            4.    Class PT-III-4 Claims.

                  Class PT-III-4 shall consist of Allowed All Other Claims and Interests against PT-III. On the Distribution Date, each Allowed Class PT-III-4 Claim and Interest other than Class PT-III-1 Other Secured Claims, Class PT-III-2 General Unsecured Claims other than Rejection Damages Claims and Class PT-III-3 Rejection Damages Claims, shall be Reinstated. Holders of Class PT-III-4 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors expect Allowed Class PT-III-4 Claims and Interests to be de minimis, with the exception of intercompany claims which amount to approximately $48,889,505.

      G.    Classes of Claims Against and Interests In PSA

            1.    Class PSA-1 Claims.

                  Class PSA-1 shall consist of Allowed Other Secured Claims against PSA. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PSA-1 Other Secured Claim becomes an Allowed Class PSA-1 Other Secured Claim, or (iii) the date such Class PSA-1 Other Secured Claim becomes payable pursuant to any agreement between PSA and the Holder of such Class PSA-1 Other Secured Claim, each Holder of an Allowed Class PSA-1 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class PSA-1 Other Secured Claim, shall, at the discretion of PSA after consultation with, and the approval of, the Investors, (a) retain its Lien on the Collateral securing such Class PSA-1 Other Secured Claim (or other collateral of equal or greater value) and receive deferred Cash payments totaling at least the allowed amount of such

Class PSA-1 Other Secured Claim, of a value, as of the Effective Date, of at least the value of such Holder's interest in the Estate's interest in such Collateral, (b) upon abandonment by the Debtors, receive the Collateral securing such Class PSA-1 Other Secured Claim, (c) receive payments or Liens amounting to the indubitable equivalent of such Class PSA-1 Other Secured Claim, (d) have its Class PSA-1 Other Secured Claim Reinstated, or (e) receive such other treatment as the Debtors and such Holder shall have agreed upon in writing. Holders of Class PSA-1 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are unaware of any Allowed Class PSA-1 Claims.

            2.    Class PSA-2 Claims.

                  Class PSA-2 shall consist of Allowed General Unsecured Claims against PSA other than Rejection Damages Claims. All General Unsecured Claims against PSA except Rejection Damages Claims against PSA not otherwise dealt with in the Case will be Reinstated on the Effective Date, as if the Chapter 11 Case never took place, and PSA will have all rights which it would have had absent the Case to contest, settle, dispute or otherwise deal with such Claims. No General Unsecured Claimant against PSA (other than Rejection Damages Claimants against PSA) is required to file a proof of Claim, and PSA will not be discharged from any Class PSA-1 Claims. Holders of Class PSA-2 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors are unaware of any Allowed Claims in Class PSA-2.

            3.    Class PSA-3 Claims.

                  Class PSA-3 shall consist of Allowed Rejection Damages Claims against PSA. On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class PSA-3 Rejection Damages Claim becomes an Allowed Class PSA-3 Rejection Damages Claim, or (iii) the date such Class PSA-3 Rejection Damages Claim becomes payable pursuant to any agreement between PSA and the Holder of such Class PSA-3 Rejection Damages Claim (including all necessary approvals, if any), each Holder of an Allowed PSA-3 Rejection Damages Claim shall receive Cash in an amount equal to the Allowed Claim in full satisfaction and discharge of such Claim. Holders of Class PSA-3 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors expect Allowed Class PSA-3 Claims to be de minimis.

            4.    Class PSA-4 Claims.

                  Class PSA-4 shall consist of Allowed All Other Claims and Interests against PSA. On the Distribution Date, each Allowed Class PSA-4 Claim and Interest other than any and all Class PSA-1 Secured Claims, Class PSA-2 General Unsecured Claims other than Rejection Damages Claims and Class PSA-3 Rejection Damages Claims, shall be Reinstated. Holders of Class PSA-4 Claims are unimpaired and shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Debtors expect Allowed Class PSA-4 Claims and Interests to be de minimis.

      H.    Unclaimed Property

            Any Cash to be distributed to Holders of Allowed Claims pursuant to the Plan which is not capable of distribution because it has either been returned with address unknown or otherwise remained unclaimed for one year after the Distribution Date will be returned to the Reorganized Debtors or their successor in interest, and title to such property shall re-vest in the Reorganized Debtors or their successors in interest. Any Holder of a Claim or Interest entitled to any such Distribution, but who fails to claim such property within one year of the Distribution Date, will be deemed to have forfeited all rights, Claims and Interests and will not participate in any Distribution under the Plan. The Claims or Interests of such Holder will nonetheless be discharged.

      I.    Plan Implementation

            1.    The Transaction

                  The Plan is based on the closing of the Securities Purchase Agreement attached to the Plan as Exhibit A and the consummation of the Merger and other transactions contemplated therein, as more fully described in Section II.C of this Disclosure Statement.

            2.    Continuation of Business Operations

                  Reorganized Debtors will continue to operate after the Restructuring. The Merger will enhance Reorganized Debtors' ability to build on Debtors' strengths. Debtors focus on the communications site rental business, as opposed to other lower margin segments of the tower industry such as site acquisition services or tower construction services. Furthermore, Debtors do not engage in large-scale "build-to-suit" programs, preferring instead to focus on a selective construction strategy designed to enhance coverage in targeted markets. It is believed that Reorganized Debtors have the ability over time to successfully increase communications site rental revenue. Because of Debtors' sales and marketing efforts to all major wireless communications providers, Debtors have signed a significant number of new tenants over the last six years. Additional tenants increase the operating leverage of the communications site portfolio and generally increase overall Cash flow margins. In addition to the above strengths, Debtors believe that Reorganized Debtors' business will be characterized by the following:

                  - Attractive growth prospects. Rental communications sites provide basic infrastructure components for all major wireless communications services, including cellular, PCS, paging, two-way radio, broadcast television, microwave, wireless data transmission and SMR. While certain customer segments are currently being negatively impacted by their lack of adequate capital and in some cases, subscriber churn, Debtors believe there will continue to be growth in wireless communications.

                  - Stable and predictable Cash flow. Debtors believe that the business is generally characterized by predictable and stable monthly recurring revenue. Site rental revenue is received from companies such as Arch

                        Wireless Holdings, AT&T Wireless, Verizon, Cingular, and the Southern Company and the underlying communications sites are critical to such customers' operations.

                  - Barriers to entry. Communications sites are subject to a variety of Federal and local regulations that make the construction of towers difficult and increase the time and expense associated with their construction, especially in highly populated areas. As a result, Debtors believe that in areas where Debtors have established a critical mass of rental communications site inventory, construction of alternative communications sites will be less attractive to others due to the likelihood of lower returns on those towers. Other independent communications site companies with large build-to-suit contracts, as well as wireless communications providers seeking to construct their own proprietary, limited use towers face continued opposition by municipalities, which are reducing the opportunities for such new communications sites to be built and supporting the trend toward collocation on existing rental communications sites.

                  Over the past year, Debtors have reorganized operations to more efficiently focus on marketing and managing the existing portfolio of communication sites and the underlying customer leases. The day-to-day operations are managed through four primary functional areas, which coordinate as a team to focus on enhancing customer service and EBITDA growth. These four areas are:

                  - Sales and Marketing. Debtors' sales and marketing efforts cover assets in North America through teams that are geographically organized into east and west divisions. Individual field sales representatives are assigned a territory and are responsible for marketing a portfolio of owned, managed and leased communication sites. Their field sales force is supplemented by national account marketing representatives, who are responsible for calling on the national wireless communication service providers. Debtors also use internal marketing representatives to support the field sales force leasing efforts and to facilitate customers' site evaluation and selection.

                  - Site Operations. Debtors' site operations team is responsible for site management, ongoing monitoring and regulatory compliance and construction. The site operations team supports the sales and marketing team by ensuring that customers can rapidly deploy their equipment with minimal operational issues. The field site management technicians are assigned a territory of communication sites and are responsible for their overall maintenance and upkeep including insuring that customers install their equipment in accordance with the site lease. The site operational team also has a goal of insuring that all sites are in compliance with all Federal Aviation

                        Administration (the "FAA") and FCC regulations and other local requirements.

                  - Lease Administration. The lease administration team manages PHI's portfolio of over 15,000 site leases from over 3,500 customers. They are responsible for the accurate maintenance of the tenant lease database as well as the monthly billing and collection of customer invoices. The lease administration team works hand-in-hand with the sales and marketing team on structuring major account leases and in dealing with customers that are having financial difficulties.

                  - Administration and Support. The administration and support area includes accounting, finance, treasury, human resources and information systems teams. These teams support sales and marketing, site operations and lease administration teams.

            3.    Management

                  (a)   Existing Management

                        Set forth below is certain information concerning PHI's executive officers and directors as of May 24, 2002.

                                                                      Year First
                                                                       Became a
Name                                 Position(s)                Age    Director
----                                 ------------               ---    --------
Steven R. Day...........  Director and Chief Executive          49       1997
                          Officer
Ben Gaboury.............  President of Pinnacle Towers          51        --
William T. Freeman......  Chief Financial Officer, Vice         41        --
                          President, and Secretary
Decker A. Todd..........  Vice President and Assistant          40        --
                          Secretary
Camille Blommer.........  Controller                            40        --
Michael Kerwick.........  Vice President of Sales of            47        --
                          Pinnacle Towers
Ronald Lipham...........  Vice President of Sales of            55        --
                          Pinnacle Towers
Michael Millard.........  Vice President of Engineering and     38        --
                          Operations of Pinnacle Towers
Gary A.  Mattox.........  Chief Information Officer of          46        --
                          Pinnacle Towers
Evan N.  Berlin.........  General Counsel                       34        --
Thomas W.  Guard........  Treasurer                             37
G.  Peter O'Brien(1)(2).  Director                              56       1999
J. Clarke Smith(1)(2)...  Director                              59       2000
Paula E. Boggs(1).......  Director                              42       2000
Arthur J. Hill(2).......  Director                              62       2001

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

STEVEN R. DAY. Mr. Day has served as PHI's Chief Executive Officer since June 2001. Prior to serving as Chief Executive Officer, Mr. Day served as Chief Financial Officer from

February 1997 until July 2000, Vice President from February 1997 until July 2001, Secretary from February 1997 until November 2001, and as Chief Operating Officer from July 2000 until July 2001. Before joining PHI, Mr. Day was a partner in the accounting firm of PwC until joining PHI in February 1997. Since 1986, he has been involved with high-growth companies, principally in technology-based industries and, for the last several years, prior to joining PHI, worked with large venture capital and leveraged buyout firms in his role in the PwC Mergers and Acquisitions Group. Mr. Day earned a Masters of Business Administration at Loyola University of Chicago and a Bachelor of Arts degree at the University of West Florida.

BEN GABOURY. Mr. Gaboury has served as President of PHI since August 1998. Prior to serving as President of PHI, Mr. Gaboury served as Vice President of Sales from October 1996 until August 1998. Before joining PHI, Mr. Gaboury was employed for 17 years with Motorola in various sales and sales management positions. Before joining PHI in October 1996, Mr. Gaboury was responsible for planning the strategy that Motorola employed in connection with the build out of its SMR network in New York and the New England area. He then executed the plan to market SMR services as well as related rental towers. Mr. Gaboury holds a Masters Degree from Jersey City State College and a Bachelors Degree from Fairleigh Dickinson University.

WILLIAM T. FREEMAN. Mr. Freeman has served as PHI's Chief Financial Officer and Vice President since September 2001, and as PHI's Secretary since November 2001. Before joining PHI, Mr. Freeman, was the Chief Financial Officer of WJ Communications, Inc., a manufacturer of RF components and subassemblies, from June 2000 to September 2001. Prior to his tenure at WJ Communications, Mr. Freeman was the Chief Financial Officer from November 1997 to June 2000 of System One Services, Inc., a staffing and consulting provider acquired by TMP Worldwide. Mr. Freeman holds a Masters of Accounting from Florida State University and a Bachelor of Science from the University of Kentucky.

DECKER A. TODD. Mr. Todd has served as PHI's Vice President since July 2001 and as Assistant Secretary since January 1998. Mr. Todd also served as PHI's Controller from January 1998 to July 2001 and as Treasurer from January 1998 to October 1999 and from July 2001 until March 2002. Before joining PHI, Mr. Todd was the Director of Operations of Progressive Business Solutions, Inc., from October 1996 through October 1997 and Vice President of Finance, Chief Financial Officer, Secretary and Director of Check Express, Inc., from October 1993 through February 1996. From 1984 to 1993, Mr. Todd was an accountant serving in various capacities at PwC.

CAMILLE BLOMMER. Ms. Blommer has served as PHI's Controller since July 2001. Ms. Blommer was assistant Controller prior to becoming Controller. Before joining PHI, Ms. Blommer served as Controller of Holiday Network International from August 1997 through November 1998 and as Controller of Andcare, Inc., from July 1992 to August 1997. Ms. Blommer also spent five years in public accounting, including three years with Ernst & Young. Ms. Blommer holds a Masters of Science in Accountancy from Appalachian State University and a Bachelor of Science in Business Administration from the University of Montana.

MICHAEL D. KERWICK. Mr. Kerwick has served as PHI's Vice President of Sales for the Eastern Division since July 2001. He began his tenure with PHI in September of 1999 as

Director of Sales for the Eastern Division. Prior to joining PHI, Mr.
Kerwick was employed by Motorola Communications for eighteen years where he held various management positions, with his last role as an Area Business Manager of the North American Network Services Division. Mr. Kerwick has a Masters Degree in Management and Administration from Rider University.

RONALD LIPHAM. Mr. Lipham has served as PTI's Vice President of Sales since July 2001. Mr. Lipham also served as PTI's Sales Director from September 1999 until July 2001. Before joining PTI, Mr. Lipham served as the Area Sales Manager for Motorola from 1995 until 1999. Mr. Lipham has been in the wireless industry since 1973 in sales and sales management positions with Motorola Communications and PTI.

MICHAEL MILLARD. Mr. Millard joined PTI in February 1997 and has served as Vice President of Engineering and Operations since July 2001. Before joining PTI, Mr. Millard served ten years as Director of Engineering for two other tower site management and tower consolidation companies. He is a licensed electrical engineer and member of both the IEEE Broadcast Technology Society and the Association of Federal Communications Consulting Engineers.

GARY ANTHONY MATTOX. Mr. Mattox has served as PTI's Chief Information Officer since January 2002. Mr. Mattox also served as PTI's Manager Software Development from March 2000 until October 2000 and as Director Management Information Systems from October 2000 until January 2002. Before joining PTI, Mr. Mattox was the Manager of Development of Wingate Engineering Inc. from March 1993 until May 1998. Mr. Mattox also served as Manager of Internal Systems of Arthur Andersen LLP from May 1998 until August 1999. Mr. Mattox attended the University of Kentucky and the University of Central Florida.

EVAN N. BERLIN. Mr. Berlin has served as PHI's General Counsel since April 2002. Before joining PHI, Mr. Berlin was a Partner of Kirk-Pinkerton, P.A. in Sarasota, Florida from 2000 until April 2002. Prior to joining Kirk-Pinkerton, Mr. Berlin was an Associate of Walters, Levine, Brown, Elingensmith, Milonas & Thomison, P.A. in Sarasota, Florida from 1998 until 2000. Mr. Berlin has a law degree from the University of Florida College of Law and a Bachelor of Arts Degree from Middlebury College.

THOMAS W. GUARD. Mr. Guard joined PHI as its Treasurer in March 2002. Prior to joining PHI, Mr. Guard was a Vice President of Finance with TMP Worldwide from April 2000 to March 2002 and prior to that was the Treasurer for System One Services, Inc. a staffing and consulting firm acquired by TMP Worldwide. Mr. Guard also spent four years with PricewaterhouseCoopers. Mr. Guard holds a Masters in Business Administration from the University of Florida and a Bachelors of Science in Business Administration from the University of Missouri.

G. PETER O'BRIEN. Mr. O'Brien has served as a member of the board of directors of PHI since October 1999. Mr. O'Brien recently retired as a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated after working in the Equity Capital Markets area for 28 years. Mr. O'Brien is presently a member of the Board of the Legg Mason Family of Mutual Funds, a member of the Board of the Royce Family of Mutual Funds, a member of the Board of the Renaissance Capital Greenwich Fund and a member of the Colgate University Board of Trustees. Mr. O'Brien is a graduate of the Columbia Business School and Colgate University.

J. CLARKE SMITH. Mr. Smith has served as a member of the board of directors of PHI since February 2000. Mr. Smith recently retired as Vice President--Finance and Administration, Chief Financial Officer, and Treasurer of Aerial Communications, Inc. ("Aerial"). He had served as a Director of Aerial since February 1996. Prior to that, he was President and Chief Executive Officer of Mortgage Edge Corporation from 1993 to 1995 and President of Sears Savings Bank from 1989 to 1993.

PAULA E. BOGGS. Ms. Boggs has served as a member of the board of directors of PHI since May 2000. Ms. Boggs has also served as Vice President, Senior Deputy General Counsel for Dell Computer Corporation since June 1997. Ms. Boggs provides legal counsel in connection with Dell's global Home and Small Business organization, Worldwide Operations, Board of Directors audit committee and Dell compliance efforts. Prior to that, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from January 1995 to May 1997. Ms. Boggs currently serves on The Johns Hopkins University Board of Trustees and is a member of the American Bar Association House of Delegates. Ms. Boggs has a law degree from the University of California at Berkeley and a bachelor's degree in international studies from The Johns Hopkins University.

ARTHUR J. HILL. Mr. Hill has served as a member of the board of directors of PHI since August 2001. Mr. Hill has also served as Chairman for Arthur Hill and Co. LLC and affiliates since January, 1994. Mr. Hill has also served as a member of the board of directors for Allstate Bank, a subsidiary of Allstate Insurance from April 1999, to present. Mr. Hill earned a Masters in Business Administration from UCLA and a bachelor's degree from Stanford University.

                  (b)   Existing Management Compensation

                        (i)   Executive Management Compensation

                              The following table sets forth certain information
concerning total compensation earned or paid to: (1) the Chief Executive Officer of PHI and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2001. Such information is also provided for two former executive officers who would have been two of the four most highly compensated executive officers during fiscal 2001 had they stayed through the end of the fiscal year (such six individuals, the "Named Executive Officers").

                                      ANNUAL COMPENSATION                                      LONG-TERM COMPENSATION
                                                             OTHER          RESTRICTED   SECURITIES                     ALL
NAME AND PRINCIPAL                                           ANNUAL           STOCK      UNDERLYING     LTIP           OTHER
POSITION                 YEAR    SALARY($)   BONUS($)     COMPENSATION      AWARDS($)    OPTIONS(#)   PAYOUTS($)   COMPENSATION($)
-----------------------  ------  ----------  ----------  ---------------    -----------  -----------  -----------  -----------------
Steven R. Day..........   2001    291,833     175,000               --             --    1,500,000           --                 --
Director, and Chief       2000    226,250     125,000               --             --      400,000           --                 --
Executive Officer         1999    189,449      75,000               --             --      325,000           --                 --

Ben Gaboury............   2001    180,000          --               --             --       70,000           --                 --
President, Pinnacle       2000    180,000      50,000               --             --       50,000           --                 --
Towers Inc.               1999    168,487      75,000               --             --      453,350           --                 --

Decker  A. Todd........   2001    112,167      35,350               --             --       60,000           --                 --
Vice President and        2000    110,000          --               --             --       30,000           --                 --
Assistant Secretary       1999     93,594       7,770               --             --       87,058           --                 --

Michael D. Kerwick.....   2001    118,829      29,013               --             --       25,000           --                 --
Vice President of         2000    110,944      56,719               --             --       21,000           --                 --
Sales                     1999     35,933          --               --             --        3,000           --                 --


Ronald Lipham..........   2001    107,895      22,468               --             --       25,000           --                 --
Vice President of         2000     99,775      37,569               --             --       13,500           --                 --
Sales                     1999     32,500          --               --             --        3,000           --                 --

Robert J. Wolsey (2)...   2001    207,667     175,000               --             --           --           --                 --
                          2000    337,500     170,000               --             --      400,000           --                 --
                          0666    284,124     100,000               --             --      692,525           --                 --

Jeffrey J. Card (3)....   2001    216,650      60,000               --             --           --           --                 --
                          2000     91,667      30,000               --             --      450,000           --                 --
                          1999         --          --               --             --           --           --                 --

(1) See also, "Employment Agreements."
(2) Mr. Wolsey resigned effective October 15, 2001.
(3) Mr. Card resigned effective March 14, 2001.

                        (ii)  Existing Employment Agreements

                              PHI has entered into an employment agreement (the
"Day Employment Agreement") with Mr. Day. The Day Employment Agreement provides that Mr. Day will be employed by PHI until his resignation, death or disability or other incapacity, or until terminated by PHI. Under the Day Employment Agreement, Mr. Day will receive, among other things, (1) an annual base salary and (2) all employee benefit plans and arrangements that are generally available to other employees. The Day Employment Agreement includes noncompetition and nonsolicitation provisions restricting Mr. Day's ability to engage in activities competitive with PHI for a period of two years following termination of employment. This employment agreement is expected to be superseded by the employment agreement of Mr. Day discussed in Section III.I.3.d of this Disclosure Statement.

                              PHI also has entered into an employment agreement
(the "Freeman Employment Agreement") with Mr. Freeman. The Freeman Employment Agreement provides that Mr. Freeman will be employed by PHI until his resignation, death or disability or other incapacity, or until terminated by PHI. Under the Freeman Employment Agreement, Mr. Freeman will receive, among other things, (1) an annual base salary and (2) all employee benefit plans and arrangements that are generally available to other employees. The Freeman Employment Agreement includes noncompetition and nonsolicitation provisions restricting Mr. Freeman's ability to engage in activities competitive with PHI for a period of one year following termination of employment. In the event of the termination of Mr. Freeman, the Employment Agreement provides for severance benefits including salary and health plan benefits for a period of 1.6 years. This employment agreement is expected to be superseded by the employment agreement of Mr. Freeman discussed in Section III.I.3.d of this Disclosure Statement.

                  (iii) Severance Agreements

                        (1)   DAY SEVERANCE AGREEMENT

                              Upon the advice of an outside compensation
consultant, PHI has entered into a severance compensation agreement with Mr. Day. If PHI terminates Mr. Day's employment without cause, or if Mr. Day resigns for good reason, within 24 months after the completion of a restructuring, recapitalization or reorganization of PHI, Mr. Day will be entitled to receive four semi-annual Cash installment payments equal in the aggregate to 200 % of his annual base salary in effect on the date his employment terminates. If, prior to the payment of all installment payments, Mr. Day obtains other employment with a salary equal to or greater than his base salary, he will not receive the remaining installment payments. If, prior to the payment of all installments, Mr. Day obtains other employment with a salary that is less than his base salary but not less than 75 % of his base salary, each remaining installment payment will be proportionately reduced. In addition, PHI will continue to pay a portion of Mr. Day's group health insurance premiums for up to 18 months and will provide an automobile for Mr. Day for 24 months. This agreement is expected to be superseded by the Employment Agreement discussed in
Section III.I.3.d of this Disclosure Statement.

                        (2)   FREEMAN SEVERANCE AGREEMENT

                              Upon the advice of an outside compensation
consultant, PHI has entered into a severance compensation agreement with Mr. Freeman. If PHI terminates Mr. Freeman's employment without cause, or if Mr. Freeman resigns for good reason, within 24 months after the completion of a restructuring, recapitalization or reorganization of PHI, Mr. Freeman will be entitled to receive three Cash installment payments equal in the aggregate to 160 % of his annual base salary in effect on the date his employment terminates, the first payment to be made on or as soon administratively practicable after his employment terminates, and the remaining payments to be made on dates six months and one year following the date his employment terminates. If, prior to the payment of all installment payments, Mr. Freeman obtains other employment with a salary equal to or greater than his base salary, he will not receive the remaining installment payments. If, prior to the payment of all installments, Mr. Freeman obtains other employment with a salary that is less than his base salary but not less than 75 % of his base salary, each remaining installment payment will be proportionately reduced. In addition, PHI will continue to pay a portion of Mr. Freeman's group health insurance premiums for up to 18 months and will provide an automobile for Mr. Freeman for 24 months.

                        (3)   GABOURY SEVERANCE AGREEMENT

                              Upon the advice of an outside compensation
consultant, PHI has entered into a severance compensation agreement with Mr. Gaboury. If PHI terminates Mr. Gaboury's employment without cause, or if Mr. Gaboury resigns for good reason, within 12 months after the completion of a restructuring, recapitalization or reorganization of PHI, Mr. Gaboury will be entitled to receive two semi-annual Cash installment payments equal in the aggregate to 100 % of his annual base salary in effect on the date his employment terminates. If, prior to the payment of all installment payments, Mr. Gaboury obtains other employment with a salary equal to or greater than his base salary, he will not receive the remaining installment payments. If, prior to the payment of all installments, Mr. Gaboury obtains other employment with a salary that is less than his base salary but not less than 75 % of his base salary, each remaining installment payment will be proportionately reduced. In addition, PHI will continue to pay a portion of Mr. Gaboury's group health insurance premiums for up to 18 months. Mr. Gaboury's severance compensation agreement includes noncompetition, nonsolicitation and confidentiality provisions restricting Mr. Gaboury's ability to engage in activities competitive with PHI for a period of 12 months following termination of employment.

                        (4)   TODD SEVERANCE AGREEMENT

                              Upon the advice of an outside compensation
consultant, PHI has entered into a severance compensation agreement with Mr. Todd. If PHI terminates Mr. Todd's employment without cause, or if Mr. Todd resigns for good reason, within 12 months after the completion of a restructuring, recapitalization or reorganization of PHI, Mr. Todd will be entitled to receive two semi-annual Cash installment payments equal in the aggregate to 100 % of his annual base salary in effect on the date his employment terminates. If, prior to the payment of all installment payments, Mr. Todd obtains other employment with a salary equal to or greater than his base salary, he will not receive the remaining installment payments. If, prior to the payment of all installments, Mr. Todd obtains other employment with a salary that is less than his base salary but not less than 75 % of his base salary, each remaining installment payment will be proportionately reduced. In addition, PHI will continue to pay a portion of Mr. Todd's group health insurance premiums for up to 18 months. Mr. Todd's severance compensation agreement includes noncompetition, nonsolicitation and confidentiality provisions restricting Mr. Todd's ability to engage in activities competitive with PHI for a period of 12 months following termination of employment.

                  (iv)  Key Employee Retention Plan

                        PHI was concerned about maintaining its key employees at peak efficiency through an arduous restructuring. Therefore, in the fall of 2001, PHI retained a nationally recognized compensation consultant to develop appropriate incentives to maintain the key workforce through restructuring. As a direct result, PHI has established a plan for the payment of retention and completion incentive bonuses in order to encourage selected employees, including each of the executive officers, to continue their employment with PHI through a reorganization (the "Key Employee Retention Plan"). If a covered employee's employment does not terminate on or before January 7, 2003, the employee will receive a retention bonus ranging from 25 % to 100 % of the employee's base salary as of January 7, 2002. The retention bonus will be paid in three equal installments on May 7, 2002 (which has been paid), September 7, 2002, and January 7, 2003. If the employment of a covered employee who is not a party to a severance compensation agreement with PHI is terminated by PHI without cause prior to January 7, 2003, the employee will receive the unpaid portion of the retention bonus on the existing payment schedule. If a restructuring, recapitalization or reorganization of PHI occurs prior to January 7, 2003, the payment of the retention bonus installment payments will be accelerated and the unpaid portion will be paid as soon as practicable after the restructuring completion date. If a covered employee's employment does not terminate for any reason before the completion of a restructuring, recapitalization or reorganization of PHI, the employee will receive a completion bonus ranging from 25% to 100% of the employee's base salary as of January 7, 2002. However, if the employee's employment is terminated without cause within six weeks prior to the completion of a restructuring, recapitalization or reorganization of PHI, the employee will be entitled to the completion bonus. Debtors expect that the total amount to be paid pursuant to the Key Employee Retention Plan, including amounts already paid to date, will be approximately $1.734 million. The Key Employee Retention Plan will be assumed under the Plan.

                  (v)   Other Employee Benefits

                        In addition to the salary and bonus programs, Debtors also provide other employee benefit plans. On May 22, 2002, the Court entered an order approving the continuation of existing employee benefit programs. These benefits, which the Debtors can alter at any time in their sole discretion, currently include:

                        1.    vision care (provided through Visioncare)

                        2. long-term disability (provided through Canada Life Assurance Company)

                        3. employee life (provided through Canada Life Assurance Company)

                        4. employee AD&D (provided through Canada Life Assurance Company)

                        5. dependent life (provided through Canada Life Assurance Company)

                        6.    401(k) plan

                        7.    major medical

                        8.    dental

                        9.    short term disability (self insured)

                        10.   Group Travel Accident (provided through Unum)

                        PHI's medical, dental and prescription drug benefits are provided by AETNA "Open Choice PPO".

            (c)   Proposed Management

                  Immediately prior to the Closing, PHI shall cause the resignations of all of its directors. The Board of Directors of Reorganized PHI from and after the Closing through the first annual meeting of shareholders of Reorganized PHI following consummation of the Bankruptcy Plan, which will be no earlier than May 1, 2003, will be a classified board having three classes and have the following nine members: (i) Steven R. Day; (ii) five members designated by the Investors in their sole discretion; (iii) in the event that Abrams Capital acquires New Common Stock representing at least 10% of the New Common Stock outstanding as of the Closing Date, David Abrams or a designee of David Abrams reasonably acceptable to the Investors; and (iv) two (or, in the event that no director is appointed pursuant to clause (iii), three) members to be established by the Investors identifying a number of proposed members equal to one more than the available slots and the Senior Noteholders' Committee having the right to veto one proposed member. In the event that David Abrams or his designee shall become a director, he or she will be assigned to the class of directors whose term will expire at Reorganized PHI's 2005 annual meeting of shareholders. The Investors will have the ongoing right to appoint (i) five (5) directors if the Investors hold a number of shares representing 50% or more of Reorganized PHI's then outstanding common stock; (ii) four (4) directors if the Investors hold a number of shares representing between 35% and 50% of PHI's then outstanding Common Stock; (iii) three (3) directors if the Investors hold a number of shares representing between 20% and 35% of Reorganized PHI's then outstanding common stock; and (iv) two (2) directors if the Investors hold a number of shares representing between 10% and 20% of Reorganized PHI's then outstanding common stock.

                  The Debtors and the Investors intend to announce, and will file with the Court, prior to the Confirmation Date, the identities (if known) of any individuals proposed to serve as directors of Reorganized PHI, as well as proposed changes to the existing management, if any.

            (d)   Proposed Employee Agreements and Stock Option Plan

                  (i)   Employment Agreements

                  Two of PHI's current executive officers, Steven R. Day and William T. Freeman, are expected to execute employment agreements with the Debtors as part of the Transaction. Mr. Day will serve as Chief Executive Officer of Reorganized PHI, while Mr. Freeman will serve as Chief Financial Officer of Reorganized PHI. Each of these employment agreements provides for a term of three (3) years commencing as of the Effective Date, provided that, commencing on the third (3) anniversary following the Effective Date and each subsequent anniversary thereafter, the term will be extended for an additional year unless either party has given notice not to extend the term not later than ninety (90) days prior to such anniversary. These employment agreements supersede the executives' prior employment and severance agreements with the Debtors.

                  Each of these employment agreements provide that the executive will be eligible during the term of such employment agreement for certain bonus opportunities. Mr. Day's employment agreement provides that he will be granted options to purchase 1.025% of the outstanding New Common Stock at an exercise price of $10.00 per share and options to purchase 1.025% of the outstanding New Common Stock at an exercise price of $20.00 per share. Mr. Freeman's employment agreement provides that he will be granted options to purchase 0.85% of the outstanding New Common Stock at an exercise price of $10.00 per share and options to purchase 0.85% of the outstanding New Common Stock at an exercise price of $20.00 per share. Each of these stock options will have a term of ten (10) years and will vest with respect to 30% of the shares covered by the options on each of the first and second anniversaries of the date of grant and 40% of the shares covered by the options on the third anniversary of the date of grant, provided that each such stock option will vest immediately upon a change in control or a termination of the executive's employment by Reorganized PHI other than for cause.

                  Each of these employment agreements also provides that, in the event that the executive's employment is terminated by Reorganized PHI for cause, by the executive for any reason or because of the executive's death or disability, the executive (or his beneficiaries, as applicable) will be entitled to receive only his base salary accrued through the date of such termination and any previously vested benefits under Reorganized PHI's benefit plans. Each of these employment agreements provides that, in the event that the executive's employment is terminated by Reorganized PHI without cause, the executive will be entitled to receive (i) his base salary accrued through the date of such termination and any previously vested benefits under Reorganized PHI's benefit plans and (ii) continuation of his base salary, continued participation in certain Reorganized PHI's benefit plans and the use of an automobile supplied by Reorganized PHI for the period commencing on the date of such termination and continuing for a period of twelve (12) months thereafter (so long as the executive is not in breach of the non-competition and confidentiality covenants). Each executive's employment agreement also provides that the executive is subject to a non-competition and confidentiality covenant for the term of the agreement and for a period of twelve (12) months following the date of a termination of the executive's employment for any reason.

                  (ii)  New Employee Stock Option Plan

                  Reorganized PHI intends to adopt, effective as of the Effective Date, the New Employee Stock Option Plan, pursuant to which certain management employees of Reorganized Debtors will be provided with the opportunity to purchase shares of New Common Stock pursuant to the exercise of New Employee Stock Options. The following summary of the New Employee Stock Option Plan is qualified in its entirety by reference to the form the New Employee Stock Option Plan annexed as Exhibit F to the Securities Purchase Agreement.

                  The New Employee Stock Option Plan is designed to enable Reorganized Debtors to motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in long-term growth and profitability. Both incentive stock options and nonstatutory stock options may be granted under the New Employee Stock Option Plan.

                  An aggregate number of shares of New Common Stock approximating 10% of the New Common Stock outstanding as of the Effective Date will be reserved under the New Employee Stock Option Plan for issuance on the exercise of New Employee Stock Options.

                  Stock options granted under the New Employee Stock Option Plan will be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established corporate performance goals, as shall be determined by the New Employee Stock Option Plan administrator and set forth in the applicable stock option agreement.

      4.    Exit Facility

            At the Closing, the Investors shall cause Reorganized PHI to enter into the Exit Facility, a portion of which shall be used to make the Distributions under the Plan. In anticipation of a future refinancing of the Exit Facility, prior to the Effective Date, subject to the consent of the lenders under the Exit Facility, certain property of the Debtors may be transferred to "special purpose" entities that are affiliates of the Debtors, and such entities may become borrowers and/or guarantors under the Exit Facility, which transfers, borrowings and/or guarantees will facilitate such future refinancing. Subject to the consent of the lenders under the Exit Facility, the Exit Facility also will be used to provide the additional borrowing capacity required by the Reorganized Debtors and the Subsidiaries following the Effective Date to maintain their operations. At present, Debtors and the Investors contemplate that the DB Financing will be in place at Closing as the Exit Facility. The DB Financing is described in detail in a commitment letter attached as Exhibit E to the Securities Purchase Agreement, and consists of a senior secured credit facility of $340 million, consisting of (i) a $300 million term loan facility, and (ii) a $40 million revolving loan facility, all of which debt is secured by a first priority Lien on and security interest in substantially all of Reorganized PTI's assets, and by guarantees from all of the Subsidiaries of Reorganized PTI which are secured by a first priority Lien on substantially all of their Assets.

            If the DB Financing becomes unavailable, a similar Exit Facility would need to be arranged by either the Debtors or the Investors.

            5.    Releases, Injunction and Exculpation

                  (a)   Releases Under the Plan

                        Following are the releases to be provided under the
Plan:

                        (i)   Generally

                              THE RELEASES EMBODIED IN THE PLAN ARE IN
SETTLEMENT AND COMPROMISE OF CERTAIN CLAIMS BELONGING TO THE DEBTORS AND THEIR BANKRUPTCY ESTATES AND ARE IN ADDITION TO, AND NOT IN LIEU OF, ANY OTHER RELEASE SEPARATELY GIVEN, CONDITIONALLY OR UNCONDITIONALLY, BY DEBTORS TO ANY OTHER PERSON OR ENTITY, OR BY ANOTHER PERSON OR ENTITY TO THE DEBTORS, OR BY ANY OTHER PERSON OR ENTITY TO ANOTHER PERSON OR ENTITY, INCLUDING, WITHOUT LIMITATION, THE RELEASES GIVEN BY THE DEBTORS IN THE SECURITIES ACTION SETTLEMENT, WHICH RELEASES ARE DEEMED APPROVED UPON CONFIRMATION OF THE PLAN.

                        (ii)  Releases to the Debtors

                              EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE
PLAN, THE DISTRIBUTIONS AND RIGHTS THAT ARE PROVIDED IN THE PLAN WILL BE IN COMPLETE SATISFACTION, DISCHARGE, AND RELEASE, EFFECTIVE AS OF THE CLOSING DATE, OF ALL CLAIMS AND CAUSES OF ACTION AGAINST, LIABILITIES OF AND LIENS ON THE DEBTORS, INCLUDING THEIR PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS, MEMBERS, INTEREST HOLDERS, EMPLOYEES, ATTORNEYS, FINANCIAL ADVISORS AND AGENTS, WHETHER KNOWN OR UNKNOWN (COLLECTIVELY, THE "RELEASED DEBTOR PARTIES"), OR BASED ON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OR SECURITY, INSTRUMENT, OR OTHER AGREEMENT OF ANY KIND OR NATURE OCCURRING, ARISING OR EXISTING PRIOR TO THE CLOSING DATE THAT WAS OR COULD HAVE BEEN THE SUBJECT OF A CLAIM, IN EACH CASE REGARDLESS OF WHETHER A PROOF OF CLAIM OR INTEREST WAS FILED, WHETHER OR NOT ALLOWED, AND WHETHER OR NOT THE HOLDER OF THE CLAIM OR INTEREST HAS VOTED ON THE PLAN. FURTHER, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, ANY ENTITY ACCEPTING ANY DISTRIBUTION UNDER THE PLAN WILL BE PRESUMED TO HAVE RELEASED THE RELEASED DEBTOR PARTIES FROM ANY CAUSE OF ACTION BASED ON THE SAME SUBJECT MATTER AS THE CLAIM OR INTEREST FROM WHICH A DISTRIBUTION IS RECEIVED. THE FOREGOING RELEASES SHALL NOT ALTER, AFFECT OR RELEASE ANY CLAIMS OF WHATEVER NATURE THAT ANY ENTITY MAY HAVE AGAINST ANYONE OTHER THAN THE RELEASED DEBTOR PARTIES.

                        (iii) Mutual Consensual Releases

                              BY MUTUAL AGREEMENT, EFFECTIVE AS OF THE
CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, EACH OF THE DEBTORS, THE REORGANIZED DEBTORS, THE INVESTORS, THE HOLDERS OF ALLOWED CLASS PHI-6 SENIOR NOTE CLAIMS (INCLUDING THE CURRENT AND FORMER MEMBERS OF THE SENIOR NOTEHOLDERS' COMMITTEE, WHETHER OR NOT THEY CONTINUE TO HOLD SENIOR NOTES), THE INDIVIDUAL DEFENDANTS AND PWC, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, PRINCIPALS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, FINANCIAL ADVISORS AND AGENTS AND THEIR RESPECTIVE PROPERTY SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHICH ANY OF SUCH PARTIES MAY BE ENTITLED TO ASSERT, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE IN ANY WAY RELATING TO THE DEBTORS, THEIR BUSINESS, THEIR GOVERNANCE, THEIR SECURITIES DISCLOSURE PRACTICES, THE PURCHASE OR SALE OF ANY OF THE DEBTORS DEBT SECURITIES OR EQUITY SECURITIES, OR THE RESTRUCTURING (COLLECTIVELY THE "RELEASED CLAIMS"); PROVIDED, HOWEVER, THAT, WITH RESPECT PWC (OR ANY OTHER ACCOUNTING FIRM), OR ANY OF THEIR CURRENT AND FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, PRINCIPALS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, AGENTS AND THEIR RESPECTIVE PROPERTY, RELEASED CLAIMS SHALL BE DEFINED AS ANY AND ALL CLAIMS, DEMANDS, RIGHTS, CAUSES OF ACTION OR LIABILITIES, OF EVERY NATURE AND DESCRIPTION WHATSOEVER, WHETHER BASED IN LAW OR EQUITY, ON FEDERAL, STATE, LOCAL, STATUTORY OR COMMON LAW, OR ANY OTHER LAW, RULE OR REGULATION, INCLUDING BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS, THAT HAVE BEEN OR COULD HAVE BEEN ASSERTED DIRECTLY, INDIRECTLY, REPRESENTATIVELY OR IN ANY OTHER CAPACITY WHICH ARISE OUT OF, OR RELATE IN ANY WAY, DIRECTLY OR INDIRECTLY, TO, THE ALLEGATIONS, TRANSACTIONS, FACTS, EVENTS, MATTERS, OCCURRENCES, ACTS, REPRESENTATIONS OR OMISSIONS INVOLVED, SET FORTH, REFERRED TO, OR THAT RELATE TO PINNACLE AND THAT

COULD HAVE BEEN ASSERTED IN THE SECURITIES ACTION, INCLUDING WITHOUT LIMITATION, CLAIMS FOR NEGLIGENCE, GROSS NEGLIGENCE, BREACH OF DUTY OF CARE, BREACH OF DUTY OF LOYALTY, BREACH OF DUTY OF CANDOR, FRAUD, NEGLIGENT MISREPRESENTATION, AND BREACH OF FIDUCIARY DUTY. NOTWITHSTANDING ANYTHING IN ARTICLE XVI.I OF THE PLAN, NO SUCH RELEASE PROVIDED UNDER THE PLAN SHALL HAVE THE EFFECT OF RELEASING IN ANY WAY PWC, ITS AFFILIATES OR ANY OTHER ACCOUNTING FIRM, WITHOUT THE DEBTORS' WRITTEN CONSENT, WHICH CONSENT SHALL BE GIVEN UPON CONSUMMATION OF THE SETTLEMENT OF THE SECURITIES ACTION. NOTWITHSTANDING ANYTHING ELSE IN ARTICLE XVI.I OF THE PLAN, CLAIMS OF PRESENT AND FORMER DIRECTORS AND OFFICERS OF THE DEBTORS AGAINST THE DEBTORS FOR INDEMNIFICATION AND CONTRIBUTION SHALL NOT BE RELEASED UNTIL: (i) THE SETTLEMENT OF THE SECURITIES ACTION IS CONSUMMATED, AND
(ii) THE RELEASES IN THE PLAN RUNNING TO SAID PRESENT AND FORMER OFFICERS AND DIRECTORS ARE APPROVED BY THE COURT IN THE CONFIRMATION ORDER OR OTHERWISE. TO THE EXTENT THAT THE COURT, OR OTHER COURT OF COMPETENT JURISDICTION, FAILS TO APPROVE ANY PORTION OF THIS RELEASE, THE REMAINING PORTION OF THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL BE CONSTRUED TO THE BROADEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. IN ADDITION, EFFECTIVE AS OF THE CLOSING DATE, BY MUTUAL AGREEMENT: (i) EACH OF THE DESIGNATED POST-PETITION LENDERS, THE PRE-PETITION LENDERS AND THE DIP LENDERS, THE DEBTORS, AND THE DEBTORS' DIRECT AND INDIRECT SUBSIDIARIES SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION AND LIABILITIES ARISING ON OR PRIOR TO THE CLOSING DATE WHICH ANY SUCH PARTY MAY BE ABLE TO ASSERT AGAINST THE OTHER SOLELY ARISING FROM OR RELATED TO THE DIP FACILITY, THE FINANCING ORDERS, THE POST-PETITION CREDIT AGREEMENT OR THE CREDIT AGREEMENT; AND (ii) EACH OF THE PARTIES TO THE COMMITMENT LETTER FOR THE DB FINANCING, AND EACH OF THEIR OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, PRINCIPALS, REPRESENTATIVES, ATTORNEYS, FINANCIAL ADVISORS AND AGENTS, AND EACH DIRECT AND INDIRECT SUBSIDIARY OF DEBTORS SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION AND LIABILITIES OF WHATEVER KIND OR NATURE, KNOWN OR UNKNOWN, ARISING ON OR PRIOR TO THE CLOSING DATE, AND RELATED SOLELY TO THE DEBTORS, THEIR BUSINESS, THEIR GOVERNANCE, THEIR SECURITY DISCLOSURE PRACTICES OR THE RESTRUCTURING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SENTENCE SHALL RELEASE ANY PARTIES FROM ANY OBLIGATIONS, LIABILITIES OR RIGHTS ARISING PURSUANT TO THE COMMITMENT LETTER FOR THE DB FINANCING, THE DB FINANCING ITSELF OR THE EXIT FACILITY.

                        (iv) Releases by Electing Allowed Class PHI-7 Convertible Note Claimants and PHI-8 Equity Securities Interest Holders

                              EVERY HOLDER OF AN ALLOWED CLASS PHI-7 CONVERTIBLE
NOTE CLAIM AND ALLOWED CLASS PHI-8 EQUITY SECURITIES INTEREST HAS THE OPTION, ON THE BALLOT OR AN ELECTION FORM PROVIDED WITH THE BALLOT, TO GRANT A RELEASE TO ALL PARTIES ("ELECTING PHI-7 AND PHI-8 RELEASE"), AS EXPLAINED BELOW. IT IS NOT NECESSARY TO VOTE IN FAVOR OF THE PLAN TO RECEIVE A DISTRIBUTION AS AN ELECTING HOLDER OF AN ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIM OR ALLOWED CLASS PHI-8 EQUITY SECURITIES INTEREST UNDER THE PLAN. HOLDERS OF ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIMS AND ALLOWED CLASS PHI-8 EQUITY SECURITIES INTERESTS WILL RECEIVE BALLOTS OR ELECTION FORMS THAT WILL HAVE A PLACE TO ELECT TO GIVE A RELEASE OR NOT. HOLDERS WHO FAIL TO MAKE SUCH AN ELECTION WILL BE DEEMED TO BE ELECTING TO GRANT A RELEASE. EVERY HOLDER OF AN ALLOWED CLASS PHI-7 CONVERTIBLE NOTE CLAIM OR AN ALLOWED CLASS PHI-8 EQUITY SECURITIES INTEREST WHO ELECTS (OR IS DEEMED TO ELECT) TO BE GRANTING THE VOLUNTARY RELEASE WILL BE BOUND BY THE FOLLOWING PROVISION:

               CLASS PHI-7 AND PHI-8 VOLUNTARY RELEASE - EVERY ELECTING CLASS PHI-7 AND PHI-8 CLAIMANT OR INTEREST HOLDER HEREBY WAIVES, DISCHARGES AND FOREVER RELEASES: THE DEBTORS; THE INVESTORS; THE CURRENT AND FORMER MEMBERS OF THE SENIOR NOTEHOLDERS' COMMITTEE; AND EACH OF THEIR AGENTS; PRESENT AND FORMER OFFICERS, DIRECTORS, AND EMPLOYEES; ATTORNEYS; FINANCIAL ADVISORS; CONSULTANTS; SUCCESSORS; AND ASSIGNS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSET AND/OR ALLEGATIONS, INCLUDING, WITHOUT LIMITATION, AVOIDANCE ACTIONS, SECURITIES CLAIMS, AND DISPUTED OFFSETS, EACH MAY HAVE OR MAY HAVE MADE, OR THAT IS BASED ON THE FACTS OR CIRCUMSTANCES ARISING AT ANY TIME PRIOR TO THE CONFIRMATION DATE, WHETHER KNOWN OR UNKNOWN, ARISING OUT OF OR RELATING TO THEIR BUSINESS RELATIONSHIP WITH THE DEBTORS.

                        (v)   Releases from Security Holders

                              IN CONSIDERATION OF THE PAYMENTS TO BE MADE BY
THIRD PARTIES IN FURTHERANCE OF THE SECURITIES ACTION SETTLEMENT (AS DESCRIBED IN ARTICLE V OF THE PLAN), EFFECTIVE AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND EXCEPT AS OTHERWISE PROVIDED IN THE CONFIRMATION ORDER, EACH OF THE DEBTORS, THE REORGANIZED DEBTORS, THE INDIVIDUAL DEFENDANTS, GENESIS, PwC AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, PRINCIPALS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, FINANCIAL ADVISORS AND AGENTS AND THEIR RESPECTIVE PROPERTY SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHICH ANY HOLDER OF AN EXISTING SECURITIES CLAIM AGAINST THE DEBTORS MAY BE ENTITLED TO ASSERT, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, INDEMNIFICATION OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE IN ANY WAY RELATING TO THE DEBTORS, THEIR BUSINESS, THEIR GOVERNANCE, THEIR SECURITIES DISCLOSURE PRACTICES, THE PURCHASE OR SALE OF ANY OF THE DEBTORS' EXISTING SECURITIES, OR THE RESTRUCTURING (COLLECTIVELY THE "EXISTING SECURITIES RELEASED CLAIMS"); PROVIDED, HOWEVER, THAT, WITH RESPECT TO PwC (OR ANY OTHER ACCOUNTING FIRM), OR ANY OF ITS CURRENT AND FORMER OFFICERS, DIRECTORS, SUBSIDIARIES, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, PRINCIPALS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS, AGENTS AND THEIR RESPECTIVE PROPERTY, EXISTING SECURITIES RELEASED CLAIMS SHALL ONLY INCLUDE CLAIMS THAT WERE OR COULD HAVE BEEN ASSERTED IN, OR ARISE OUT OF, THE SECURITIES ACTION. NOTWITHSTANDING ANYTHING IN ARTICLE XVI.I OF THE PLAN, NO RELEASE PROVIDED UNDER THE PLAN SHALL HAVE THE EFFECT OF RELEASING IN ANY WAY PwC, ITS AFFILIATES OR ANY OTHER ACCOUNTING FIRM, OR OF RELEASING GENESIS OR ANY OTHER INSURER OR OTHER OBLIGOR UNDER ANY DIRECTOR AND OFFICER LIABILITY OR OTHER INSURANCE POLICY, FOR ANY CLAIM WITHOUT THE DEBTORS' WRITTEN CONSENT, WHICH CONSENT SHALL BE GIVEN UPON CONSUMMATION OF THE SETTLEMENT OF THE SECURITIES ACTION. NOTWITHSTANDING ANYTHING IN ARTICLE XVI.I.5 OF THE PLAN, NO RELEASE CONTAINED IN ARTICLE XVI.I.5 OF THE PLAN SHALL AFFECT THE RIGHTS OF DEBTORS, REORGANIZED DEBTORS OR OF THE INDIVIDUAL DEFENDANTS OR ANY OTHER INSUREDS TO COVERAGE, IF ANY, UNDER ANY DIRECTOR AND OFFICER LIABILITY OR ANY OTHER INSURANCE POLICY ISSUED BY GENESIS (SUCH RELEASES TO BE MADE PURSUANT TO A SEPARATE AGREEMENT BETWEEN THE DEBTORS, REORGANIZED DEBTORS, THE INDIVIDUAL DEFENDANTS AND GENESIS) OR ANY OTHER INSURER OR OTHER OBLIGOR. NOTWITHSTANDING

ANYTHING ELSE IN ARTICLE XVI.I OF THE PLAN, CLAIMS OF THE INDIVIDUAL DEFENDANTS OR OF PRESENT AND FORMER DIRECTORS AND OFFICERS OF THE DEBTORS AGAINST THE DEBTORS FOR INDEMNIFICATION AND CONTRIBUTION SHALL NOT BE RELEASED UNTIL (i) THE SETTLEMENT OF THE SECURITIES ACTION IS CONSUMMATED, AND (ii) THE RELEASES IN THIS PLAN RUNNING TO SAID INDIVIDUAL DEFENDANTS AND PRESENT AND FORMER OFFICERS AND DIRECTORS ARE APPROVED BY THE COURT IN THE CONFIRMATION ORDER OR OTHERWISE. TO THE EXTENT THAT THE COURT, OR OTHER COURT OF COMPETENT JURISDICTION, FAILS TO APPROVE ANY PORTION OF THIS RELEASE, THE REMAINING PORTION OF THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL BE CONSTRUED TO THE BROADEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

                        (vi) Certain Releases Contingent on Finalization of Settlement in Securities Action

                              NOTWITHSTANDING ANYTHING IN ARTICLE XVI.I OF THE
PLAN, NO RELEASE PROVIDED UNDER THE PLAN SHALL HAVE THE EFFECT OF RELEASING ANY OF THE NON-DEBTOR DEFENDANTS WITH RESPECT TO ANY CLAIMS ASSERTED OR TO BE ASSERTED IN THE SECURITIES ACTION (INCLUDING BUT NOT LIMITED TO THE INDIVIDUAL DEFENDANTS, PWC AND THE UNDERWRITER DEFENDANTS) UNLESS AND UNTIL THE SETTLEMENT OF THE SECURITIES ACTION IS CONSUMMATED BY VIRTUE OF THE ENTRY OF A FINAL NON-APPEALABLE ORDER OF THE BANKRUPTCY COURT AS DESCRIBED IN PARAGRAPH 5 OF THE MEMORANDUM OF UNDERSTANDING AND THE ISSUANCE OF AN ORDER OF FINAL JUDGMENT APPROVING THE SETTLEMENT AS DESCRIBED IN PARAGRAPH 6 OF THE MEMORANDUM OF UNDERSTANDING. IN ADDITION, IN THE EVENT THAT THE SETTLEMENT OF THE SECURITIES ACTION IS NOT CONSUMMATED AS SET FORTH ABOVE AND THE PLAN IS CONFIRMED, ANY RELEASE OR DISCHARGE GRANTED TO THE DEBTORS UNDER THE PLAN SHALL NOT AFFECT THE RIGHTS OF THE INDIVIDUAL PLAINTIFFS AND THE CLASS IN THE SECURITIES ACTION FROM PURSUING ANY CLAIMS AGAINST THE DEBTORS SOLELY WITH RESPECT TO AND LIMITED TO ANY AVAILABLE ENTITY COVERAGE PROVIDED TO THE DEBTORS UNDER ANY DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICY.

                  (b)   Injunctions

                        UNLESS OTHERWISE PROVIDED IN THE PLAN OR THE
CONFIRMATION ORDER, ALL INJUNCTION AND STAYS PROVIDED FOR IN THE CASE PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE, OR OTHERWISE IN EFFECT AT THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT SUCH STAYS AND INJUNCTIONS ARE DEEMED MODIFIED TO THE EXTENT NECESSARY TO PERMIT ANY SETTLEMENTS EMBODIED IN THIS PLAN TO GO FORWARD. IN ACCORDANCE WITH SECTION 524 OF THE BANKRUPTCY CODE, THE DISCHARGE PROVIDED BY ARTICLE XVI.G ABOVE AND SECTION 1141 OF THE BANKRUPTCY CODE SHALL ACT AS AN INJUNCTION AGAINST THE COMMENCEMENT OR CONTINUATION OF ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET, OR RECOVER THE CLAIMS AND INTERESTS DISCHARGED HEREBY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS (OTHER THAN REINSTATED CLAIMS) WILL BE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, FROM (i) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND WITH RESPECT TO ANY SUCH CLAIM OR INTEREST, (ii) THE ENFORCEMENT, ATTACHMENT, COLLECTION, OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS ON ACCOUNT OF ANY SUCH CLAIM OR INTEREST, (iii) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS ON ACCOUNT OF ANY SUCH

CLAIM OR INTEREST, AND (iv) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS ON ACCOUNT OF ANY SUCH CLAIM OR INTEREST; PROVIDED, HOWEVER, THAT THIS INJUNCTION IS DEEMED MODIFIED TO THE EXTENT NECESSARY TO EFFECTUATE THE SECURITIES ACTION SETTLEMENT EMBODIED IN
ARTICLE V HEREIN. THE FOREGOING INJUNCTION WILL EXTEND TO SUCCESSORS OF THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THE REORGANIZED DEBTORS) AND THEIR RESPECTIVE PROPERTIES AND INTERESTS IN PROPERTY.

                  (c)   Exculpation

                        NEITHER THE REORGANIZED DEBTORS, THE INVESTORS, THE LENDERS UNDER THE EXIT FACILITY, NOR ANY STATUTORY COMMITTEE, OR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, OR AGENTS, SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS, OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE SOLICITATION OF ACCEPTANCES OF THE PLAN, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT, AND IN ALL RESPECTS SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

                        NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, NO HOLDER OF A CLAIM OR INTEREST, NO OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS, OR AFFILIATES, AND NO SUCCESSORS OR ASSIGNS OF THE FOREGOING, SHALL HAVE ANY RIGHT OF ACTION AGAINST ANY REORGANIZED DEBTOR, ANY INVESTOR, THE LENDERS UNDER THE EXIT FACILITY, OR ANY STATUTORY COMMITTEE, OR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, OR AGENTS, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE SOLICITATION OF ACCEPTANCES OF THE PLAN, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT.

                        THE FOREGOING EXCULPATION AND LIMITATION ON LIABILITY SHALL NOT, HOWEVER, LIMIT, ABRIDGE, OR OTHERWISE AFFECT THE RIGHTS, IF ANY, OF THE DEBTORS OR REORGANIZED DEBTORS TO (i) ENFORCE, SUE ON, SETTLE, OR COMPROMISE THE LITIGATION CLAIMS RETAINED PURSUANT TO ARTICLE VI.G OF THE PLAN, OR (ii) ENFORCE OR SUE ON THE DB FINANCING.

            6.    Conditions to Closing

                  The obligations of each of the parties to the Securities Purchase Agreement to consummate the Transaction are subject to the fulfillment or waiver of certain conditions as set forth in Article VII of the Securities Purchase Agreement, including the absence of governmental orders prohibiting the consummation. In addition, such parties' obligations are subject to the satisfaction or waiver by the applicable party of the following:

                  1. Obtaining all required consents necessary to effectuate the transaction.

                  2. The execution and delivery of the Investor Agreement, which has occurred.

                  3. The entry of a final non-appealable Confirmation Order for the Plan that is acceptable to the parties. The confirmation hearing has been scheduled for July 30, 2002.

                  4. The resolution of certain tax matters to the satisfaction of the Investors, certain of which tax matters have been resolved.

                  5.    Termination of the Rights Plan, which has occurred.

                  6. That no occurrence of a material adverse effect shall have taken place; the Debtors are unaware of the occurrence of any such material adverse effect.

                  7. The continued employment of Steven R. Day and William T. Freeman, which the Debtors expect to continue.

      J.    Objections to Claims

      As soon as practicable, but in no event later than one-hundred-eighty
(180) days after the Effective Date (unless extended by an order of the Court), the Debtors or Reorganized Debtors, as the case may be, shall file any objections to any Claims or Interests with the Court (other than to Claims which have been Reinstated, to which these procedures do not apply) and serve such objections upon the Holders of each of the Claims or Interests to which objections are made. Nothing contained herein, however, shall limit a Reorganized Debtor's right to object to Claims or Interests, if any, filed or amended more than one-hundred-eighty (180) days after the Effective Date. The Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Court or other court of appropriate jurisdiction the validity, nature, and/or amount thereof.

      The foregoing shall apply to any and all Claims, other than a Claim or any portion thereof deemed Allowed under the Plan, that are listed in the Schedules as disputed, contingent, and/or unliquidated only if the Holder of any such Claim filed a proof of Claim on account of such Claim. The Debtors and Reorganized Debtors reserve their right to seek an order expunging and disallowing any Claim that is listed in the Schedules as disputed, contingent, and/or unliquidated, and for which no proof of Claim was timely filed.

            Except as otherwise provided in this Plan or the Confirmation Order, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against Claims.

IV.   FEASIBILITY OF THE PLAN

      A.    Long-Term Feasibility

            The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Reorganized Debtors will likely possess the resources and working capital necessary to operate profitably and based on reasonable assumptions, will be able to meet their obligations under the Plan.

            For purposes of determining whether the Plan meets the Feasibility Test, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections for the period ending with the 2004 calendar year. The Debtors believe, based on this analysis, that the Plan provides a feasible means of reorganization and operation from which there is a reasonable expectation that, subject to the risks disclosed herein, the Reorganized Debtors will be able to make all payments required to be made pursuant to the Plan. Debtors further believe, based on the due diligence of their advisors, that the Investors have the financial ability to meet their obligations under the Securities Purchase Agreement.

            WHILE DEBTORS HAVE TAKEN GREAT CARE TO ENSURE THE ACCURACY OF THEIR ASSUMPTIONS AND TO PROVIDE REASONABLE PROJECTIONS, THERE IS NO GUARANTEE OF THE ACCURACY OF THE PROJECTIONS. ALL OF THE PROJECTIONS HAVE BEEN GENERATED INTERNALLY BY MANAGEMENT.

                            PROJECTED BALANCE SHEETS
                          FOR YEARS ENDING DECEMBER 31
                             (DOLLARS IN THOUSANDS)

     ASSETS                                                     Pre-emergence                       December 31,
                                                                    31-Aug       ------------------------------------------------
                                                                     2002             2002             2003             2004
                                                                --------------   --------------   ---------------  --------------
Current assets:
     Cash and Cash equivalents                                     $ 10,408         $ 11,065         $ 10,251         $ 20,330
     Accounts receivable, net                                         9,534            9,431            9,927           10,180
     Prepaid expenses/other                                          11,041            8,885            8,919            9,200
                                                                   --------         --------         --------         --------
           Total current assets                                    $ 30,983         $ 29,381         $ 29,097         $ 39,710

     Plant, Property & Equipment                                    875,999          468,074          456,610          443,336
     Intangible/other assets                                         50,090           64,224           52,934           41,644
                                                                   --------         --------         --------         --------
           Total Assets                                            $957,072         $561,679         $538,641         $524,690
                                                                   ========         ========         ========         ========

     LIABILITIES AND SHAREHOLDER EQUITY

Current liabilities
     Accounts payable                                              $  2,856         $  2,659         $  2,669         $  2,715
     Accrued expenses                                                16,157           15,042           15,100           15,575
     Current Portion of long term debt                              391,634           30,221           25,000           30,000
     Liabilities subject to
     compromise                                                     487,771                0                0                0
     Other current liabilities                                       21,301           14,147           14,147           14,147
                                                                   --------         --------         --------         --------
           Total liabilities                                       $919,719         $ 62,069         $ 56,916         $ 62,437

     Long term debt                                                       0          289,358          258,214          218,237
     Other Long term liabilities                                      9,143            9,143            9,143            9,143
     Stockholder's equity                                            28,210          201,109          214,368          234,873
                                                                   --------         --------         --------         --------
           Total  Liabilities  and  Shareholders
           Equity                                                  $957,072         $561,679         $538,641         $524,690
                                                                   ========         ========         ========         ========

                         PROJECTED CASH FLOW STATEMENTS
                          FOR YEARS ENDING DECEMBER 31
                             (DOLLARS IN THOUSANDS)

                                                             2002         2003         2004
                                                           --------     --------     --------
     Net Cash flow provided by operating activities         $14,506      $48,550      $65,754
     Cash flow used in investing activities                 (16,754)     (18,220)     (18,418)
     Cash flows used in financing activities                 (6,966)     (31,144)     (37,257)
                                                           --------     --------     --------
     Net increase/decrease in Cash and Cash equivalents     ($9,214)       ($814)     $10,079

     Cash and Cash equivalents - Beginning of Period        $20,279      $11,065      $10,251
                                                           --------     --------     --------
     Cash and Cash equivalents - End of Period              $11,065      $10,251      $20,330
                                                           ========     ========     ========

     EBITDA                                                 $55,370      $79,301      $88,312

                        PROJECTED BALANCE SHEET AT REORGANIZATION
                                  (DOLLARS IN THOUSANDS)

                                                       Projected                                              Pro forma
                                                     Pre-emergence   Reorganization     "Fresh Start"       Post emergence
 ASSETS                                                31-Aug-02      Adjustments        Adjustments          31-Aug-02
                                                     -------------   --------------      ------------       --------------
     Current assets:
      Cash and Cash equivalents                         $10,408          ($1,650)(1)             $0              $8,758
      Accounts receivable, net                            9,534                0                  0               9,534
      Prepaid expenses/other                             11,041                0             (1,500)(7)           9,541
                                                      ---------        ---------          ---------           ---------
       Total current assets                             $30,983          ($1,650)           ($1,500)            $27,833

      Plant, Property & Equipment                      $875,999               $0          ($404,703)(8)        $471,296
      Intangible/other assets                            50,090           10,500(2)           7,399(9)           67,989
                                                      ---------        ---------          ---------           ---------
       Total assets                                    $957,072           $8,850          ($398,804)           $567,118
                                                      =========        =========          =========           =========

      LIABILITIES AND SHAREHOLDER EQUITY

     Current liabilities
      Accounts payable                                   $2,856               $0                 $0              $2,856
      Accrued expenses                                   16,157                0                  0              16,157
      Current portion of long term debt                 391,634         (357,087)(3)              0              34,547
      Liabilities subject to compromise                 487,771         (487,771)(4)              0                   0
      Other current liabilities                          21,301                0             (7,155)(10)         14,146
                                                      ---------        ---------          ---------           ---------
       Total current liabilities                       $919,719        ($844,858)           ($7,155)            $67,706

      Long term debt                                          0          290,269(5)               0             290,269
      Other long term liabilities                         9,143                0                  0               9,143
      Liabilities subject to compromise                       0                0                  0                   0
      Stockholder's equity                               28,210          563,439(6)        (391,649)(11)        200,000
                                                      ---------        ---------          ---------           ---------
       Total Liabilities and Shareholders Equity       $957,072           $8,850          ($398,804)           $567,118
                                                      =========        =========          =========           =========

NOTES TO PROJECTED BALANCE SHEET AT
REORGANIZATION:

  The following footnotes describe the various adjustments resulting from the reorganization as well as the fresh start adjustments which value the Debtors' net assets at fair market value based on the reorganization plan:

  (1) The change in Cash consists of the following:

    Sources:

    $200.0M equity investment from the Investors and the Senior Note Holders

    $300.0M from the new credit facility

    Total Sources = $500.0M

    Uses:

    $115.0M to retire Senior Notes and Convertible Notes

    $366.8M to payoff senior credit facility

    $19.8M of restructuring and financing costs paid at closing

    Total Uses = $501.6M

NET CHANGE IN CASH = $500.0M + ($501.6M) = ($1.6M)

(2) Capitalized financing costs related to the new facility

(3) Current portion of long term debt changes consist of:

    Sources:

    $25.0M due in next year on new credit facility

    Uses:

    $366.8M to payoff senior credit facility

    $15.3M of Seller Notes are reclassified to long term debt

    NET CHANGE IN CURRENT PORTION OF LONG TERM DEBT = $25.0M + ($382.1M) = ($357.1M)

(4) Liabilities subject to compromise includes:

    $300.2M of Senior Notes

    $187.6M of Convertible Notes (includes accrued interest through 4/30/02)

    NET CHANGE IN LIABILITIES SUBJECT TO COMPROMISE = ($487.8M)

(5) Long term debt includes:

    Sources:

    $300.0M new bank debt

    $15.3M of Seller Notes are reclassified to long term debt

    Uses:

    $25.0M due in next year on new credit facility left in current portion of long term debt

    NET CHANGE IN LONG TERM DEBT = $300.0M + $15.3M + ($25.0M) = $290.3M

(6) Changes in Stockholder's Equity includes:

    Sources:

    $200.0M of equity investment from the Investors and the Senior Note Holders

    $372.8M gain on cancellation of debt ($487.8M in basis from the Senior Notes and Convertible Notes including accrued interest less $115.0M cash paid to retire debt)

    Total Sources = $572.8M

    Uses:

    $9.3M of restructuring costs expensed by GAAP at closing

    NET CHANGE IN STOCKHOLDER'S EQUITY = $572.8M + ($9.3M) = $563.5M

(7) Includes write off of unamortized prepaid Directors and Officers insurance of $1.5M

(8) Adjustment to value PP&E at the current fair market value

(9) Write off of unamortized Deferred debt issuance costs, w/u of Leasehold interests

    Sources:

    $23.3M write up of Leasehold interests

    Uses:

    $15.9M write-down of Deferred debt issuance costs

    NET CHANGE IN INTANGIBLE/OTHER ASSETS = $23.3M + ($15.9M) = $7.4M

(10) Write off of accrued interest

(11) Writes down RE to zero

                  PROJECTED INCOME STATEMENTS AT REORGANIZATION
                             (DOLLARS IN THOUSANDS)

                                                          2002          2003          2004
                                                       ---------     ---------     ---------
Revenues                                               $ 178,602     $ 179,144     $ 190,529
Operating expenses                                       (69,615)      (69,629)      (70,798)
                                                       ---------     ---------     ---------
Tower Cash flow                                          108,987       109,515       119,731

      Recurring Selling, General & Administrative
      expenses(1)                                        (31,791)      (30,214)      (31,419)
                                                       ---------     ---------     ---------
EBITDAR                                                   77,196        79,301        88,312

      Restructuring expenses                             (21,826)            0             0
                                                       ---------     ---------     ---------
EBITDA                                                    55,370        79,301        88,312

      Depreciation and amortization                      (84,752)      (41,974)      (43,981)
      Interest income (expense)                          (42,929)      (22,076)      (19,555)
      Other expenses                                      (2,060)            0             0
      Taxes                                               (1,173)       (1,992)       (1,992)
                                                       ---------     ---------     ---------
Net income(2)                                          ($ 75,544)    $  13,259     $  22,784
                                                       =========     =========     =========

(1) Includes management fee of $0.7M in 2002 and $2.0M in 2003 and 2004
(2) Excludes $372.8M of gains from retirement of debt


NOTE: PROJECTIONS ARE BY THEIR NATURE FORWARD LOOKING AND SUBJECT TO MATTERS BEYOND DEBTORS' CONTROL. NEITHER THE DEBTORS, NOR ANY OTHER PARTY CAN GIVE ANY ASSURANCES THAT THE PROJECTIONS WILL BE MET. ALTHOUGH GREAT CARE HAS BEEN TAKEN IN PREPARING THE PROJECTIONS, ABSOLUTELY NO GUARANTEE CAN BE GIVEN AS TO THEIR ACCURACY.

    B.  Alternatives to the Plan and Liquidation Analysis

        1.  Best Interests and Cramdown Test

            Notwithstanding acceptance of the Plan by each Impaired Class, in order to confirm the Plan, the Court must determine that the Plan is in the best interests of each Holder of a Claim or Interest in an Impaired Class that has not voted to accept the Plan. Accordingly, if an Impaired Class does not unanimously accept the Plan, the "best interests" test of section 1129(a)(7) of the Bankruptcy Code requires that the Court find that the Plan provides to each Holder of a Claim or Interest a value at least equal to the value of the Distribution that such Holder would instead receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code.

            In a liquidation scenario, Holders of Classes PHI-6, 7 and 8 Claims and Interests are not likely to receive any Distribution. As provided for in section 1129(b) of the Bankruptcy Code, if an Impaired Class of Claims or Interests reject the Plan, no Claim or Interest junior to such Class may retain or receive property pursuant to the Plan, unless the rejecting Class is paid in full or the junior Class provides substantial consideration to the Debtors. As Holders of Classes PHI-6, 7 and 8 Claims and Interests are the most junior Classes in the Plan, this requirement of section 1129(b) is satisfied because if any of these Classes reject the Plan, neither the rejecting Class nor any Class junior to such rejecting Class, shall receive any Distribution or retain any property under the Plan. While section 1129(b) also provides that a plan cannot be confirmed over the objections of a rejecting Class unless the Court finds that the plan does not unfairly discriminate against, and is fair and equitable to the Claim Holders. This requirement is also satisfied, as the Holders of Classes PHI-6, 7 and 8 Claims and Interests will receive a greater return under the Plan than they would receive in the event of a chapter 7 liquidation. Thus, the Debtors may properly cram down the Plan over the objection of the Holders of Classes PHI-6, 7 and 8 Claims and Interests.

            To estimate the amount members of each Impaired Class of Claims or Interests would receive if the Debtors were liquidated in a chapter 7 case, the Court must first determine the aggregate dollar amount that would be available if the Case were converted to a chapter 7 liquidation case under the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtors, augmented by the claims held by the Debtors and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case which do not arise in a chapter 11 reorganization case.

            Once the percentage liquidation recoveries of each Class are ascertained, the value of the Distribution available out of the Liquidation Value is compared with the value of the property offered to such class under the Plan to determine if it is in the best interests of the Holders of Allowed Claims or Allowed Interests, as the case may be, in such Class.

        2.  Liquidation Value of the Debtors

            The Debtors have prepared an analysis of the distributions which their creditors are likely to receive in a hypothetical chapter 7 liquidation in order to determine whether each creditor will receive more under the Plan than they would receive under a chapter 7 liquidation. Although this analysis represents the Debtors' best judgment, there can be no guarantee that actual results from a liquidation will be the same as the Debtors' estimate.

            The Debtors have estimated, hypothetically, the fair realizable value of their assets through liquidation in a chapter 7 bankruptcy case as well as the costs which would be incurred and the additional liabilities that would arise in such a liquidation proceeding. The Debtors have then applied the proceeds of the liquidation to satisfy creditor Claims in accordance with the distribution requirements of chapter 7 of the Bankruptcy Code to determine the amount of distributions each class of creditors would receive in a liquidation.

            Liquidation proceeds of Secured Claimant Collateral, net of disposition fees and costs, are first distributed to the Secured Claimant with a lien on the Collateral from which the proceeds are generated. The Debtors anticipate that the proceeds of liquidation will be greater than the Allowed Claims of the Secured Claimants. Substantially all of the Debtors' assets are subject to security interests in favor of the Secured Claimants. As of July 31, 2002, the Debtors project they will have the following debt outstanding under the Credit Agreement:

            -   $361.2 million in Secured Claims under the Credit Agreement

            -   $23.5 million in Letters of Credit supporting the Seller Notes

            - $6.6 million in an Interest Rate Protection Liability (Swap Agreement)

            Including Cash, Debtors estimate that the fair realizable value, under a hypothetical chapter 7 liquidation, after deduction of chapter 7 related costs, is $413.4 million.

            Claims for expenses of administration (other than the costs of the chapter 7 liquidation directly attributable to the liquidation of the Secured creditors collateral), Claims entitled to priority in accordance with the Bankruptcy Code and General Unsecured Claims are payable out of the remaining proceeds after the Secured Claimants are paid. The remaining proceeds after payment to the Secured Claimants are distributed as follows:

            -   Chapter 7 Administrative Claims             partial recovery

            -   Chapter 11 Professional Fees/
                Costs of Administration                     no payment

            -   Other General Unsecured Claims              no payment

            -   $300.2(6) million in Senior Discount Notes  no payment

            -   $194.4 million in Convertible Notes with
                accrued interest                            no payment

-------------
(6) Expected amount outstanding as of July 2002, assuming that payments continue through July 2002.

            Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by Debtors through analysis of market valuations and transactions, industry experience and the use of other valuation approaches. There can be no assurance that the recoveries and estimated liquidation expenses set forth in this analysis would be realized in an actual liquidation by Debtors.

            Debtors have approached this liquidation analysis on an asset liquidation basis because the "best interests of the creditors test" posits a hypothetical liquidation of Debtors in chapter 7. Debtors' liquidation analysis assumes that assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of the asset's current deployment.

PINNACLE HOLDINGS INC.

Liquidation Analysis                                  ($ in thousands)  ($ in thousands)  ($ in thousands)

I.  STATEMENT OF ASSETS
                                                         Book value                           Estimated
                                                           as of                             Liquidation
                                                         31-Mar-02             %                Value
                                                        (unaudited)(1)      Recovery         (unaudited)
                                                         ---------          --------         -----------
Current Assets:
     Cash and Cash equivalents                            $  3,748           100.0%           $  3,748
     Accounts receivables net                               11,162            60.0%              6,697
     Prepaid expenses and other current assets              12,165             5.9%                720
                                                          --------         -------            --------
Total Current Assets                                        27,075            41.2%             11,165
Towers and tower related:
   Building and Building Improvements                       18,916             0.0%                  0
   Land                                                     46,589             0.0%                  0
   Tower assets (net)(2)                                   713,566            61.4%            437,701
   Other tower related assets                              143,178             0.0%                  0
                                                          --------         -------            --------
Total Towers and tower related                             922,249            47.5%            437,701
Fixed Assets:
   Vehicles                                                    912            50.0%                456
   Leasehold improvements                                      541             0.0%                  0
   Equipment (net)                                           3,168            20.0%                634
                                                          --------         -------            --------
Total Fixed Assets                                           4,621            23.6%              1,090

Assets held for sale                                        11,922            41.2%              4,909
Deferred debt issuance costs (net)                          17,264             0.0%                  0
Other assets                                                12,445             2.3%                286

                                                                                              --------
   LIQUIDATION PROCEEDS                                                                       $455,151
Less:  Proceeds from Unencumbered Assets                                                             0
                                                                                              --------
   PROCEEDS AVAILABLE FROM ENCUMBERED ASSETS                                                  $455,151
Less:  Chapter 7 Costs for Liquidation                                                          41,760

                                                                                              --------
   PROCEEDS AVAILABLE FOR DISTRIBUTION TO SECURED                                             $413,391
                                                                                              ========

(1) Cash, all Debt and the swap payment are the Company's projected amounts as of 7/31/02 - all other balances are as 3/31/02

(2)   Tower assets valued based on 2001 historical Cash flows

II.  SECURED DEBT DEFICIENCY CALCULATION

Proceeds Available for Secured Claims            $413,391

Secured Debt                                      384,648
Accrued Interest as of 05/02                            0
Swap Agreement                                      6,622
Less:  Cash Collateral Payments                         0
                                                 --------
                  SUB-TOTAL SECURED DEBT         $391,270

                                                 --------
PROCEEDS AVAILABLE AFTER PAYMENT TO SECURED
DEBT                                             $ 22,121
                                                 ========

III.  CHAPTER 7 AND 11 CLAIMS

CHAPTER 7 ADMINISTRATIVE CLAIMS
  Chapter 7 Trustee Fees                         $ 11,379
  Wind-down Costs                                  18,457
  Severance costs                                   1,724
  Professional Fees - Secured Creditors             4,200
  Professional Fees - General
  Administration                                    6,000
                                                 --------
       SUB-TOTAL CH 7 ADMINISTRATION CLAIMS      $ 41,760
                                                 ========

CHAPTER 11 ADMINISTRATIVE AND PRIORITY
CLAIMS
  Professional Fees/Costs of Administration      $ 18,350
  Priority Claims                                  35,342
                                                 --------
      SUB-TOTAL CH 11 ADMINISTRATION CLAIMS      $ 53,692
                                                 ========

IV.  LIQUIDATION DISTRIBUTION

                                                                       Application
                                                                           of
                                                       Estimated        Estimated
                                                        Allowed        Liquidation
                                                         Claims           Value              %
                                                      (unaudited)      (unaudited)        Recovery
                                                      -----------      -----------        --------
NET ESTIMATED PROCEEDS FOR ALLOCATION                                   $455,151

Seller Notes                                           $ 23,489         $ 23,489           100.0%
Bank debt                                               361,159          361,159           100.0%
Swap agreement                                            6,622            6,622           100.0%

NET ESTIMATED PROCEEDS AFTER SECURED CREDITORS                          $ 63,881

Chapter 7 Administrative Claims                        $ 41,760         $ 41,760           100.0%
NET ESTIMATED PROCEEDS AFTER FEES                                       $ 22,121

Chapter 7 Administrative Claims                        $ 35,342         $ 22,121            62.4%

Chapter 11 Costs of Administration                       18,350                0             0.0%
Other General Unsecured Claims(1)                         7,367                0             0.0%
Senior Notes                                            300,231                0             0.0%
Convertible Notes and Accrued Interest                  194,424                0             0.0%
                                                       --------         --------           -----
Total                                                  $555,714         $ 22,121             4.0%
                                                       ========         ========           =====

(1) - Other General Unsecured Claims consist of all non priority pre-petition claims and are senior to the Senior and Convertible Notes

                  (a)   Debtors' Assumptions

                        The time to wind-down operations and liquidate the assets of Debtors is estimated to be 12 months. Liquidation is estimated to begin on July 31, 2002. No net present value calculations were used to further discount the proceeds of the assets sales. The basis for the Cash at hand on July 31, 2002 as well as the balance of each debt instrument is Debtors' projections of the amounts as of July 31, 2002. The estimated costs associated with the realization of specific assets have been netted against the estimated recovery for those assets.

                  (b)   Asset Categories

                        (i)   Cash and Cash equivalents

                              Estimated balances as of July 31, 2002.

                        (ii)  Accounts receivable

                              The net amount of accounts receivable on the
balance sheet as of March 31, 2002 was the basis for the accounts receivable recovery. The net as of March 31 considers a reserve based on receivables aging and customer mix. In addition to this reserve, the Debtors have discounted the recovery by an additional 40% to account for costs to liquidate the receivables and loss due to leakage which would likely occur after liquidation was announced.

                        (iii) Prepaid expenses and other current assets

                              The net amount of prepaid expenses and other
current assets includes various items such as amounts due from Motorola, prepaid insurance, prepaid rent and retainers. Recoveries are determined on an item by item basis based on the Debtors' knowledge of the accounts.

                        (iv)  Land

                              Land owned by the Debtors under their towers is
assumed to be sold along with the tower asset. The value of any land owned by the Debtors under their towers is implicitly included in the recovery for tower assets.

                        (v)   Towers and Tower-Related Assets

                              The Debtors' tower assets principally consist of
communications site rental towers. These towers are capable of hosting a variety of tenants including paging, broadcasting and telephony. Debtors value their tower assets by applying an estimated market multiple, adjusted for liquidation, to trailing Cash flows. A higher multiple was applied to those assets known by Debtors to be capable of hosting telephony tenants. The result was compared to recent trading and transaction multiples for publicly traded tower companies.

                              In addition to owning towers, Debtors lease space
on third party towers as well as on rooftops suitable for communications hosting. Debtors enter into agreements to lease this space over periods generally ranging from 3 to 7 years. Generally, these agreements are transferable with landlord consent. Debtors value these lease agreements by applying an estimated market multiple, adjusted for liquidation, to trailing Cash flows. The value of these space leases was added to the recovery for tower assets.

                              Other tower related assets, such as shelters and
tower equipment, are directly related to and an essential part of the operation of the towers. These assets contribute directly to the operating Cash flow of the tower. The value of these assets is implicitly included in the recovery for the tower assets.

                        (vi)  Fixed Assets

                              Fixed assets consist of vehicles, leasehold
improvements and other equipment such as furniture, computers, etc. The vehicles, many of which were purchased recently, are estimated to be sold at 50% of book value. The leasehold improvements are estimated to have no value. Other equipment is given a liquidation discount for a recovery of 20% of net book value.

                        (vii) Assets Held for Sale

                              Debtors have the following assets held for sale:

                              - Collocation facilities - recovery based on book value less a 20% discount for liquidation.

                              - Pinnacle UK - Debtors assume that this majority owned subsidiary would yield a recovery significantly below its current book value in the event of liquidation based on the Debtors' understanding of the current market conditions.

                        (viii) Other Assets

                              Other assets consist of various items including
the lease receivable related to the straight line adjustment required by SFAS 13 under GAAP to account for leases with fixed escalators, deferred tax assets and certain deposits. The straight line adjustment and deferred tax assets are estimated to have no value. Deposits and loan receivables are estimated to be recovered in full.

                  (c)   Liabilities

                        As of July 31, 2002, the Debtor projects it will have the following debt:

                        - $361.2 million in Secured Claims under the Credit Agreement

                        -     $23.5 million in Seller Notes

                        -     $6.6 million in Swap Agreement liability

                        -     $300.2 million in Senior Notes

                        - $194.4 million in Convertible Notes including accrued interest

                        Other liabilities to consider for this analysis are as follows:

                        - Chapter 7 Trustee fees - estimated at 2.5% of liquidation proceeds.

                        - Chapter 7 Professional fees - Debtors' best estimate based on 12 months of liquidation.

                        -     Chapter 11 Professional fees/costs of
                              administration - includes various liabilities incurred as the result of the chapter 11 filing such as a break up fee for the Investors and fees due to the Debtors' advisors.

                        - Priority claims - includes pre-petition severance and tax claims against the Debtors. Also includes built in gains taxes triggered by the early liquidation of C-Corporations (or their related assets) previously acquired.

                        - Other General Unsecured Claims - includes all other pre-petition expenses such as Accounts Payable, Accrued Rent, etc.

                  (d)   Wind-down Costs

                        Wind-down costs are costs incurred to preserve and maintain the assets during the twelve-month liquidation. The Debtors assume that Cash receipts from an asset, reduced to account for leakage once liquidation is announced, continue until the asset is sold. Operating expenses and SG&A are reduced over time as assets are sold. Capital expenditures are reduced to only those amounts needed to keep the assets in regulatory compliance. The net Cash flow resultant from this "Wind-down" case is considered to be the Wind-down Costs.

                        Based on the information presented above, the Debtors believe that the Plan is feasible. Furthermore, the Plan provides a greater return to all Claimants and Interest Holders than the returns associated with chapter 7 liquidation.

V.    RISK FACTORS

      A.    Certain Bankruptcy Considerations

            Set forth below are certain factors and risks associated with the Plan. These are not provided in any particular order of importance or magnitude.

            1.    Failure of the Securities Purchase Agreement to Close

                  The effectiveness of this Plan is conditioned upon the Closing of the Securities Purchase Agreement, which itself has many conditions to Closing that are outside of the Debtors' control. Thus, the Plan depends upon a transaction that will occur outside the scope of the Plan and over which the Debtors may have no control. There are numerous conditions to the Closing of the Securities Purchase Agreement, and there can be no assurances they will be met. Furthermore, even if all conditions are met, there can be no assurances that both of the Investors will close the Transactions.

            2.    No Guarantee That Projections Will Be Realized

                  While the Debtors believe that the financial projections set forth herein are reasonable in light of facts and circumstances currently known to management, the projections are based on a number of assumptions and are subject to significant uncertainties which are beyond the control of either the Debtors or the Purchaser. Therefore, there can be no assurance that these projections will ever be realized. Actual operating results may be materially higher or lower than forecast, affecting the feasibility of the Plan. Failure to meet the projections can result in a failure of the transactions contemplated by the Securities Purchase Agreement to be completed.

            3.    Risks of Financing

                  The Plan is dependent upon $340 million of external debt financing. Although the Debtors currently have a commitment letter for the DB Financing, such commitment is subject to numerous conditions outside the control of the Debtors. There can be no assurances that such conditions will be met. Furthermore, even if all the conditions are met, there can be no assurances that the DB Financing actually will close and fund. The Debtors have no alternative Exit Financing at this time.

            4.    Risk of Sufficient Acceptances

                  Completion of the transactions contemplated by the Securities Purchase Agreement is dependent upon Confirmation of the Plan, which in turn is dependent upon a sufficient number of Acceptances of Impaired Classes. While the Debtors believe that they have sufficient votes from the Impaired Classes to accept the Plan pursuant to the Lock-Up Agreements, there can be no assurances that (i) the Court will find that all of the Classes designated by the Debtors as "Unimpaired" actually are Unimpaired and not entitled to vote; nor that (ii) the parties to the Lock-Up Agreements actually will vote Claims in sufficient amounts and number to confirm the Plan.

            5.    Risks of Delay

                  Many of the obligations of the parties under the Plan, the Securities Purchase Agreement, the DIP Financing, the Lock-Up Agreements and the DB Financing expire after a relatively short period of time. For example, the Lock-Up Agreements terminate on November 15, 2002 if a Confirmation Order has not been entered by that date; the DB Commitment expires August 15, 2002; the Investors can walk away from the deal if it is not consummated six months from May 15, 2002. If any deadline should be reached and not satisfied, and the parties thereto refuse to extend the deadline, it would be extremely difficult to consummate the Plan. Any unforeseen delays in the chapter 11 process would jeopardize various deadlines. There can be no assurances that any of the deadlines will be met.

            6.    Risk of Individual Employment

                  The closing of the transactions contemplated by the Securities Purchase Agreement is conditioned upon Messrs. Steven Day and William Freeman continuing employment with the Debtors post-Closing. While the Debtors fully expect both Messrs. Day and Freeman to execute employment agreements with Reorganized Pinnacle (see Section III.I.3.d herein), both Messrs. Day and Freeman are employees at will and are free to leave the Debtors for another opportunity.

            7.    Certain Tax Risks

                  Consummation of the transactions contemplated by the Securities Purchase Agreement is dependent upon certain tax rulings that are entirely at the discretion of the Internal Revenue Service. There can be no assurances that such rulings will be obtained, and if obtained, whether such rulings will be timely.

            8.    Risk of Material Adverse Change

                  The Investors do not have to close the Transaction if there is a material adverse change, as defined in the Securities Purchase Agreement, prior to Closing. There can be no assurances that an unforeseen event will not occur constituting a material adverse change. Among other things, Debtors are parties to numerous litigations pending around the country, a list of which is attached to the Plan as Exhibit B. An adverse determination in any one or in an aggregate of the litigations could constitute a material adverse change as defined in the Securities Purchase Agreement.(7)

      B. Risks Relating to the Operations of Reorganized Debtors and Factors Affecting the Value of the Securities to be Issued Under the Plan


            1.    Adverse Publicity

                  Adverse publicity or news coverage relating to the Debtors in connection with the Restructuring, may negatively impact its efforts to establish and promote name recognition and a positive image.


-------------

(7) Certain of the litigation disclosed on Exhibit B to the Plan is with Corban Communications, Inc. ("Corban"), a member of the Creditors' Committee. All of Corban's Claims are disputed by the Debtors. Although Corban only has sued the Debtors for unspecified amounts, including for reimbursement of $517,000 allegedly paid by Corban on Debtors' behalf, in a meeting of the Creditors' Committee, Corban asserted that it has Claims against the Debtors for $10.1 million. The Debtors believe they have meritorious defenses to Corban's claims, and that, indeed, they have damage claims against Corban that could range from $1.8 million to $25 million, depending on the length and extent of Corban's continuing breach of its agreements with Debtors.

            2. The Loss of any Significant Customer or Multiple Customers Totaling a Significant Amount Could Adversely Affect Debtors' Business

                  Debtors have certain customers that account for a significant portion of their revenue. As of December 31, 2001, Arch Wireless Holdings, Nextel, Verizon, Cingular Wireless, and Sprint represented 13.4%, 9.5%, 4.2%, 4.1% and 3.4%, respectively, of PHI's revenue, on a run rate basis. On December 6, 2001, Arch Wireless Holdings ("Arch") filed for bankruptcy under chapter 11 of the Bankruptcy Code; however, the Debtors reached a Court-approved settlement with Arch that it believes is a favorable basis for going forward. Such settlement, however, is contingent upon consummation of Arch's plan of reorganization. In May 2002, Nextel filed insolvency proceedings in certain jurisdictions. The loss of one or more of these major customers, or a reduction in their utilization of communications site rental space due to their insolvency or inability or unwillingness to pay, could have a material adverse effect on Debtors' business, results of operations and financial condition. Several other customers have filed for chapter 11 protection under the Bankruptcy Code and other customers are having financial difficulties due to their inability to access additional capital. If a significant loss of customers were to occur prior to Closing, it might constitute a material adverse change sufficient to prevent the Closing.

            3.    Absence of Public Market for New Common Stock or New Warrants

                  No assurance can be given that an active market for the New Common Stock or New Warrants will develop. If any such market does develop, Reorganized PHI can make no assurances regarding its continued existence, price volatility with respect to the New Common Stock or New Warrants, the liquidity of the market for the New Common Stock or New Warrants or the price at which any sales may occur.

                  It is anticipated that the New Common Stock and Warrants will not initially be eligible for listing on NASDAQ or any other exchange, thus materially limiting their liquidity. Even if the New Common Stock or New Warrants become eligible for listing on NASDAQ or any exchange, there is no assurance that Reorganized PHI will cause such securities to be listed or to be quoted on any quotation system, and the liquidity of such securities may remain impaired indefinitely.

            4.    Exchange Act Listing and Potential Reporting Obligations

                  PHI is currently subject to the registration and reporting requirements of the Exchange Act. Whether Reorganized PHI will continue to be subject to such registration and reporting requirements will depend upon whether there will be at least three hundred (300) U.S. persons who hold the New Common Stock or the New Warrants upon consummation of the Transaction. Reorganized PHI may determine to discontinue its registration and reporting obligations under the Exchange Act if it is eligible to do so, in which case less information concerning Reorganized PHI and its financial situation would be publicly available to Reorganized PHI's security holders. Continued compliance with the Exchange Act reporting requirements will result in a substantial expense and may be administratively burdensome for Reorganized PHI.

            5.    Business Depends on Demand for Wireless Communications

                  Substantially all of Debtors' revenue is derived from leases of communications site space. Most of these leases are with wireless communications providers, with approximately 31% being with companies in the paging and wireless data industries. Accordingly, future growth depends, to a considerable extent, upon the continued growth and increased availability of cellular, PCS and other wireless communications services. The paging and wireless data industry is currently experiencing financial difficulties. Arch Wireless Holdings announced on December 6, 2001, that it was filing for protection under chapter 11 of the Bankruptcy Code. In addition, several other smaller paging and data customers have filed bankruptcy petitions and rejected certain of their site leases with the Debtors during the bankruptcy proceedings. There can be no assurances that additional paging and wireless data customers will not do the same. If they do, it could have a material adverse effect on Reorganized Debtors' operations.

                  There can be no assurances that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, PCS, fixed microwave, SMR, ESMR and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to seven for PCS) within a geographic market competing for subscribers. The demand for rental space on communications sites is dependent on a number of factors that are, to a large extent, beyond Debtors' control, including the following:

                  -     demand for wireless services;

                  - financial condition and access to capital of wireless communications providers;

                  - strategy of wireless communications providers with respect to owning or leasing communications sites;

                  -     government licensing of broadcast rights;

                  -     changes in telecommunications regulations; and

                  -     general economic conditions.

                  The demand for space on communications sites is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for communications sites. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond Debtors' control could adversely affect the demand for rental communications sites. Advances in technology could also reduce the need for site-based transmission and reception. In addition, wireless service providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. In most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that does not have any licenses to enter the wireless marketplace.

                  The occurrence of any of these factors could have a material adverse effect on Reorganized Debtors' business, financial condition or results of operations.

            6. Debtors Face Substantial Barriers to Implementing an Acquisition Strategy

                  If the Transaction is consummated, Debtors expect to refocus on acquiring additional communications sites consistent with Debtors' strategy in the past, at prices considered reasonable in light of the operating Cash flow Debtors believe will be generated from these sites when acquired and the ability to finance such acquisitions. Until last year, the prices of acquisitions within the industry have generally increased over time. Additionally, competition for acquisitions of communications sites will continue with certain wireless communications providers, site developers and other independent communications site owners and operators, some of which have greater financial and other resources than Reorganized Debtors. Increased demand for acquisitions may result in fewer acquisition opportunities as well as higher acquisition prices. Reorganized Debtors' inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may affect them adversely. Further, there can be no assurances of the ability to profitably manage and market the space on additional communications sites acquired or successfully integrate acquired sites with operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers, increased leverage and debt service requirements, and combining disparate company cultures and facilities and operating sites in geographically diverse markets. Accordingly, there can be no assurances that one or more of their past or future acquisitions may not have a material adverse effect on their financial condition and results of operations.

            7.    Debtors Have a History of Operating Losses

                  The Debtors have incurred losses from continuing operations in each of the fiscal years since inception. As a result, for the years ended December 31, 1999, 2000 and 2001, their earnings were insufficient to cover combined fixed charges and preferred dividends by approximately $8.8 million, $44.5 million and $262.8 million, respectively. Debtors believe that the Transaction will allow Reorganized Debtors to be profitable but there are no assurances of that occurring.

            8. There Are Certain Risks Associated with the Motorola Antenna Site Acquisition

                  While the Debtors have substantially completed their post-closing investigation of the assets related to the Motorola Antenna Site Acquisition, the future discovery of issues discussed in Section II.B.4 of this Disclosure Statement could have an impact on Reorganized Debtors' operations and liquidity, which impact could be significant.

                  In addition, there can be no assurances that tenants on the sites obtained in the Motorola Antenna Site Acquisition will not cancel their leases. Debtors have experienced a reduction in the number of communications sites leased by Nextel for its analog SMR business. Debtors anticipate that Nextel will continue to phase out its analog SMR business for the foreseeable future.

            9. If Debtors Fail to Protect their Rights against Persons Claiming Superior Rights in Communications Sites, Debtors' Business May Be Adversely Affected

                  The Debtors' real property interests relating to communications sites consist of fee interests, leasehold interests, private easements and licenses, easements and rights-of-way. For various reasons, the Debtors have not always had the ability to access, analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. Generally, the Debtors obtain title insurance on fee properties and leasehold interests acquired and rely on title warranties from sellers and landlords. The Debtors' ability to protect their rights against persons claiming superior rights in communications sites depends on to the following factors:

            - the ability to recover under title policies, the policy limits of which may be less than the purchase price of the particular site;

            - in the absence of insurance coverage, Debtors rely on title warranties given by the sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

            - reliance on title covenants from landlords contained in leases.

            10. There Are Significant Risks Associated with Construction of New Towers

                  The success of Reorganized Debtors' business strategy is dependent in part on their ability to construct new towers, which has been significantly curtailed due to Debtors' inability to access capital markets during the pre-petition period. In the future, new construction also may be delayed by factors beyond Reorganized Debtors' control, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, the demand for manpower and equipment needed to erect towers has been increasing.

                  Additionally, there can be no assurances that building opportunities will become available that meet Reorganized Debtors' economic criteria. Reorganized Debtors' expansion plans call for a limited amount of construction activity. There can be no assurances that Reorganized Debtors will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. The failure to complete the projected construction could have a material adverse effect on Reorganized Debtors' business, financial condition and results of operations.


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            11.   Competition for Site Leasing Customers Is Intense and Debtors
                  Compete with Companies That Have Greater Financial Resources

                  The Debtors face competition for site leasing customers from various sources, including:

                  - wireless communications providers and utility companies that own and operate their own communications site networks and lease communications site space to other carriers;

                  - site development companies that acquire space on existing communications sites for wireless communications providers and manage new tower construction;

                  -     other independent communications site companies; and

                  - traditional local independent communications site operators.

                  Many of these competitors are substantially larger, have greater financial resources, more customers, longer operating histories, greater brand recognition and more established relationships than the Debtors. The Debtors believe that site location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting communications site rental companies. The Debtors believe that competition for communications site acquisitions will increase and that additional competitors will enter the tower rental market, certain of whom may have greater financial and other resources than Reorganized Debtors will have.

            12. The Collocation Facility Business Is Difficult to Evaluate because of its Short Operating History; the Divestment of Reorganized Debtors' Remaining Interest in Collocation Facilities Could Result in an Additional Loss.

                  During 2000, PHI acquired five carrier neutral collocation facilities. The business of providing collocation facilities is a new industry. Although a number of emerging companies are developing similar businesses, Debtors are not aware of any company that has successfully executed a business plan that includes collocation facilities. Accordingly, no one has the benefit of a comparable historical business model to analyze the collocation facilities business and its prospects. As a result of the decision to stop pursuing these collocation facility business opportunities, Debtors have recorded a loss based on a decline in the fair market value of these assets as compared to the purchase price paid for the assets. As of March 15, 2002, four of these facilities have been divested and Debtors are currently attempting to divest the remaining asset, which could result in an additional loss for Reorganized Debtors.


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            13.   Service and Other Interruptions Could Lead to Significant
                  Costs and Disruptions That Could Reduce Reorganized Debtors' Revenue and Harm Their Business Reputation and Financial Results.

                  Because service interruptions are a very serious concern for prospective customers, a service interruption or breach of security could be very costly to and very damaging to Reorganized Debtors' reputation. Reorganized Debtors' facilities and customers' equipment will be vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, customers would be adversely affected by the failure of carriers to provide network access to Reorganized Debtors' facilities as a result of any of these events. Any of these events or other unanticipated problems at one or more such facilities could interrupt their customers' ability to provide their services from Reorganized Debtors' facilities. This could be damaging to Reorganized Debtors' reputation, make it difficult to attract new customers and cause their existing customers to seek termination of their contracts with Reorganized Debtors.

            14. Debtors' Business Requires Compliance and Approval with Regulatory Authorities

                  The FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on communications sites is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on Debtors' financial condition or results of operations.

                  Debtors hold FCC licenses for their own communications needs in connection with their tower operations. Those licenses must be renewed periodically and are subject to revocation in the event of non-compliance with FCC regulations. The revocation or non-renewal of any of such licenses could have a material adverse effect on Reorganized Debtors' operations.

                  Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting Reorganized Debtors' ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurances that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs. Such factors could have a material


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
adverse effect on Reorganized Debtors' future growth. Reorganized Debtors' customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites. There can be no assurances that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs. Such factors could have a material adverse effect on Reorganized Debtors' future growth. Reorganized Debtors' customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.

                  Reorganized Debtors' business strategy will be affected by, among other things, their ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. There is no assurance that Reorganized Debtors can obtain the permits, licenses and zoning relief necessary to continue the expansion of Reorganized Debtors' communications site rental business. The failure to obtain such permits, licenses and zoning relief would have a material adverse effect on Reorganized Debtors' business, financial condition and results of operations.

            15. Reorganized Debtors' Success Depends Upon Them Retaining Key Executives

                  Reorganized Debtors' success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, some of whom may be difficult to replace. Although Reorganized Debtors will maintain employment agreements and retention and other plans with certain of their employees, there can be no assurances that the services of such personnel will continue to be available to Reorganized Debtors. Uncertainties associated with the Transaction decrease the likelihood that they remain with Reorganized Debtors. Reorganized Debtors will not maintain key man life insurance policies on their executives that would adequately compensate them for any loss of services of such executives. The loss of the services of these executives could have a material adverse effect on Reorganized Debtors' business.

            16. Competing Technologies and Other Alternatives Could Reduce the Demand for Reorganized Debtors' Services or Require Additional Costs to be Incurred

                  Most types of wireless services currently require ground-based network facilities, including communications sites, for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond Reorganized Debtors' control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Wireless service providers may view


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
such agreements as a superior alternative to leasing space for their own antenna on communications sites owned by Debtors. The proliferation of such agreements could have a material adverse effect on Debtors' business, financial condition or results of operations.

                  The emergence of new technologies that do not require terrestrial antenna sites and that can be substituted for those that do also could have a negative impact on Reorganized Debtors' operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services Reorganized Debtors' will provide. The occurrence of any of these factors could have a material adverse effect on Reorganized Debtors' business, financial condition or results of operations.

            17. Debtors Are Subject To Environmental Laws That Impose Liability Without Regard To Fault And Environmental Regulations That Could Adversely Affect Reorganized Debtors' Operations.

                  Debtors' operations are subject to Federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, Reorganized Debtors could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at Debtors' facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although Debtors believe that they are in substantial compliance with and have no material liability under all applicable environmental laws, there can be no assurances that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on Reorganized Debtors' business, financial condition or results of operations.

                  The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

                  Debtors' carrier neutral collocation facilities contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of customers' equipment. There can be no assurances that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting could result in interruptions to operations and expenditures that could have a material adverse effect on Reorganized Debtors' business, financial condition and results of operations.


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
            18. If Reorganized Debtors Sustain Damage To Their Communications Sites In Excess Of Their Insurance Coverage, Their Business Could Be Adversely Affected

                  Debtors' communications sites are subject to risks from vandalism and risks associated with natural disasters such as tornadoes, hurricanes, fires and earthquakes. Reorganized Debtors will maintain certain insurance to cover the cost of replacing damaged communications sites and general liability insurance to protect them in the event of an accident involving a communications site, but Reorganized Debtors will not maintain business interruption insurance. Accordingly, damage to a group of their communications sites could result in a significant loss of revenue and could have a material adverse effect on their results of operations and financial condition. In addition, a communications site accident for which Reorganized Debtors will be uninsured or underinsured could have a material adverse effect on their financial condition or results of operations.

            19. Reorganized Debtors Could Be Subject To Claims Relating To Risks Concerning Potential Negative Health Effects Of Radio Frequency Emissions

                  Along with wireless communications providers that utilize Debtors' communications sites, Debtors are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although Debtors have not been subject to any claims relating to radio frequency emissions, there is no assurance that Reorganized Debtors' will not be subject to such claims in the future, which could have a material adverse effect on Reorganized Debtors' results of operations and financial condition.

            20. If PHI Fails to Qualify as a REIT, It Will Be Subject to a Variety of Taxes And Penalties

                  PHI has elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). As a REIT, PHI and its "qualified REIT subsidiaries" (other corporations wholly owned by PHI that are not "taxable REIT subsidiaries") are not generally subject to federal income tax. PHI believes that from its inception through 1999, it has been organized and operated in a manner so as to qualify for taxation as a REIT. For 2000 and subsequent years, PHI believes that its qualification for taxation as a REIT is dependent on the approval by the Internal Revenue Service of an application for an extension of time for each of four United Kingdom ("UK") entities in which PHI owns a direct or indirect equity interest to file an election to be treated as a pass-through entity rather than a corporation for United States federal income tax purposes. It is anticipated that such application will be approved.

                  To qualify and remain qualified as a REIT, Debtors are required, on a continuing basis, to satisfy numerous, detailed requirements pertaining to their organization, sources and amounts of income, level of distributions, assets owned and diversity of stock


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
ownership, among other things. Among the numerous requirements that must be satisfied with respect to each taxable year in order to qualify and remain qualified as such, a REIT generally must:

                  -     Distribute to stockholders 90% (95% prior to January 1,
                        2001) of the its taxable income computed without regard to net capital gains and deductions for distributions to stockholders and 90% (95% prior to January 1, 2001) of certain foreclosure income;

                  - Maintain at least 75% of the value of its total assets in "real estate assets" (generally real property and interests therein, Cash, Cash items and government securities);

                  - Derive at least 75% of its gross income from investments in real property or mortgages on real property;

                  - Derive at least 95% of its gross income from real property investments described above and from dividends, interest and gain from the sale or disposition of stock and securities and certain other types of gross income;

                  - Have transferable shares of ownership or beneficial interest;

                  - Not have any accumulated "earnings and profits" attributable to a non-REIT year as of the close of any taxable year, including for this purpose any such accumulated "earnings and profits" carried over or deemed carried over from a C corporation;

                  - As of the end of each calendar quarter, not own securities of any single issuer which possess greater than ten percent of the total voting power of the outstanding securities of such issuer and, effective on or after January 1, 2001, which have a value of greater than ten percent of the total value of all outstanding securities of any single issuer, unless such other issuer is itself a REIT or is either a "qualified REIT subsidiary" or a "taxable REIT subsidiary" with respect to the REIT owning such securities; and

                  - As of the end of each calendar quarter, not own securities of "taxable REIT subsidiaries" that collectively constitute in excess of twenty percent of the total assets of the REIT and not own securities of any single issuer other than a "qualified REIT subsidiary" or a "taxable REIT subsidiary" that have an aggregate value in excess of five percent of the value of the total assets of such REIT.

                  As mentioned above, in order to qualify as a REIT, at least 75% of the value of the total assets of PHI must be represented by "real estate assets." For this purpose, "real estate assets" means interests in real property, such as land, and improvements thereon,


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including buildings or other inherently permanent structures thereon, and items that are structural components of such buildings or structures. The Internal Revenue Service has ruled in a revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to Debtors' towers, as well as ancillary buildings, heating and air conditioning systems and fencing constitute inherently permanent structures and are therefore "real estate assets." However, a number of acquisitions have involved, and future acquisitions may involve, assets that differ from the towers and related structures that were the subject of the favorable revenue ruling. No clear guidance is available concerning the potential impact that such assets may have on PHI's continued ability to satisfy the REIT qualification requirements. Consequently, Reorganized PHI is likely to encounter a greater number of interpretive issues under the REIT qualification rules than other REITs. In addition, acquisitions will in many instances require special planning or structuring in order to retain Reorganized PHI's qualification as a REIT, including, for example, acquiring assets through subsidiaries to the extent permissible under the REIT qualification requirements. Although PHI has previously considered whether to voluntarily terminate its REIT election because of the substantial limitations imposed on operations by the REIT qualification requirements, PHI currently intends to maintain its REIT status. However, Reorganized PHI may again in the future consider whether to voluntarily terminate its REIT election.

                  Depending on the assessment of the strategic importance of acquisitions in PHI's existing lines of business or in complementary non-real estate based communication sites or services activities, Reorganized PHI may acquire, operate and derive income from assets, businesses or entities that result in a termination of its REIT status. In this regard, PHI has previously contractually committed to acquire, and in certain instances has acquired, certain assets before confirming that such assets, and the income derived from such assets, would permit PHI to continue to meet the qualification requirements for a REIT, and Reorganized PHI may do so again in the future. To date, except with respect to the acquisition of the four UK entities, subsequent to making each such commitment or acquisition of non-REIT or potentially non-REIT assets, PHI structured the ownership of the assets so acquired in a manner that PHI believes would enable it to maintain its REIT status.

                  The United States federal tax rules and regulations relating to REITs are highly technical and complex. Reorganized PHI's qualification as a REIT during each taxable year (including prior years) will depend on its ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership, and assets owned and sources of income received. Certain of these requirements involve factors that are not entirely within Reorganized PHI's control. Therefore, PHI cannot be certain that it has operated or that Reorganized PHI will operate in a manner so as to qualify or remain qualified as a REIT even if the application for the extension of time described above is approved.

                  If Reorganized PHI ceases to remain qualified as a REIT and cannot utilize any of the relief provisions that may be applicable, or if Reorganized PHI terminates its REIT election voluntarily, Reorganized PHI will be subject to corporate level income tax at regular corporate rates on net income unreduced by distributions to stockholders, together with interest and penalties to the extent applicable to prior periods. However, because PHI has not reported any net taxable income (determined before the deduction for dividends paid) in any of its corporate income tax returns since filing the election to be taxed as a REIT, unless the


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
reported net taxable loss is adjusted, any corporate income tax liability attributable to a retroactive determination by the Internal Revenue Service that PHI failed to qualify as a REIT during any such year could be minimal. At the present time, it is not anticipated that Reorganized PHI will recognize net taxable income for the foreseeable future. Nevertheless, with respect to any year in which positive net taxable income is recognized, the loss of REIT status or a determination that PHI did not qualify as a REIT may have a material adverse affect on Reorganized PHI's financial condition or results from operations. In addition, Reorganized PHI's failure to qualify as a REIT may adversely affect its ability to consummate a recapitalization with potential investors and other third parties. Further, Reorganized PHI would be disqualified from taxation as a REIT for the four years following the year during which it ceased to qualify as a REIT.

            21.   Significant Holders

                  On the Effective Date, New Common Stock will be concentrated in the hands of the Investors. The Investors, acting as a group, will be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Furthermore, because Investors acting as a group can elect a majority of the directors of Reorganized PHI, they will have effective control over the management of Reorganized PHI. This concentration also could facilitate or hinder a negotiated change of control of Reorganized PHI and, consequently, could have an impact upon the value of the New Common Stock and New Warrants.

            22. Terrorist Attacks in the United States Could Negatively Affect Reorganized Debtors' Operations and the General Economy

                  Some of Debtors communications sites are located on the rooftops of landmark or other tall or significant buildings located throughout the United States. On September 11, 2001, the United States was the target of terrorist attacks at the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. One of Debtors' communications sites was located on the rooftop of the World Trade Center. These terrorist attacks have caused instability in the global economy and have led to military action by the United States against suspected terrorists. Such military action may lead to further acts of terrorism, including terrorist attacks at locations where Debtors have communications sites, and/or civil disturbances in the United States or elsewhere, which may have a material adverse effect on Reorganized Debtors' business, financial condition and operating results.

            23.   Risk of Limited Discharge

                  The Debtors are reinstating numerous Claims against the Debtors as part of the Plan, including many disputed Claims. Thus, the Debtors will not emerge from bankruptcy with a discharge of all Claims as is typical in chapter 11. There can be no assurances that the Debtors will be able to resolve contested Claims that are Reinstated in a favorable manner that will not adversely affect operations. Among the disputed Claims are the litigations listed on Exhibit B to the Plan.


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
VI.   RETENTION OF JURISDICTION

      Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including, without limitation, jurisdiction to:

      A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests, whether or not such objection was filed before or after Confirmation; provided, however, that this provision shall not be deemed to submit Reinstated Claims to the exclusive jurisdiction of the Court;

      B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b) , 1103 and 1129(a) (4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained and ordinary course professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Court;

      C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

      D. Effectuate performance of and payments under the provisions of the Plan;

      E. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, including, without limitation, all Avoidance Actions and turnover requests;

      F. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Restructuring, the Plan, the Disclosure Statement, or the Confirmation Order;

      G. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan, including but not limited to the Securities Purchase Agreement;

      H. Hear and determine any request to (i) modify the Plan, (ii) cure any defect or omission, or (iii) reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

      I. Issue and enforce injunctions, enter and implement other orders, or take any other action as may be necessary or appropriate to restrain any interference by any entity with the


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implementation, consummation, or enforcement of the Restructuring, the Plan, or the Confirmation Order;

      J. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated or Distributions pursuant to the Plan are enjoined or stayed;

      K. Hear and determine any matters arising in connection with or relating to the Restructuring, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Restructuring, the Plan, the Disclosure Statement or the Confirmation Order and the interpretation thereof;

      L. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

      M. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

      N. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

      O. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

      P. Hear and determine requests for payment of Claims entitled to priority under section 507(a) (1) of the Bankruptcy Code, including, but not limited to, compensation of and reimbursement of expenses of parties entitled thereto;

      Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code, Bankruptcy Rules, Title 28 of the United States Code or any other relevant title of the U.S. Code; and

      R. Enter a final decree closing the Chapter 11 Cases.

      Notwithstanding the preceding paragraphs, the Court shall not have jurisdiction to determine the interpretation, enforceability, scope, nature, priority or any other matter arising under or related to the Exit Facility once the Exit Facility becomes effective.

VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

      The following is a summary of certain United States federal income tax consequences of the implementation of the Plan to PHI, and to Holders of Senior Note Claims and Convertible Note Claims, and PHI Equity Securities Interests that, as a Class, vote in favor of the Plan. For purposes of this section, references to PHI include Reorganized PHI, as applicable. This


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
summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

      This summary is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the implementation of the Plan as discussed herein. No opinion of counsel and no rulings or determinations from the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. PHI is not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Holder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons that are, or hold their Senior Notes, Convertible Notes, or PHI Equity Securities Interests through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities, persons who received their Senior Notes, Convertible Notes, or PHI Equity Securities Interests pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Senior Notes, Convertible Notes, or PHI Equity Securities Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). The following summary assumes that Holders hold their Senior Notes, Convertible Notes, and PHI Equity Securities Interests as capital assets for United States federal income tax purposes. HOLDERS OF CLAIMS AGAINST AND EQUITY SECURITIES INTERESTS IN THE DEBTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

      A.    Consequences to Holders of Senior Note Claims

            The United States federal income tax consequences of the Plan to a Senior Note Holder will depend upon several factors, including, but not limited to: (i) the manner in which a Senior Note was acquired; (ii) the length of time a Senior Note has been held; (iii) whether the holder has taken a bad debt deduction with respect to a Senior Note (or any portion thereof); (iv) the amount of original issue discount the holder has previously included in income with respect to a Senior Note; (v) the holder's method of tax accounting; and
(vi) whether a Senior Note constitutes a "security" for United States federal income tax purposes. Therefore, Holders of Senior Notes should consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Plan.


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
      1.    Recapitalization Treatment

            Pursuant to the Plan, a Senior Note Holder may elect to receive solely Cash, solely New Common Stock or a combination of New Common Stock and Cash in exchange for the Holder's Senior Notes. The exchange may be treated as a recapitalization for United States federal income tax purposes with respect to Senior Note Holders that elect to receive New Common Stock. Such treatment will depend upon whether the Senior Notes constitute "securities" for United States federal income tax purposes. If the Senior Notes are considered securities, the receipt of New Common Stock in exchange for Senior Notes pursuant to the Plan should be treated as part of a recapitalization. The determination of whether a debt instrument constitutes a security is based upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years are not considered securities, while corporate debt instruments with maturities of ten years or more are considered securities.

            If the exchange of Senior Notes for New Common Stock and Cash is treated as a recapitalization, a Senior Note Holder will recognize gain, but not loss, with respect to the Senior Notes exchanged in an amount equal to the lesser of (x) the amount of gain realized (i.e., the excess of the amount of Cash and fair market value of the New Common Stock received, over the Senior Note Holder's adjusted tax basis in the Senior Notes exchanged) and (y) the Cash received. A Senior Note Holder's aggregate tax basis in the New Common Stock received will be equal to the Holder's aggregate tax basis in the Senior Notes exchanged, decreased by the amount of Cash received and increased by the amount of any gain recognized. A Holder's holding period for the New Common Stock received will include the holding period of the Holder's Senior Notes.

      2.    Recognition of Income or Loss

            The satisfaction of a Senior Note Claim pursuant to the Plan will be a taxable event with respect to Senior Note Holders that elect to receive solely Cash in exchange for their Senior Notes, and in the event that the receipt of New Common Stock and Cash is not treated as a recapitalization as discussed above. In such event, subject to the "market discount" rules described below, a Senior Note Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of Cash and fair market value of New Common Stock received in exchange for the Senior Notes, and (ii) the Holder's adjusted tax basis in the Senior Notes.

      3.    Treatment of Amounts Attributable to Interest

            For United States federal income tax purposes, the proper allocation of the consideration received pursuant to the Plan in satisfaction of a Senior Note Claim between principal and accrued interest on a Senior Note is unclear under present law. If any portion of the consideration received were required to be allocated to accrued interest, such portion would be taxable to a Senior Note Holder as interest income, except to the extent that the Holder has previously included such interest in income.

            4.    Market Discount

                  If a Senior Note Holder purchased a Senior Note at a price less than the Senior Note's "revised issue price" by at least a de minimis amount, the difference would constitute "market discount." In such event, any gain recognized by a Senior Note Claim Holder under the Plan would generally be treated as ordinary interest income to the extent of the market discount accrued on the Senior Note during the Holder's period of ownership, unless the Holder previously elected to include market discount in taxable income as it accrued. To the extent that Senior Notes that had been acquired with market discount are exchanged for New Common Stock in connection with a recapitalization on a tax-deferred basis (as may occur here), any market discount that accrued on the Senior Notes but was not recognized by the Holder is carried over to the New Common Stock received therefor, and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Common Stock is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

      B.    Consequences to Holders of Convertible Note Claims

            The United States federal income tax consequences of the Plan to a Convertible Note Claim Holder will depend upon several factors, including but not limited to: (i) the manner in which a Convertible Note was acquired; (ii) the length of time a Convertible Note has been held; (iii) whether the Holder has taken a bad debt deduction with respect to a Convertible Note (or any portion thereof); (iv) whether the Holder has previously included in income any accrued but unpaid interest with respect to a Convertible Note; (v) the Holder's method of tax accounting; and (vi) whether a Convertible Note constitutes a "security" for United States federal income tax purposes. Therefore, Convertible Note Holders should consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Plan.

            1.    Recapitalization Treatment

                  Pursuant to the Plan, a Convertible Note Holder will receive the Note Claim Consideration in exchange for its Convertible Notes. For United States federal income tax purposes, the exchange of the Convertible Notes for the Note Claim Consideration may be treated as a recapitalization. Such treatment will depend upon, among other things, whether the Convertible Notes constitute "securities" for United States federal income tax purposes.

                  If the receipt of the Note Claim Consideration in exchange for the Convertible Notes is treated as a recapitalization, a Convertible Note Holder will recognize gain, but not loss, with respect to the Convertible Notes exchanged in an amount equal to the lesser of (x) the amount of gain realized (i.e., the excess of the amount of Cash and fair market value of the warrants received as part of the Note Claim Consideration, over the Holder's adjusted tax basis in the Convertible Notes exchanged therefor) and (y) the Cash received. A Holder's aggregate tax basis in the warrants received as part of the Note Claim Consideration will be equal to the Holder's aggregate tax basis in the Convertible Notes exchanged, decreased by the amount of Cash received and increased by the amount of any gain recognized. A Holder's


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
holding period for the warrants will include the holding period of the Convertible Notes exchanged therefor.

            2.    Recognition of Income or Loss

                  If the exchange of the Convertible Notes for the Note Claim Consideration is not treated as a recapitalization, the exchange will be a taxable event. In such event, subject to the "market discount" rules described below, a Convertible Note Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of Cash and fair market value of the warrants received as part of the Note Claim Consideration, and (ii) the Holder's adjusted tax basis in its Convertible Notes.

            3.    Treatment of Amounts Attributable to Interest

                  For United States federal income tax purposes, the proper allocation of the Note Claim Consideration between principal and accrued but unpaid interest on the Convertible Note is unclear under present law. Although there can be no assurance with respect to the issue, PHI intends to take the position that no portion of the Note Claim Consideration is allocable to accrued but unpaid interest on the Convertible Notes. If any portion of the Note Claim Consideration were required to be allocated to accrued interest, such portion would be taxable to a Convertible Note Holder as interest income, except to the extent that the Holder has previously reported such interest as income. A Holder who previously included in income accrued but unpaid interest on its Convertible Notes may recognize an ordinary loss to the extent that the accrued but unpaid interest exceeds the amount of the Note Claim Consideration, if any, received by the Holder that is attributable to accrued interest.

            4.    Market Discount

                  If a Holder purchased a Convertible Note at a price less than the Convertible Note's stated redemption price at maturity by at least a de minimis amount, the difference would constitute "market discount." In such event, any gain recognized by a Convertible Note Claim Holder under the Plan should generally be treated as ordinary interest income to the extent of the market discount accrued on the Convertible Note during the holder's period of ownership, unless the Holder previously elected to include market discount in taxable income as it accrued.

            5.    Treatment of Amounts Attributable to the Release

                  A Convertible Note Holder that executes certain releases and receives the Note Release Consideration may recognize income upon the receipt of the Note Release Consideration. The character of such income for United States Federal income tax purposes is unclear.

      C.    Consequences to PHI Equity Securities Interest Holders

            1.    Recognition of Income or Loss

                  Pursuant to the Plan, a PHI Equity Securities Interest Holder will receive the Equity Claim Consideration in exchange for its Equity Interest. A PHI Equity Securities Interest Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the warrants received as part of the Equity Claim Consideration, and
(ii) the Holder's adjusted tax basis in its Equity Securities Interest.

            2.    Treatment of Amounts Attributable to the Release

                  A PHI Equity Securities Interest Holder that executes certain releases and receives the Equity Claim Consideration may recognize income upon the receipt of the Equity Claim Consideration. The character of such income for United States Federal income tax purposes is unclear.

      D.    Consequences to PHI

            1.    Cancellation of Indebtedness Income

                  In general, taxpayers must include in gross income any cancellation of indebtedness ("COD") income realized during the tax year. Taxpayers recognize COD income in an amount equal to the excess of the adjusted issue price of the indebtedness cancelled over the amount of Cash and fair market value of other property issued in satisfaction of the indebtedness.
Section 108 of the Tax Code provides, however, that when cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation. Instead, the amount of any COD in a bankruptcy case will generally be applied to reduce certain tax attributes of the taxpayer.

                  The satisfaction of the Senior Note Claims and the Convertible Note Claims pursuant to the Plan will result in a reduction in the outstanding indebtedness of PHI. Because PHI is a debtor in a bankruptcy case, PHI will not recognize any COD income. Rather, PHI will reduce certain of its tax attributes by the amount of COD income excluded from gross income. The attribute reduction is generally applied to reduce net operating losses ("NOLs") carryovers, certain tax credits and carryovers, and the tax basis of the PHI's assets.

            2.    Limitation of NOL Carryovers and other Tax Attributes

                  As discussed above, PHI must reduce its NOLs and other tax attributes as a result of the cancellation of a portion of its indebtedness.
Section 382 of the Tax Code ("Section 382") may apply to limit the ability of PHI to utilize any remaining NOLs in future years.

                  Under Section 382, if a corporation undergoes an ownership change, its ability to utilize its historic NOLs and certain subsequently recognized "built-in" losses and deductions is subject to an annual limitation (the "Section 382 Limitation"). In general, an


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
"ownership change" occurs if more than 50% of a corporation's stock is transferred within a three-year period, excluding certain transfers among small (i.e., less than five percent) shareholders. As a general rule, the amount of the Section 382 Limitation is equal to the value of the corporation's outstanding stock (with certain adjustments) immediately before the ownership change, multiplied by the applicable "long-term tax-exempt rate." Subject to certain limitations, any unused portion of the Section 382 Limitation may be available in subsequent years.

                  PHI will undergo an ownership change as a result of the implementation of the Plan. Accordingly, PHI's ability to utilize any NOLs that remain after the implementation of the Plan will be subject to the Section 382 Limitation. In addition, PHI's ability to utilize built-in losses (i.e., the excess of the tax basis over the fair market value of its assets at the time of an ownership change) that are recognized (e.g., upon a sale of particular loss asset) within five years after the ownership change are subject to the Section 382 Limitation. Depreciation or amortization of a built-in loss asset occurring within five years after an ownership change is considered to be a recognition event that is subject to these limitations.

            3.    Deductions of Accrued Interest

                  As discussed above, the allocation of consideration between principal and accrued but unpaid interest on the Senior Notes and the Convertible Notes is unclear under present law. If any portion of the consideration were required to be allocated to accrued interest, PHI would be entitled to an interest deduction in the amount of such accrued interest, assuming it has not already deducted such amounts.

      E.    Importance of Obtaining Professional Assistance

            AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT HIS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

VIII. DISCHARGE

      A.    Discharge Of The Debtors

            All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtors or any of their assets or properties, except with respect to Reinstated Claims and as otherwise provided herein or in the Confirmation Order. Regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such

Claims relate to services performed by employees of a Debtor prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim based upon such debt accepted the Plan, except with respect to Reinstated Claims. Upon entry of the Confirmation Order, any Holder of such discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors other than Reinstated Claims, subject to the Effective Date occurring.

IX.   CONCLUSION

      The Debtors believe that the Transactions described herein represent the best available return to Claim and Interest Holders. Both the Debtors and the Creditors' Committee urge each Holder of an Impaired Claim or Interest to vote in favor of the Plan.


          [THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

Dated:  June 27, 2002
                                    PINNACLE HOLDINGS INC.

                                    By:    s/  Steven R. Day
                                           -------------------------------------
                                    Name:  Steven R. Day
                                           -------------------------------------
                                    Title: Director, Chief Executive Officer
                                           -------------------------------------


                                    PINNACLE TOWERS INC.

                                    By:    s/  Steven R. Day
                                           -------------------------------------
                                    Name:  Steven R. Day
                                           -------------------------------------
                                    Title: Director, Chief Executive Officer
                                           -------------------------------------


                                    PINNACLE TOWERS III INC.

                                    By:    s/  Steven R. Day
                                           -------------------------------------
                                    Name:  Steven R. Day
                                           -------------------------------------
                                    Title: Director, Chief Executive Officer
                                           -------------------------------------


                                    PINNACLE SAN ANTONIO LLC

                                    By:    s/  Steven R. Day
                                           -------------------------------------
                                    Name:  Steven R. Day
                                           -------------------------------------
                                    Title: Director, Chief Executive Officer
                                           -------------------------------------


                                    HOLLAND & KNIGHT LLP

                                           s/  Sandra E. Mayerson
                                    --------------------------------------------
                                    By:   Sandra E. Mayerson (SM-8119)
                                    195 Broadway, 24th Floor
                                    New York, NY 100007
                                    Telephone:  (212) 513-3200
                                    Facsimile:  (212) 385-9010
                                    Email:      smayerson@hklaw.com


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
                                    EXHIBIT A


      First Amended Joint Plan of Reorganization of Pinnacle Holdings Inc., Pinnacle Towers Inc., Pinnacle Towers III Inc. and Pinnacle San Antonio LLC
   Under Chapter 11 of the Bankruptcy Code, dated June 27, 2002 (the "Plan")


Filed herewith as Exhibit 2.

                              Exhibit A to the Plan


             Securities Purchase Agreement and the Exhibits thereto


Incorporated by reference to Pinnacle's Current Report on Form 8-K filed on April 29, 2002.

                             Exhibit B to the Plan

                               Litigation Claims

Filed herewith as Exhibit B to Exhibit 2.

                             Exhibit C to the Plan

                               Seller Notes

Filed herewith as Exhibit C to Exhibit 2.

                             Exhibit D to the Plan

                         Memorandum of Understanding

Filed herewith as Exhibit D to Exhibit 2.

                                   EXHIBIT B

                   Lock-up, Forbearance, and Voting Agreement


Incorporated by reference to Pinnacle's Current Report on Form 8-K filed on April 29, 2002.

                                    EXHIBIT C


    Pinnacle Holdings Inc. Form 10-K for Fiscal Year Ended December 31, 2001


Incorporated by reference to Pinnacle's Form 10-K filed on April 16, 2002.